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As filed with the Securities and Exchange Commission on October 7, 2014.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM F-10

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SEARS CANADA INC.
(Exact name of Registrant as specified in its charter)

Canada (Province or other jurisdiction of incorporation or organization)	5311 (Primary Standard Industrial Classification Code Number (if applicable))	Not Applicable (I.R.S. Employer Identification No. (if applicable))

290 Yonge Street
Suite 700
Toronto, Ontario, Canada, M5B 2C3
(416) 941-4413
(Address and telephone number of Registrant's principal executive offices)

Torys LLP
Attn: Mile T. Kurta
1114 Avenue of the Americas
23rd Floor
New York, New York 10036-7703
(212) 880-6000
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Franco Perugini General Counsel and Corporate Secretary Sears Canada Inc. 290 Yonge Street, Suite 700 Toronto, Ontario, Canada M5B 2C3 (416) 941-4421	Patricia A. Koval Andrew J. Beck Mile T. Kurta Torys LLP 1114 Avenue of the Americas 23rd Floor New York, New York 10036-7703 (212) 880-6000	Robert C. Lando Osler, Hoskin & Harcourt LLP 620 8th Avenue 36th Floor New York, New York 10018 (212) 867-5800	David E. Shapiro Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000	Kristin M. Coleman Senior Vice President, General Counsel and Corporate Secretary Sears Holdings Corporation 3333 Beverly Road Hoffman Estates, Illinois 60179 (847) 286-2500

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this registration statement becomes effective.

Province of Ontario, Canada
(Principal jurisdiction regulating this offering)

           It is proposed that this filing shall become effective (check appropriate box):

A.	☐	upon filing with the Commission pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☒	at some future date (check the appropriate box below)
	1.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).
	2.	☐
pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).
	3.	☐
pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
	4.	☒	after the filing of the next amendment to this Form (if preliminary material is being filed).

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(1)	Amount of registration fee(1)

Common Shares			U.S. $380,000,000	U.S. $44,156

(1)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended (the "Securities Act of 1933"). If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered on this registration statement changes, the provisions of Rule 416 shall apply to this registration statement.

 PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

2

The securities offered hereby are of a Canadian issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States and Canada, to prepare this preliminary short form prospectus in accordance with the disclosure requirements of Canada. Prospective investors should be aware that such requirements are different from those of the United States. Financial statements included in or incorporated by reference herein have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and thus may not be comparable to financial statements of United States companies.

Prospective investors should be aware that the acquisition of the securities described herein may have tax consequences both in the United States and in Canada. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein.

The enforcement by investors of civil liabilities under United States federal securities laws may be affected adversely by the fact that the Corporation is organized under the laws of Canada, that some or all of its officers and directors, and some or all of the experts named in this preliminary short form prospectus, may be residents of Canada or otherwise reside outside the United States, and that all or a substantial portion of the assets of the Corporation and said persons may be located outside the United States. See "ENFORCEABILITY OF CIVIL LIABILITIES".

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE "SEC") NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the SEC. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This preliminary short form prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

A copy of this preliminary short form prospectus has been filed with the securities regulatory authorities in each of the provinces and territories of Canada, but has not yet become final for the purpose of the sale of securities. Information contained in this preliminary short form prospectus may not be complete and may have to be amended. The securities may not be sold until a receipt for the short form prospectus is obtained from the securities regulatory authorities.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities.

Information has been incorporated by reference in this short form prospectus from documents filed with the securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Office of the Secretary of Sears Canada Inc., 290 Yonge Street, Suite 700, Toronto, Ontario, M5B 2C3, (416) 941-4428 and are also available electronically at www.sedar.com.

PRELIMINARY SHORT FORM PROSPECTUS

Secondary Rights Offering	October 7, 2014

SEARS CANADA INC.

Up to 40,000,000 Outstanding Common Shares Deliverable Upon Exercise of the Subscription Rights Distributed by Sears Holdings Corporation

Sears Holdings Corporation ("Sears Holdings") is distributing, at no charge, to holders of its outstanding common stock ("SHC Stock") as at 5:00 p.m. (New York City time) on October 16, 2014 (the "Record Date"), transferrable subscription rights ("subscription rights") entitling them to purchase common shares ("Common Shares") of Sears Canada Inc. ("Sears Canada" or the "Corporation") held by Sears Holdings at a price of U.S.$9.50 per whole share (the "Rights Offering").

Sears Holdings will distribute to each holder of SHC Stock one subscription right for each share of SHC Stock held. Each subscription right will entitle the holder to purchase [0.    •    ] Common Shares any time following such holder's receipt of the subscription rights certificate and until 5:00 p.m. (New York City time) (the "Expiry Time") on November     •    , 2014 (the "Expiry Date"). Each subscription right entitles the holder to a basic subscription right and an over-subscription privilege. Fractional shares or cash in lieu of fractional shares will not be delivered on the Rights Offering. Instead, fractional shares resulting from the exercise of the basic subscription right will be eliminated by rounding down to the nearest whole share. The subscription price was determined by Sears Holdings and is the U.S. dollar equivalent of the closing price of the Common Shares on the Toronto Stock Exchange (the "TSX") on September 26, 2014, being the last trading day before which Sears Holdings requested Sears Canada's cooperation with the filing of a prospectus qualifying the Common Shares deliverable upon the exercise of subscription rights. Further particulars concerning the attributes of the subscription rights are set out under "The Rights Offering—Description of the Rights Offering".

This prospectus qualifies the distribution of the Common Shares upon the exercise of the subscription rights in each of the provinces and territories of Canada.

Sears Holdings currently owns approximately 51.0% of the outstanding Common Shares. It owned approximately 95.5% of the Common Shares prior to November 14, 2012, when it distributed approximately 44.5% of the outstanding Common Shares on a pro rata basis to holders of SHC Stock in a partial spin-off. ESL Investments, Inc. and affiliated entities, including Edward S. Lampert, the Chairman and Chief Executive Officer of Sears Holdings (collectively "ESL"), own approximately 48.5% of Sears Holdings. As a result of the partial spin-off in 2012, ESL acquired approximately 27.6% of the Common Shares. Accordingly, Sears Holdings and ESL collectively own approximately 78.6% of the outstanding Common Shares. Edward S. Lampert and certain other ESL affiliates have advised Sears

Holdings that they intend to exercise their pro rata portion of the subscription rights in full (representing approximately 17.5% to 19.0% of the outstanding Common Shares) as soon as practicable after the subscription rights have been distributed, although they have not entered into any agreement to do so. Accordingly, on completion of the exercise of the basic subscription rights in the Rights Offering, it is expected that ESL will own between approximately 45.0% and 47.0% of the Common Shares. ESL has also advised Sears Holdings that it may increase its ownership in Sears Canada through its exercise of the over-subscription privilege or through open market purchases of subscription rights or Common Shares, but only to the extent that such exercise would result in ESL continuing to own less than 50.0% of the Common Shares upon completion of the Rights Offering. However, ESL has not advised us or Sears Holdings of its intentions with respect to future purchases or sales of Common Shares.

Upon the exercise by Mr. Lampert and the ESL entities of their subscription rights, as described above, Sears Canada will cease to be a subsidiary of, or to be controlled by, Sears Holdings under applicable Canadian laws. If all of the subscription rights are exercised in full in the Rights Offering, Sears Holdings will own approximately 11.7% of the outstanding Common Shares. Sears Holdings may dispose of any Common Shares that it continues to own after the Rights Offering, including through sales into the market or otherwise, subject to applicable laws.

There is currently no market through which the subscription rights may be sold and holders may not be able to resell subscription rights. This may affect the pricing of subscription rights in the secondary market, the transparency and availability of trading prices and liquidity of the subscription rights. The subscription rights are transferable during the course of the subscription period. Sears Holdings has applied to list the subscription rights on the NASDAQ Stock Market ("NASDAQ") under the symbol "SRSCR". Listing will be subject to Sears Holdings fulfilling all of the requirements of that exchange. However, the NASDAQ will not list the subscription rights unless the Common Shares are also listed for trading on the NASDAQ. Sears Canada has applied to list its Common Shares on the NASDAQ under the symbol "SRSC" but there can be no guarantee that such listing application will be accepted prior to the commencement of the Rights Offering, and listing will be subject to Sears Canada fulfilling all of the requirements of that exchange.

The Common Shares are listed for trading on the TSX under the symbol "SCC". On October 6, 2014, the U.S. dollar equivalent of the closing price of a Common Share on the TSX was U.S.$9.80. See also "Market For Securities—Trading Price and Volume". The Common Shares are not currently listed for trading in the United States.

Subscription Price: U.S.$9.50
per whole Common Share

Sears Holdings has agreed, among other things, to reimburse Sears Canada for all reasonable documented expenses incurred by it in connection with the Rights Offering.

Investing in the subscription rights and Common Shares involve certain risks. See "Risk Factors" and "Forward-Looking Statements".

Prospective investors should be aware that the acquisition or disposition of the securities described in this prospectus may have tax consequences in Canada, the United States, or elsewhere, depending on each particular prospective investor's specific circumstances. Such consequences may not be described fully herein. Prospective investors should consult their own tax advisors with respect to such tax considerations.

There is no managing or soliciting dealer for the Rights Offering and neither Sears Holdings nor Sears Canada will pay any fee for the solicitation of the exercise of subscription rights. No underwriter has been involved in the preparation of this prospectus or performed any review of the contents of this prospectus.

Sears Canada's registered office is located at 290 Yonge Street, Suite 700, Toronto, Ontario, M5B 2C3.

Certain Canadian legal matters in connection with the Rights Offering will be passed upon on behalf of Sears Canada by Torys LLP and on behalf of Sears Holdings by Osler, Hoskin & Harcourt LLP and certain legal matters relating to United States laws will be passed upon on behalf of Sears Canada by Torys LLP, New York, New York and on behalf of Sears Holdings by Wachtell, Lipton, Rosen and Katz LLP.

Sears Holdings is organized under the laws of a foreign jurisdiction and resides outside of Canada. Although Sears Holdings has appointed Osler, Hoskin & Harcourt LLP, 100 King Street West, Toronto, Ontario, as its agent for service of process in Canada, it may not be possible for investors to enforce judgments obtained in Canada against Sears Holdings. In addition, it may not be possible to enforce judgments against Sears Holdings obtained in Canadian courts predicated upon the civil liability provisions of applicable securities laws in Canada.

Certain of the officers and directors signing the certificates to this prospectus reside outside of Canada. Furthermore, substantially all of the assets of these individuals may be located outside of Canada. Although these individuals have appointed Sears Canada, 290 Yonge Street, Suite 700, Toronto, Ontario, as their respective agent for service of process in Canada, it may not be possible for investors to effect service of process within Canada upon these individuals. In addition, it may not be possible to enforce judgments against these individuals obtained in Canadian courts predicated upon the civil liability provisions of applicable securities laws in Canada.

 SUMMARY

        The information set forth below is a summary only and is qualified in its entirety by the detailed information appearing elsewhere in this prospectus or incorporated by reference herein.

Description of Sears Canada	Sears Canada is a multi-format retailer and, as of October 6, 2014, has a network total of 113 Full-Line department stores, 307 specialty stores (including 47 Sears Home stores, 11 Outlet stores, four Appliances and Mattresses stores, 211 Hometown Dealer stores operated under independent local ownership and 34 Corbeil stores), 1,378 catalogue merchandise pick-up locations and 96 Sears Travel offices.

Sears Canada's corporate website is located at www.sears.ca. Our Annual Reports are available, free of charge, through the "Reports" portion of the Investor Information section of the Sears Canada website.
Sears Canada files documents with the securities commissions or similar authorities in Canada and files or furnishes documents with the SEC. See "Where You Can Find More Information".
Description of Sears Holdings
Sears Holdings is the parent company of Kmart and Sears Roebuck. Sears Holdings was formed as a Delaware corporation in 2004 in connection with the merger of Kmart and Sears Roebuck which took place on March 24, 2005. Sears Holdings is an integrated retailer with significant physical and intangible assets, as well as virtual capabilities enabled through technology. In August 2014, Sears Holdings operated a national network of stores with 1,870 full-line and specialty retail stores in the United States operating through Kmart and Sears Roebuck as well as full-line and specialty retail stores in Canada operating through the Corporation, currently an approximately 51.0%-owned subsidiary.

Sears Holdings' corporate website is located at searsholdings.com. Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to these reports are available, free of charge, through the "SEC Filings" portion of the Investor Information section of the Sears Holdings website as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.

Securities Offered	Sears Holdings is distributing, at no charge, to holders of shares of SHC Stock as of the Record Date, transferable subscription rights to purchase up to an aggregate of 40,000,000 Common Shares, at a price of U.S.$9.50 per whole share. Sears Holdings will distribute to each holder of its SHC Stock, one subscription right for each full share of SHC Stock owned by that stockholder as of 5:00 p.m., New York City time, on October 16, 2014, the Record Date, except that holders of Sears Holdings' restricted stock that is unvested as of the Record Date are expected to receive a cash award (equal to the value of the subscription rights that would have been distributed to such holder) in lieu of subscription rights. Each subscription right allows the holder thereof to subscribe for 0.[•] Common Shares at any time following the holder's receipt of a subscription rights certificate and prior to the expiration date. Each subscription right entitles the holder to a basic subscription right and an over-subscription privilege. The subscription rights will expire if they are not exercised by 5:00 p.m. New York City time, on November •, 2014. Sears Holdings expects the gross proceeds from the Rights Offering and the exercise of the subscription rights will be up to approximately U.S.$380 million, assuming that the subscription rights are exercised in full.
Basic Subscription Right
The basic subscription right gives holders of the subscription rights the right to purchase from Sears Holdings, in the aggregate, up to 40,000,000 Common Shares at a subscription price of U.S.$9.50 per whole share. Sears Holdings will distribute to each stockholder of record on the Record Date one subscription right for every share of SHC Stock such stockholder owned at that time. Fractional shares or cash in lieu of fractional shares will not be delivered in the Rights Offering. Instead, fractional shares resulting from the exercise of the basic subscription right will be eliminated by rounding down to the nearest whole share. ESL beneficially owns approximately 48.5% of the SHC Stock and approximately 27.6% of the Common Shares. Edward S. Lampert and certain other ESL affiliates have advised Sears Holdings of their intent to exercise their pro rata portion of the subscription rights in full as soon as practicable after the subscription rights have been distributed, though they have not entered into any agreement to do so. Accordingly, on completion of the Rights Offering, it is expected that ESL will own between approximately 45.0% and 47.0% of the Common Shares.

Over-subscription Privilege	If you purchase all of the Common Shares available to you pursuant to your basic subscription right, you may also choose to purchase a portion of any Common Shares that other holders of subscription rights do not purchase through the exercise of their basic subscription rights. ESL is also eligible to exercise the over-subscription privilege if they exercise their pro rata portion of the subscription rights in full. ESL has advised Sears Holdings that it may exercise its over-subscription privilege, but only to the extent that exercising such privilege would result in ESL owning less than 50.0% of the Common Shares.
Subscription Price
U.S.$9.50 per whole share. To be effective, any payment related to the exercise of a subscription right must be by cashier's or certified check drawn upon a United States bank payable to the subscription agent at the address set forth in this document. Personal checks will not be accepted.

The subscription price is equal to the U.S. dollar equivalent of the closing price of Sears Canada's Common Shares on September 26, 2014, the last trading day before the Sears Holdings board of directors requested Sears Canada's cooperation with the filing of a prospectus regarding this Rights Offering. In determining the subscription price, the board of directors of Sears Holdings considered, among other things, (1) current and historical trading prices of Sears Canada's Common Shares, (2) the desirability of broad participation in the Rights Offering by Sears Holdings' stockholders and (3) Sears Holdings' liquidity needs and the aggregate amount of proceeds to be paid to Sears Holdings pursuant to the Rights Offering if the Rights Offering were fully subscribed. See "The Rights Offering—Determination of Subscription Price".
Record Date	5:00 p.m., New York City time, on October 16, 2014.
Expiration of the Rights Offering
5:00 p.m., New York City time, on November •, 2014, unless Sears Holdings extends the Rights Offering period. If you do not exercise your subscription rights before that time, your subscription rights will expire and will no longer be exercisable.
Time Frame for Trading of Subscription Rights
Subject to the NASDAQ's approval of the listing of Sears Canada's Common Shares and Sears Holdings' subscription rights, Sears Holdings currently expects that the subscription rights will begin to trade on the first business day following the distribution of the subscription rights, and will continue to trade until 4:00 p.m., New York City time, on •, 2014, the fourth business day prior to the scheduled expiration date of the Rights Offering (or if the offer is extended, on the fourth business day immediately prior to the extended expiration date).

Use of Proceeds	Sears Canada will not receive any proceeds from the exercise of the rights or the sale of its Common Shares by Sears Holdings. Assuming the subscription rights are exercised in full, Sears Holdings expects to receive cash proceeds of up to approximately U.S.$380 million as a result of the sale of 40,000,000 Common Shares. All of the gross proceeds of the sale of Common Shares upon exercise of the subscription rights, net of any selling expenses incurred by it, will be payable to and received by Sears Holdings. See "Use of Proceeds".
Ownership by Sears Holdings	Sears Holdings owns approximately 51.0% of the issued and outstanding Common Shares and ESL owns approximately 48.5% of the outstanding SHC Stock.

Edward S. Lampert and certain other ESL affiliates have advised Sears Holdings that they intend to exercise their pro rata portion of the basic subscription rights in full (representing approximately 17.5% to 19.0% of the outstanding Common Shares) as soon as practicable after the subscription rights have been distributed, although they have not entered into any agreement to do so. Accordingly, on completion of the exercise of the basic subscription rights in the Rights Offering, it is expected that ESL will own between approximately 45.0% to 47.0% of the Common Shares. ESL has also advised Sears Holdings that it may increase its ownership in Sears Canada through its exercise of the over-subscription privilege or through open market purchases of subscription rights or Common Shares, but only to the extent that such transactions would result in ESL continuing to own less than 50.0% of the Common Shares upon completion of the Rights Offering. However, ESL has not advised us or Sears Holdings of its intentions with respect to future purchases or sales of Common Shares.

Upon the exercise by Edward S. Lampert and the other ESL affiliates of their subscription rights, as described above, Sears Canada will cease to be a subsidiary of, or to be controlled by, Sears Holdings under applicable Canadian laws. If all of the subscription rights are exercised in full in the Rights Offering, Sears Holdings will own approximately 11.7% of the outstanding Common Shares. To the extent that the subscription rights are not exercised in full and that shares not purchased through the exercise of basic subscription rights are not purchased pursuant to the over-subscription privilege, Sears Holdings will retain ownership of a larger portion of the Common Shares. Sears Holdings may dispose of any Common Shares that it continues to own after the Rights Offering, including through sales into the market or otherwise, subject to applicable laws.

The change in Sears Holdings' ownership position in Sears Canada affects certain intercompany agreements, third party agreements and commercial arrangements. See "The Rights Offering—Background to the Rights Offering" and "Impacts on Sears Canada of the sale of Common Shares under the Rights Offering—Intercompany Agreements" for more detail on these effects.
Transferability of Subscription Rights
The subscription rights are transferable during the course of the subscription period. Sears Holdings has applied to list the subscription rights on the NASDAQ under the symbol "SRSCR". However, listing will be subject to Sears Holdings fulfilling all of the requirements of that exchange, and the NASDAQ will not list the subscription rights unless the Common Shares are also listed for trading on the NASDAQ. Sears Holdings will not apply to list the subscription rights on the TSX. Sears Canada has applied to list its Common Shares on the NASDAQ, but there can be no guarantee that such listing application will be accepted prior to the commencement of the Rights Offering and listing will be subject to Sears Canada fulfilling all of the requirements of that exchange. Subject to the NASDAQ's approval of the listing of Sears Canada's Common Shares and Sears Holdings' subscription rights, Sears Holdings currently expects that the subscription rights will begin to trade on the first business day following the distribution of the subscription rights, and will continue to trade until 4:00 p.m., New York City time, on October •, 2014, the fourth business day prior to the scheduled expiration date of the Rights Offering (or if the offer is extended, on the fourth business day immediately prior to the extended expiration date). As a result, you may transfer or sell your subscription rights if you do not want to exercise them to purchase Common Shares. However, the subscription rights are a new issue of securities with no prior public trading market, and there can be no assurances provided as to the liquidity of the trading market for the subscription rights or their market value. See "Description of the Rights Offering—Transferability of Subscription Rights".
No Revocation
All exercises of subscription rights are irrevocable, even if you later learn of information about Sears Canada that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase Common Shares at the subscription price.

Conditions, Withdrawal and Cancellation	Sears Holdings' is not requiring an overall minimum subscription, or any other condition, to complete the Rights Offering and does not intend to withdraw or cancel the Rights Offering after the subscription period begins. You may exercise your subscription right and receive your Common Shares (other than Common Shares allocable through the over-subscription privilege) at any time following your receipt of a subscription rights certificate and prior to the expiration date of the Rights Offering. Sears Holdings may, in its discretion, extend the expiration date, and will announce any plans to do so by press release. See "Description of the Rights Offering—Conditions, Withdrawal and Cancellation".
Certain U.S. Federal Income Tax Considerations
A holder that receives a subscription right in respect of a share of SHC Stock should generally expect to have taxable dividend income equal to the fair market value (if any) of such right on the date of its distribution by Sears Holdings.

If a subscription right expires without being exercised by a U.S. holder, the U.S. holder should generally expect to recognize a short-term capital loss equal to such U.S. holder's adjusted tax basis in such right.

Under certain circumstances, information reporting and/or backup withholding may apply to holders with respect to the distribution of the subscription rights, unless an applicable exemption is satisfied. If withholding tax or backup withholding tax applies to the distribution of the subscription rights to a holder, the holder's broker (or other applicable withholding agent) will be required to remit any such withholding tax or backup withholding tax in cash to the Internal Revenue Service. Depending on the circumstances, the broker (or other applicable withholding agent) may obtain the funds necessary to remit any such withholding tax by asking the holder to provide the funds, by using funds in the holder's account with the broker or by selling (on the holder's behalf) all or a portion of the subscription rights.

For a detailed discussion of certain U.S. federal income tax considerations relating to the receipt, sale, exercise and expiration of the subscription rights, see "Certain United States Federal Income Tax Considerations". Stockholders should consult their own tax advisors regarding the U.S. federal, state and local and non-U.S. income, estate and other tax considerations relating to the receipt, sale, exercise and expiration of the subscription rights in light of their particular circumstances.

Extension and Cancellation	Sears Holdings will keep the Rights Offering open until the expiration date, and does not intend to cancel, withdraw or terminate the Rights Offering after the subscription period begins. You may exercise your subscription right and receive your Common Shares (other than Common Shares allocable through the over-subscription privilege) at any time following your receipt of a subscription rights certificate and prior to the expiration date of the Rights Offering. Sears Holdings may, in its discretion, extend the expiration date, and will announce any plans to do so by press release.
Procedures for Exercising Subscription Rights	To exercise your subscription rights, you must take the following steps:

•

If you are a registered holder of SHC Stock and you wish to participate in the Rights Offering, you must deliver payment and a properly completed and duly executed rights certificate to the subscription agent to be received before 5:00 p.m., New York City time, on November •, 2014. In certain cases, you may be required to provide additional documentation or signature guarantees. Promptly after the date of the final prospectus, the subscription agent will send a subscription rights certificate to each registered holder of SHC Stock as of the close of business on the Record Date, based on the stockholder registry maintained at the transfer agent for SHC Stock. You may deliver the documents and payments by hand delivery, first class mail or courier service. If you use first class mail for this purpose, Sears Canada recommends using registered mail, properly insured, with return receipt requested. You may exercise your subscription right and receive your Common Shares (other than Common Shares allocable through the over-subscription privilege) at any time following your receipt of a subscription rights certificate and prior to the expiration date.

•

If you are a beneficial owner of shares of SHC Stock that are registered in the name of a broker, dealer, custodian bank or other nominee, or if you would rather have an institution conduct the transaction on your behalf, you should instruct your broker, dealer, custodian bank or other nominee to exercise your subscription rights on your behalf. Although you will not receive a rights certificate, the Depository Trust Company ("DTC") will electronically issue one subscription right to your nominee record holder for every share of SHC Stock that you own as of the Record Date. If you are not contacted by your nominee, you should promptly contact your nominee in order to subscribe for Common Shares in the Rights Offering. Please follow the instructions of your nominee, who may require that you meet a deadline earlier than 5:00 p.m., New York City time, on November •, 2014.

•

If you purchased subscription rights during the subscription period through a broker, dealer, custodian bank or other nominee, you will not receive a rights certificate. Instead, your broker, dealer, custodian bank or other nominee must exercise the subscription rights on your behalf. If you wish to exercise your subscription rights and purchase Common Shares of Sears Canada through the Rights Offering, you should contact your nominee as soon as possible. Please follow the instructions of your nominee. Your nominee may establish a deadline that may be before the expiration date of the Rights Offering. See "Description of the Rights Offering—Method of Exercising Subscription Rights".

•

If you purchased subscription rights during the subscription period directly from a registered holder of SHC Stock, you should contact the subscription agent as soon as possible regarding the exercise of your subscription rights. Please follow the instructions of the subscription agent in order to properly exercise your subscription rights. See "Description of the Rights Offering—Method of Exercising Subscription Rights".

Background to the Rights Offering	Sears Holdings has over the past year extensively considered strategic alternatives to maximize the value of its interest in Sears Canada, including the engagement of BofA Merrill Lynch to pursue a sale of such interest or Sears Canada as a whole and engaging in discussions with Canadian financial institutions to explore the possibility of an underwritten secondary offering of Sears Holdings' interest. Sears Holdings board of directors has determined that the Rights Offering is in the best interests of Sears Holdings and its stockholders as a way to dispose of a non-core asset, and would provide, among other things, financial and operational benefits for Sears Holdings. Sears Holdings requested Sears Canada's cooperation including, in particular, that Sears Canada use commercially reasonable efforts to prepare and file a preliminary short form prospectus in Canada and a registration statement in the United States to qualify for distribution the Common Shares deliverable upon exercise of the subscription rights, and to make application to list the Common Shares on the NASDAQ, as soon as practicable, and in any event, subject to the approval of the Board of Directors. The Board of Directors requested that the Committee review this request. The Board of Directors, together with its advisors and the independent legal and financial advisors to the Committee, considered the request and the effect of the Rights Offering on Sears Canada and the requested cooperation. The Board of Directors of Sears Canada, with the advice, and the recommendation of the Committee, approved the request for cooperation made by Sears Holdings on and subject to the following terms, to which Sears Holdings and ESL agreed:
• Sears Holdings will reimburse Sears Canada for all reasonable and documented expenses incurred or paid by Sears Canada in connection with the Rights Offering;

•

Sears Holdings and Sears Canada will amend the existing license agreement under which Sears Canada has the right to use the "Sears" name and certain other trademarks and brand names to provide for the continuance of that agreement for so long as Sears Holdings holds 10.0% of the outstanding voting shares of Sears Canada (replacing the current trigger of 25.0%) and to give Sears Canada the continued right to use the trademarks on a royalty-free basis after any such termination for a period of five years following the termination (replacing the current period of three years);

•

Sears Holdings and Sears Canada will amend the existing information technology agreement between them to continue the terms of the agreement for a period of three years following the closing of the Rights Offering;

•

Sears Holdings will use commercially reasonable efforts to assist Sears Canada in negotiations with third parties to preserve the benefits that Sears Canada currently enjoys under certain agreements involving Sears Canada, Sears Holdings and third parties that will terminate when Sears Holdings' ownership of Sears Canada falls below 50.0%;

•

each of Sears Canada and Sears Holdings will indemnify and hold harmless the other and its subsidiaries, their respective directors, officers, employees and representatives from liability relating to disclosure provided by each party to the other for purposes of this prospectus;

•

Sears Holdings and ESL will release Sears Canada's directors, officers, employees and representatives from any claims that Sears Holdings or ESL may have arising out of or in connection with, the Rights Offering or for the matters referred to above; and

•

Sears Holdings will agree to maintain the directors and officers liability and fiduciary liability coverage for current and former directors and officers of Sears Canada relating to matters occurring at or prior to the closing of the Rights Offering for a period of six years thereafter.

See "The Rights Offering—Background to the Rights Offering" and "Description of the Rights Offering—Reasons for the Rights Offering".
Fees and Expenses
Sears Holdings is not charging any fee or sales commission to distribute the subscription rights to you or to issue shares to you if you exercise your rights. If you exercise your subscription rights through the record holder of your shares, you are responsible for paying any commissions, fees, taxes or other expenses your record holder may charge you.
Trading Market and Symbol
Sears Holdings has applied to list the subscription rights on the NASDAQ under the symbol "SRSCR" and listing will be subject to Sears Holdings fulfilling all of the requirements of that exchange. Sears Holdings will not apply to list the subscription rights on the TSX. The Common Shares are listed for trading on the TSX under the symbol "SCC". Sears Canada has applied to list its Common Shares on the NASDAQ under the symbol "SRSC" and listing will be subject to Sears Canada fulfilling all of the requirements of that exchange.

No Recommendation to Rights Holders	The Sears Holdings board of directors is not making any recommendation regarding your exercise of the subscription rights. The Sears Canada Board of Directors did not consider, evaluate, or make any decision whatsoever regarding the structuring or pricing of the Rights Offering. The Sears Canada Board of Directors is making no recommendation whatsoever regarding your exercise of the subscription rights. Stockholders who exercise subscription rights will incur investment risk on new money invested. Neither Sears Holdings nor Sears Canada can predict the price at which Common Shares will trade after the Rights Offering. The market price for the Common Shares may decrease to an amount below the subscription price, and if you purchase Common Shares at the subscription price, you may not be able to sell the shares in the future at the same price or a higher price. Moreover, the market price for the Common Shares may be trading at an amount above the subscription price, and if you do not exercise your rights you will be unable to participate in this appreciation. You should make your investment decision based on your assessment of the business and financial condition of Sears Canada, its prospects for the future, the terms of the Rights Offering and the information contained in, or incorporated by reference into, this prospectus. See "Risk Factors" for a discussion of some of the risks involved in investing in the Common Shares.

ESL beneficially owns approximately 48.5% of SHC Stock. Edward S. Lampert is the Chairman of the Board and Chief Executive Officer of Sears Holdings and Chairman and Chief Executive Officer of ESL Investments, Inc. After the completion of the Rights Offering, ESL is expected to own between approximately 45.0% and 47.0% of Sears Canada. ESL has also advised Sears Holdings that it may exercise the over-subscription privilege, but only to the extent that such exercise would result in ESL owning less than 50.0% of the Common Shares. You should not view the intentions of ESL, including the intentions of Mr. Lampert, as a recommendation or other indication, by ESL or any member of the Sears Holdings board of directors or of the Sears Canada Board of Directors, regarding whether the exercise of the subscription rights is or is not in your best interests.
Risk Factors	Before you exercise your subscription rights to purchase Common Shares, you should carefully consider the risks described in the section entitled "Risk Factors".
Transfer Agent and Registrar	The transfer agent and registrar for the Common Shares is CST Trust Company. The U.S. transfer agent for the Common Shares is American Stock Transfer & Trust Company LLC.
Subscription Agent

Information Agent	Georgeson Inc. If you have questions about the Rights Offering or need additional copies of the Rights Offering documents, please contact Georgeson Inc., Sears Holdings' information agent, by calling (866) 741-9588 (toll-free) or emailing SearsCanadaOffer@georgeson.com.
Dividend Policy
Sears Canada does not pay quarterly dividends. Sears Canada regularly monitors its sources and uses of cash and its level of cash on hand, and considers the most effective use of cash on hand including, among other options, the payment of dividends.

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

        Set forth below are examples of what Sears Holdings anticipates will be commonly asked questions about the Rights Offering and the transactions contemplated thereby. The answers are based on selected information included elsewhere in this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the Rights Offering. This prospectus contains more detailed descriptions of the terms and conditions of the Rights Offering and provides additional information about Sears Canada and our business, including potential risks related to the Rights Offering, Common Shares and Sears Canada's business.

        Exercising the rights and investing in the Common Shares involves a high degree of risk. Sears Holdings and Sears Canada urge you to carefully read the section entitled "Risk Factors" and all other information in this prospectus and in the documents incorporated by reference herein, in their entirety before you decide whether to exercise your rights.

What is the Rights Offering?

        Sears Holdings is distributing, at no charge, to holders of shares of SHC Stock as of the Record Date, transferable subscription rights to purchase, in aggregate, up to 40,000,000 Common Shares that it owns, except that holders of Sears Holdings' restricted stock that is unvested as of the Record Date are expected to receive cash awards in lieu of subscription rights. Each subscription right will entitle its holder to purchase from Sears Holdings 0.[    •    ] of a Common Share from Sears Holdings. Holders may exercise their subscription rights and receive Common Shares (other than Common Shares allocable through the over-subscription privilege) at any time following receipt of a subscription rights certificate and prior to the expiration date. Each subscription right entitles the holder to a basic subscription right and an over-subscription privilege, as described below. Sears Canada has applied to list its Common Shares on the NASDAQ Capital Market under the ticker symbol "SRSC" and Sears Holdings has applied to list the subscription rights for trading on the NASDAQ. Sears Holdings will not apply to list the subscription rights on the TSX.

What is the basic subscription right?

        Holders of the basic subscription rights will have the opportunity to purchase from Sears Holdings, in the aggregate, up to 40,000,000 Common Shares at a subscription price of U.S.$9.50 per whole share. Sears Holdings has granted to you, as a stockholder of record on the Record Date, one subscription right for every share of SHC Stock you owned at that time. Fractional shares or cash in lieu of fractional shares will not be delivered in the Rights Offering. Instead, fractional shares resulting from the exercise of the basic subscription right will be eliminated by rounding down to the nearest whole share.

        Sears Holdings determined the number of rights required to purchase one Common Share by dividing the number of shares of SHC Stock outstanding on the Record Date by the number of Common Shares which are to be sold by Sears Holdings pursuant to the Rights Offering. Accordingly, each subscription right allows the holder thereof to subscribe for 0.[    •    ] of a Common Share at the cash price of U.S.$9.50 per whole share. As an example, if you owned 1,000 shares of SHC Stock on the Record Date, you would receive 1,000 subscription rights pursuant to your basic subscription right that would entitle you to purchase [    •    ] Common Shares ([    •    ] rounded down to the nearest whole share) at a subscription price of U.S.$9.50 per whole share. The subscription price equals the U.S. dollar equivalent of the closing price of Sears Canada's Common Shares at the close of business on September 26, 2014, the last trading day before Sears Holdings notified Sears Canada of its intent to pursue the Rights Offering and requested Sears Canada's cooperation. See "How was the U.S.$9.50 per share subscription price determined?"

        You may exercise all or a portion of your basic subscription right or you may choose not to exercise any subscription rights at all. However, if you exercise less than your full basic subscription right, you will not be entitled to purchase Common Shares pursuant to the over-subscription privilege.

        If you are a registered holder of SHC Stock, the number of Common Shares you may purchase pursuant to your basic subscription right will be indicated on the rights certificate that you receive. You may exercise your subscription right and receive your Common Shares (other than Common Shares allocable through the over-subscription privilege) at any time following your receipt of the subscription rights certificate and prior to the expiration date.

        If you hold your SHC Stock in the name of a broker, dealer, custodian bank or other nominee who uses the services of DTC you will not receive a rights certificate. Instead, DTC will electronically issue one subscription right to your nominee record holder for every share of SHC Stock that you own as of the Record Date. If you are not contacted by your nominee, you should contact your nominee as soon as possible.

What is the over-subscription privilege and how will Common Shares be allocated in the Rights Offering?

        If you purchase all Common Shares available to you pursuant to your basic subscription rights, you may also choose to purchase a portion of any Common Shares that other holders of subscription rights do not purchase through the exercise of their basic subscription rights. Only holders who fully exercise all of their basic subscription rights, after giving effect to any purchases or sales of subscription rights prior to the time of such exercise, may participate in the over-subscription privilege. If you wish to exercise your over-subscription privilege, you must indicate on your rights certificate, or the form provided by your nominee if your shares are held in the name of a nominee, how many additional Common Shares you would like to purchase pursuant to your over-subscription privilege, and provide payment as described below.

        Edward S. Lampert and certain other ESL affiliates have indicated to Sears Holdings that they intend to exercise their pro rata portion of the basic subscription rights in full as soon as practicable after the subscription rights have been distributed, although they have not entered into any agreement to do so. ESL has also indicated that it may exercise its over-subscription privilege, but only to the extent that exercising such privilege would result in ESL continuing to own less than 50.0% of the outstanding Common Shares.

        Common Shares will be allocated in the Rights Offering as follows:

  •
  First, Common Shares will be allocated to holders of rights who exercise their basic subscription rights at a ratio of 0.[    •    ] of a Common Share per exercised subscription right.

  •
  Second, any remaining Common Shares that were eligible to be purchased in the Rights Offering will be allocated among the holders of rights who exercise the over-subscription privilege, in accordance with the following formula:

  •
  Each holder who exercises the over-subscription privilege will be allocated a percentage of the remaining Common Shares equal to the percentage that results from dividing (i) the number of basic subscription rights which that holder exercised by (ii) the number of basic subscription rights which all holders who wish to participate in the over-subscription privilege exercised. Such percentage could result in the allocation of more or fewer over-subscription Common Shares than the holder requested to purchase through the exercise of the over-subscription privilege.

  •
  For example, if Stockholder A holds 200 subscription rights and Stockholder B holds 300 subscription rights and they are the only two stockholders who exercise the over-subscription privilege, and they each exercise it in full, Stockholder A will be allocated 40.0% and

      Stockholder B will be allocated 60.0% of all remaining Common Shares available. (Example A)

  •
  Third, if the allocation of remaining shares pursuant to the formula described above in the second step would result in any holder receiving a greater number of Common Shares than that holder subscribed for pursuant to the over-subscription privilege, then such holder will be allocated only that number of Common Shares for which the holder over-subscribed.

  •
  For example, if Stockholder A is allocated 100 Common Shares pursuant to the formula described above but subscribed for only 40 additional Common Shares pursuant to the over-subscription privilege, Stockholder A's allocation would be reduced to 40 Common Shares. (Example B)

  •
  Fourth, any Common Shares that remain available as a result of the allocation described above being greater than a holder's over-subscription request (the 60 additional Common Shares in Example B above) will be allocated among all remaining holders who exercised the over-subscription privilege and whose initial allocations were less than the number of shares they requested. This second allocation will be made pursuant to the same formula described above and repeated, if necessary, until all available Common Shares have been allocated or all over-subscription requests have been satisfied in full.

        To properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege before the Rights Offering expires. Because Sears Holdings will not know the total number of unsubscribed Common Shares before the Rights Offering expires, if you wish to maximize the number of Common Shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of Common Shares that could be available to you at the time you exercise your basic subscription rights (i.e., the aggregate payment for both your basic subscription right and for all additional Common Shares you desire to purchase pursuant to your over-subscription request). See "Description of the Rights Offering—The Subscription Rights". Any excess subscription payments received by the subscription agent, including payments for additional Common Shares you requested to purchase pursuant to the over-subscription privilege but which were not allocated to you, will be returned, without interest or penalty, promptly following the expiration of the Rights Offering.

        Fractional shares or cash in lieu of fractional shares will not be issued on the Rights Offering. Instead, fractional Common Shares resulting from the exercise of the over-subscription privilege will be eliminated by rounding down to the nearest whole Common Share.    •    Sears Holdings' subscription agent for the Rights Offering, will determine, in its sole discretion, the over-subscription allocation based on the formula described above.

Why is Sears Holdings conducting the Rights Offering?

        Over the past year, Sears Holdings has extensively considered strategic alternatives to maximize the value of its interest in Sears Canada, including the engagement of BofA Merrill Lynch to pursue a sale of such interest or Sears Canada as a whole and engaging in discussions with Canadian financial institutions to explore the possibility of an underwritten secondary offering of Sears Holdings' interest. Sears Holdings' board of directors has determined that the Rights Offering is in the best interests of Sears Holdings and its stockholders as way to dispose of a non-core asset, and would provide, among other things, financial and operational benefits to Sears Holdings, including but not limited to the following expected benefits:

  •
  Strategic Focus and Flexibility.  Sears Holdings' board of directors believes that following the Rights Offering, Sears Holdings will have a more focused business and be better able to dedicate resources to pursue appropriate growth opportunities and execute strategic plans best suited to its business in an efficient manner.

  •
  Additional Liquidity.  The Rights Offering is expected to provide Sears Holdings with up to U.S.$380 million in gross proceeds, strengthening its balance sheet and liquidity. Of this amount, Sears Holdings expects to receive at least U.S.$168 million in mid-to-late October 2014 from the early exercise of the rights distributed to ESL.

  •
  Stockholder Flexibility to Avoid Dilution.  Since the subscription rights are being distributed, at no charge, to Sears Holdings' existing stockholders, stockholders will have the choice to hold shares in both companies or in either company separately. However, stockholders may wish to sell their subscription rights to fund any tax incurred upon the receipt of the subscription rights, which would decrease the amount of Common Shares available to such stockholders. If the distribution of the rights to a stockholder is subject to withholding tax, the stockholder's broker (or other applicable withholding agent) may sell all or a portion of the subscription rights to fund the withholding tax, which would decrease the number of Common Shares available to such stockholder. See "Certain United States Federal Income Tax Considerations".

How was the U.S.$9.50 per share subscription price determined?

        The Sears Holdings board of directors has determined that the subscription price will be U.S.$9.50 per whole share. The subscription price is equal to the U.S. dollar equivalent of the closing price of the Common Shares on September 26, 2014, the last trading day before the Sears Holdings board of directors requested Sears Canada's cooperation with the filing of a prospectus regarding this Rights Offering. The board of directors of Sears Holdings applied the Noon Exchange Rate as of September 26, 2014 to calculate this equivalent value. In determining the subscription price, the board of directors of Sears Holdings considered, among other things, (1) current and historical trading prices of Common Shares, (2) the desirability of broad participation in the Rights Offering by Sears Holdings' stockholders and (3) Sears Holdings' liquidity needs and the aggregate amount of proceeds to be paid to Sears Holdings pursuant to the Rights Offering if the Rights Offering were fully subscribed. See "The Rights Offering—Determination of Subscription Price".

        There can be no assurance that Common Shares will trade at prices near or above the subscription price after the date of this prospectus. You should not consider the subscription price to be an indication of the price at which Common Shares will trade following the Rights Offering.

Am I required to exercise all of the subscription rights I receive in the Rights Offering?

        No. You may exercise any number of your subscription rights or you may choose not to exercise any subscription rights.

        If you do not exercise any subscription rights, you will not receive any Common Shares. If you exercise all of your basic subscription rights, your ownership interest in Sears Canada will be equivalent to the ownership interest you currently have in Sears Holdings times approximately 39.3%, which is the percentage of Sears Canada's outstanding Common Shares being offered by Sears Holdings. For example, assuming that the subscription rights are exercised in full by all holders of subscription rights, if you own 1.0% of SHC Stock on the Record Date and exercise your basic subscription rights in full you will own 0.393% of the Common Shares following the Rights Offering. If you choose to exercise your basic subscription rights in part, your ownership interest in Sears Canada will be diluted by other stockholders who exercise their subscription rights in full. In addition, if you do not fully exercise all your basic subscription rights, after giving effect to any purchases or sales of subscription rights by you prior to such exercise, you will not be entitled to participate in the over-subscription privilege, and you may be subject to adverse tax consequences. See "—What are the U.S. federal income tax consequences if I receive and do not sell or exercise the right before it expires?"

        The number of shares of SHC Stock that you own, and your percentage ownership in Sears Holdings, will not change as a result of the Rights Offering. If you do not exercise your subscription rights to purchase Common Shares, following the Rights Offering you will no longer retain the same indirect ownership interest in the Sears Canada businesses and as well, the SHC Stock that you hold will not reflect the earnings, assets or liabilities of Sears Canada. In addition, the trading price of SHC Stock immediately following the Rights Offering may be higher or lower than immediately prior to the Rights Offering because Sears Holdings will own fewer shares of Sears Canada, the ongoing earnings of Sears Canada will no longer be consolidated in Sears Holdings' earnings and Sears Holdings will receive cash proceeds of up to U.S.$380 million as a result of the sale of Sears Canada's Common Shares (assuming the subscription rights are exercised in full).

        See "Risk Factors—Risks Relating to the Rights Offering—If you receive and exercise the subscription rights, you may be subject to adverse U.S. federal income tax consequences" and "Risk Factors—Risks Relating to the Rights Offering—If you receive but do not sell or exercise the subscription rights before they expire, you may be subject to adverse U.S. federal income tax consequences".

How soon must I act to exercise my subscription rights?

        If you received a rights certificate and elect to exercise any or all of your subscription rights, the subscription agent must receive your completed and signed rights certificate and payments before the Rights Offering expires on November     •    , 2014, at 5:00 p.m., New York City time. You may, however, exercise your subscription rights prior to the expiration date. If you hold your shares in the name of a broker, dealer, custodian bank or other nominee, your nominee may establish a deadline before the expiration of the Rights Offering by which you must provide it with your instructions to exercise your subscription rights. Sears Holdings may, in its discretion, extend the expiration date of the Rights Offering, and will announce any plans to do so by press release. Sears Holdings will keep the Rights Offering open until the expiration date, and does not intend to cancel, withdraw or terminate the Rights Offering after the subscription period begins. See "Description of the Rights Offering—Conditions, Withdrawal, and Cancellation" and "Risk Factors".

        Although Sears Holdings will make reasonable attempts to provide this prospectus to Sears Holdings stockholders, the Rights Offering and all subscription rights will expire on the expiration date, whether or not Sears Holdings has been able to locate each person entitled to subscription rights.

May I transfer my subscription rights?

        Yes. The subscription rights are transferable during the course of the subscription period and Sears Holdings has applied to list the subscription rights for trading on the NASDAQ under the symbol "SRSCR". However, listing will be subject to Sears Holdings fulfilling all of the requirements of that exchange, and the NASDAQ will not list the subscription rights unless the Common Shares are also listed for trading on the NASDAQ. Sears Canada has applied to list its Common Shares on the NASDAQ, but there can be no guarantee that such listing application will be accepted prior to the commencement of the Rights Offering and listing will be subject to Sears Canada fulfilling all of the requirements of that exchange. Subject to the NASDAQ's approval of the listing of the Common Shares and Sears Holdings' subscription rights, Sears Holdings currently expects that the subscription rights will begin to trade on the first business day following the distribution of the subscription rights, and will continue to trade until 4:00 p.m., New York City time, on [    •    ], 2014, the fourth business day prior to the scheduled expiration date of the Rights Offering (or, if the offer is extended, on the fourth business day immediately prior to the extended expiration date). As a result, you may transfer or sell your subscription rights if you do not want to exercise them to purchase Common Shares. However, the subscription rights are a new issue of securities with no prior trading market, and Sears Holdings cannot provide you with any assurances as to the liquidity of any trading market for the subscription rights or the market value of the subscription rights.

        If you hold your shares through a broker, custodian bank or other nominee, you may sell your subscription rights by contacting your broker, custodian bank or other nominee until the close of business on the fourth business day preceding the expiration date of this Rights Offering. To sell your subscription rights, in addition to any other procedures your broker, custodian bank or other nominee may require, you must deliver your order to sell to your broker, custodian bank or other nominee such that it will be actually received prior to 4:00 p.m., New York City time, on [    •    ], 2014, the fourth business day prior to the expiration date of this Rights Offering. If you are a record holder of a subscription rights certificate, you may take your subscription rights certificate to a broker who can sell your subscription rights for you. To do so, you must deliver your properly executed subscription rights certificate, with appropriate instructions, and any additional documentation required by the broker. Commissions and applicable taxes or broker fees may apply if you sell your subscription rights. See "Description of the Rights Offering—Transferability of Subscription Rights".

What is the effect of transferring subscription rights?

        As a result, subject to the NASDAQ's approval of the listing of Sears Canada's Common Shares and Sears Holdings' subscription rights, Sears Canada currently expects that the subscription rights will begin to trade on the first business day following the distribution of the subscription rights, and will continue to trade until 4:00 p.m., New York City time, on [    •    ], 2014, the fourth business day prior to the scheduled expiration date of the Rights Offering (or, if the offer is extended, on the fourth business day immediately prior to the extended expiration date). As a result, you may transfer or sell your subscription rights if you do not want to exercise them to purchase Common Shares. However, if you transfer all or a portion of your subscription rights, you will be unable to purchase the Common Shares underlying such rights. In addition, if you transfer all or a portion of your subscription rights, you will not be entitled to exercise the over-subscription privilege with respect to the portion of your rights so transferred.

What is the effect of purchasing subscription rights?

        The subscription rights are transferable during the course of the subscription period and Sears Holdings has applied to list the subscription rights for trading on the NASDAQ under the symbol "SRSCR". However, listing will be subject to Sears Holdings fulfilling all of the requirements of that exchange, and the NASDAQ will not list the subscription rights unless the Common Shares are also listed for trading on the NASDAQ. Sears Holdings will not apply to list the subscription rights on the TSX. Sears Canada has applied to list its Common Shares on the NASDAQ under the symbol "SRSC", but there can be no guarantee that such listing application will be accepted prior to the commencement of the Rights Offering, and listing will be subject to Sears Canada fulfilling all of the requirements of that exchange. In addition, the subscription rights are a new issue of securities with no prior trading market, and Sears Holdings cannot provide you with any assurances as to the liquidity of the trading market for the subscription rights or the market value of the subscription rights after your purchase.

Have any stockholders indicated that they will exercise their rights?

        Yes. Edward S. Lampert and certain other ESL affiliates have advised Sears Holdings of their intent to exercise their pro rata portion of the basic subscription rights in full as soon as practicable after the subscription rights have been distributed, though they have not entered into any agreement to do so. As a result, following the completion of the exercise of the basic subscription rights in the Rights Offering, Sears Holdings expects that ESL will beneficially own between approximately 45.0% to 47.0% of the Common Shares. As further described in "Description of the Rights Offering—Principal Shareholder", ESL has advised Sears Holdings that it may exercise the over-subscription privilege, but only to the extent that such exercise would result in ESL continuing to own less than 50.0% of the Common Shares. Fairholme Capital Management, L.L.C., which owns approximately 24.0% of Sears Holdings' outstanding common stock as of October 6, 2014, has also advised Sears Holdings that it expects that certain of its clients will participate in the Rights Offering at levels to be determined, subject to review of the terms and conditions of the Rights Offering and regulatory considerations.

Are there any conditions to closing the Rights Offering?

        No. Sears Holdings is not requiring an overall minimum subscription, or any other condition, to complete the Rights Offering. Sears Holdings does not intend to terminate or withdraw the Rights Offering. Sears Holdings may, in its discretion, extend the expiration date of the Rights Offering, and will announce any plans to do so by press release.

Can Sears Holdings cancel or extend the Rights Offering?

        Sears Holdings does not intend to terminate or withdraw the Rights Offering. Sears Holdings may, in its discretion, extend the expiration date of the Rights Offering, and will announce any plans to do so by press release.

Will officers and directors of Sears Holdings and Sears Canada be able to exercise their subscription rights?

        Sears Holdings' officers and directors that hold shares of SHC Stock, excluding shares of Sears Holdings' restricted stock that is unvested as of the Record Date, may participate in the Rights Offering at the same subscription price per share as all other holders of subscription rights, but none of their officers or directors is obligated to participate.

        Sears Canada officers and directors that hold shares of SHC Stock may participate in the Rights Offering at the same subscription price per share as all other holders of subscription rights but none of our officers or directors are obligated to participate. One member of our Board of Directors holds SHC Stock and has advised us of his intention to exercise some or all of the subscription rights that he will receive under the Rights Offering.

        Holders of Sears Holdings' restricted stock that is unvested as of the Record Date are expected to receive a cash award in lieu of any right such holder may have to receive subscription rights with respect to such unvested restricted stock. Such cash awards will represent the right to receive, subject to the same vesting requirements and other terms set forth in the underlying Restricted Stock Award Agreement, a cash payment from Sears Holdings equal to the value of the subscription rights that would have been distributed to such holder had such holder's unvested restricted stock been unrestricted shares of SHC Stock, calculated on the basis of the volume-weighted average trading price per subscription right for the 10 trading-day period beginning on the first day on which the subscription rights trade on the NASDAQ. The subscription rights are expected to begin to trade on the NASDAQ on the first business day following the distribution of the subscription rights.

        Edward S. Lampert is the Chairman of the Board and Chief Executive Officer of Sears Holdings and Chairman and Chief Executive Officer of ESL Investments Inc. Edward S. Lampert and certain other ESL affiliates have advised Sears Holdings that they intend to exercise their pro rata portion of the subscription rights in full as soon as practicable after the subscription rights have been distributed, though they have not entered into any agreement to do so. As further described in "The Rights Offering—Principal Stockholder," ESL may increase its percentage beneficial ownership of Sears Canada through its exercise of the over-subscription privilege, through open market purchases of subscription rights or Common Shares or otherwise, but only to the extent that such transactions would result in ESL owning less than 50.0% of the Common Shares upon completion of the Rights Offering. However, ESL has not advised us or Sears Holdings of its intentions with respect to future purchases or sales of Common Shares. You should not view the intentions of ESL, including intentions of

Mr. Lampert, as a recommendation or other indication, by them or any member of the Sears Holdings board of directors or the Sears Canada Board of Directors, regarding whether the exercise of the subscription rights or the over-subscription privilege is or is not in your best interests. See "Description of the Rights Offering—Principal Shareholder".

Has the Sears Holdings board of directors made a recommendation to Sears Holdings stockholders regarding the Rights Offering?

        No. The Sears Holdings board of directors is making no recommendation regarding your exercise of the subscription rights. The Sears Canada Board of Directors did not consider, evaluate, or make any decision whatsoever, regarding the structuring or pricing of the Rights Offering or any other attributes of the subscription rights. The Sears Canada Board of Directors is making no recommendation whatsoever regarding your exercise of the subscription rights. Stockholders who exercise subscription rights will incur investment risk on new money invested. Neither Sears Canada nor Sears Holdings can predict the price at which Common Shares will trade after the Rights Offering. The market price for Common Shares may decrease to an amount below the subscription price, and, if you purchase shares of Common Shares at the subscription price, you may not be able to sell the shares in the future at the same price or a higher price. Moreover, the market price for the Common Shares may increase to an amount above the subscription price, and if you do not exercise your rights you will be unable to participate in this appreciation. You should make your decision based on your assessment of the business and financial condition of Sears Canada, its prospects for the future, the terms of the Rights Offering and the information contained in this prospectus and in the documents incorporated by reference into this prospectus. See "Risk Factors" for a discussion of some of the risks involved in investing in Common Shares.

        ESL beneficially owns approximately 48.5% of SHC Stock. Edward S. Lampert is the Chairman of the Board and Chief Executive Officer of Sears Holdings and Chairman and Chief Executive Officer of ESL Investments, Inc. After completion of the exercise of the basic subscription rights in the Rights Offering, ESL is expected to own between approximately 45.0% and 47.0% of Sears Canada. You should not view the intentions of ESL, including the intentions of Mr. Lampert, as a recommendation or other indication, by them or any member of the Sears Holdings board of directors or the Sears Canada Board of Directors, regarding whether the exercise of the subscription rights is or is not in your best interests.

How do I exercise my subscription rights if I am a registered holder of SHC Stock?

        If you are a registered holder of SHC Stock and you wish to participate in the Rights Offering, you must take the following steps:

  •
  deliver payment (as set forth below) to the subscription agent before 5:00 p.m., New York City time, on November     •    , 2014; and

  •
  deliver a properly completed and duly executed rights certificate to the subscription agent before 5:00 p.m., New York City time, on November     •    , 2014.

        In certain cases, you may be required to provide additional documentation or signature guarantees.

        You may exercise your subscription rights any time after your receipt of the subscription rights certificate and before the expiration date. Please follow the delivery instructions on the rights certificate. Do not deliver subscription documents, the rights certificate or payment to Sears Holdings or to Sears Canada. The risk of delivery to the subscription agent of your subscription documents, rights certificate and payment is borne by you, and not by Sears Canada, Sears Holdings or the subscription agent. You should allow sufficient time for delivery of your subscription materials to the

subscription agent so that the subscription agent receives them prior to 5:00 p.m., New York City time, on November     •    , 2014.

        You must timely pay the full subscription price in U.S. dollars for the full number of shares of Common Shares you wish to acquire in the Rights Offering, including any shares you wish to acquire pursuant to the over-subscription privilege. You must deliver to the subscription agent payment in full, by cashier's or certified check drawn upon a United States bank payable to the subscription agent at the address set forth below before the expiration of the Rights Offering period. Personal checks will not be accepted.

How do I participate in the Rights Offering if my shares are held in the name of a broker, dealer, custodian bank or other nominee?

        If you hold your shares of SHC Stock in the name of a broker, dealer, custodian bank or other nominee, then your nominee is the record holder of the shares you own. The record holder must exercise the subscription rights on your behalf in accordance with your instructions. If you wish to purchase Common Shares through the Rights Offering, you should contact your broker, dealer, custodian bank or nominee as soon as possible. Please follow the instructions of your nominee. Your nominee may establish a deadline that may be before the expiration date of the Rights Offering. If you receive but do not sell or exercise the subscription rights before they expire you may be subject to adverse consequences. See "Risk Factors—Risks Relating to the Rights Offering—If you receive but do not sell or exercise the subscription right before they expire, you may be subject to adverse U.S. federal income tax consequences".

How do I exercise subscription rights that were purchased during the subscription period?

        If you purchased subscription rights during the subscription period through a broker, dealer, custodian bank or other nominee, you will not receive a rights certificate. Instead, your broker, dealer, custodian bank or other nominee must exercise the subscription rights on your behalf. If you wish to exercise your subscription rights and purchase Common Shares through the Rights Offering, you should contact your nominee as soon as possible. Please follow the instructions of your nominee. Your nominee may establish a deadline that may be before the expiration date of the Rights Offering.

        If you purchased subscription rights during the subscription period directly from a registered holder of SHC Stock, you should contact the subscription agent as soon as possible regarding the exercise of your subscription rights. Please follow the instructions of the subscription agent in order to properly exercise your subscription rights. See "Description of the Rights Offering—Method of Exercising Subscription Rights".

When will I receive my subscription rights certificate?

        Promptly after the date of the final prospectus, the subscription agent will send a subscription rights certificate to each registered holder of SHC Stock as of the close of business on the Record Date, based on the stockholder registry maintained by the transfer agent for SHC Stock. If you hold your SHC Stock in the name of a broker, dealer, custodian bank or other nominee, you will not receive an actual subscription rights certificate. Instead, the Depository Trust Company ("DTC") will electronically issue one subscription right to your nominee record holder for every share of SHC Stock that you beneficially own as of the Record Date.

What form of payment must I use to pay the subscription price?

        You must timely pay the full subscription price in U.S. dollars for the full number of Common Shares you wish to acquire in the Rights Offering, including any shares you wish to acquire pursuant to the over-subscription privilege. You must deliver to the subscription agent payment in full, by cashier's or certified check drawn upon a United States bank payable to the subscription agent at the address set forth below before the expiration of the Rights Offering period. Personal checks will not be accepted.

        If you send a subscription payment that is insufficient to purchase the number of Common Shares you requested, or if the number of shares you requested is not specified in the rights certificate or subscription documents, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of Common Shares under the over-subscription privilege and the elimination of fractional shares.

        If you send a subscription payment that exceeds the amount necessary to purchase the number of Common Shares for which you have indicated an intention to purchase, then the remaining amount will be returned to you by the subscription agent, without interest or penalty, as soon as practicable following the expiration of the Rights Offering.

What is the Record Date for the Rights Offering?

        Record ownership will be determined as of the close of business on October 16, 2014.

When will I receive my Common Shares?

        The distribution of the Common Shares will be made by way of direct registration in book-entry form. No share certificates will be issued. If you purchase Common Shares prior to the expiration of the Rights Offering, (i) as soon as practicable after your exercise of subscription rights pursuant to the basic subscription right and over-subscription privilege, the subscription agent will credit your account or the account of your record holder with the number of Common Shares that you purchased pursuant to the basic subscription right, and (ii) as soon as possible after the closing of the Rights Offering, and after all allocations and adjustments contemplated by the terms of the Rights Offering have been effected, the subscription agent will credit your account or the account of your record holder with the number of Common Shares that you purchased pursuant to the over-subscription privilege and mail to each holder of subscription rights who exercises the over-subscription privilege any excess amount, without interest or penalty, received in payment of the subscription price for excess Common Shares that are subscribed for by such holder of subscription rights but not allocated to such holder of subscription rights pursuant to the over-subscription privilege.

After I exercise my subscription rights and send in my payment, may I withdraw or cancel my exercise of subscription rights?

        No. All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase Common Shares at a price of or U.S.$9.50 per whole share.

What effect does the Rights Offering have on the outstanding SHC Stock?

        The sale of Common Shares in the Rights Offering will not affect the amount of SHC Stock you own or your percentage ownership of Sears Holdings. If you do not exercise your subscription rights to purchase Common Shares, following the Rights Offering you will no longer retain the same indirect ownership interest in the Sears Canada businesses and as well, the SHC Stock that you hold will not reflect the earnings, assets or liabilities of Sears Canada. In addition, the trading price of SHC Stock immediately following the Rights Offering may be higher or lower than immediately prior to the Rights Offering because Sears Holdings will own fewer shares of Sears Canada, the ongoing earnings of Sears Canada will no longer be consolidated in Sears Holdings' earnings and Sears Holdings will receive cash proceeds of up to U.S.$380 million as a result of the sale of Sears Canada's Common Shares (assuming the subscription rights are exercised in full).

What will Sears Holdings and Sears Canada receive from the Rights Offering?

        If all of the subscription rights are exercised in full, Sears Holdings estimates that the proceeds to Sears Holdings from the Rights Offering, before deducting estimated offering expenses, will be up to approximately U.S.$380 million. Sears Canada will not receive any proceeds from the Rights Offering.

        In connection with the Rights Offering, Sears Holdings has agreed, among other things, to reimburse Sears Canada for all reasonable documented expenses incurred by it in connection with the Rights Offering. See "The Rights Offering—Background to the Rights Offering".

Are there risks in exercising my subscription rights?

        Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of Common Shares. You should consider this investment as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading "Risk Factors" in this prospectus.

Will the rights be listed on a securities exchange?

        No public market currently exists for the subscription rights. The subscription rights are transferable during the course of the subscription period and Sears Holdings has applied to list the subscription rights for trading on the NASDAQ under the symbol "SRSCR". However, listing will be subject to Sears Holdings fulfilling all of the requirements of that exchange, and the NASDAQ will not list the subscription rights unless the Common Shares are also listed for trading on the NASDAQ. Sears Canada has applied to list its Common Shares on the NASDAQ under the symbol "SRSC", but there can be no guarantee that such listing application will be accepted prior to the commencement of the Rights Offering, and listing will be subject to Sears Canada fulfilling all of the requirements of that exchange. Sears Holdings currently expects that the subscription rights will begin to trade on the first business day following the distribution of the subscription rights, and will continue to trade until 4:00 p.m., New York City time, on [    •    ], 2014, the fourth business day prior to the scheduled expiration date of this Rights Offering (or if the offer is extended, on the fourth business day immediately prior to the extended expiration date). As a result, you may transfer or sell your subscription rights if you do not want to purchase any Common Shares through the Rights Offering. However, the subscription rights are a new issue of securities with no prior trading market, and Sears Holdings cannot provide you with any assurances as to the liquidity of any trading market for the subscription rights or the market value of the subscription rights.

On what securities exchange(s) will Sears Canada's Common Shares be listed?

        The Common Shares are listed on the TSX. See "Market for Securities". In connection with the Rights Offering, Sears Canada has applied to list its Common Shares on the NASDAQ under the symbol "SRSC". There can be no guarantee that such listing application will be accepted prior to the commencement of the Rights Offering, and listing will be subject to Sears Canada fulfilling all of the requirements of that exchange. Sears Holdings cannot predict the trading prices for Sears Canada's Common Shares following the Rights Offering. See "Risk Factors—Risks Relating to SHC Stock".

What will happen to the listing of Sears Holdings shares?

        Nothing. Sears Holdings shares will continue to be traded on the NASDAQ under the symbol "SHLD".

What if I want to sell my SHC Stock or my Common Shares?

        You should consult with your financial advisors, such as your stockbroker, bank or tax advisor. Neither Sears Holdings nor Sears Canada makes any recommendations on the purchase, retention or sale of SHC Stock or Common Shares. In addition, the trading price of SHC Stock immediately following the Rights Offering may be higher or lower than immediately prior to the Rights Offering because Sears Holdings will own fewer shares of Sears Canada, the ongoing earnings of Sears Canada will no longer be consolidated in Sears Holdings' earnings and Sears Holdings will receive cash proceeds of up to U.S.$380 million as a result of the sale of Sears Canada's Common Shares (assuming the subscription rights are exercised in full).

        If you decide to sell any shares of SHC Stock before the Record Date, you will not receive any subscription rights described in this prospectus in respect of the shares sold. If you own SHC Stock at the close of business on the Record Date and sell those shares after the Record Date, you will still receive the subscription rights that you would be entitled to receive in respect of the SHC Stock you owned at the close of business on the Record Date and you may be subject to adverse consequences if you choose not to exercise them. See "Risk Factors—Risks Relating to the Rights Offering—If you receive but do not sell or exercise the subscription right before they expire, you may be subject to adverse U.S. federal income tax consequences".

What fees or charges apply if I purchase Common Shares in the Rights Offering?

        Sears Holdings is not charging any fee or sales commission to issue subscription rights to you or to deliver shares to you if you exercise your subscription rights. If you exercise your subscription rights through your broker, dealer, custodian bank or other nominee, you are responsible for paying any fees your intermediary may charge you.

What are the U.S. federal income tax consequences if I receive and exercise a subscription right?

        You should discuss with your tax advisor the tax consequences of receiving and exercising a subscription right. However, if you receive a subscription right and exercise that right, you should generally expect to have (1) taxable dividend income equal to the fair market value (if any) of the subscription right on the date of its distribution by Sears Holdings and (2) no additional income upon the exercise of the subscription right. As a result, you may need to fund any tax resulting from the receipt of the subscription right with cash from other sources.

        See "Certain United States Federal Income Tax Considerations".

What are the U.S. federal income tax consequences if I receive and sell a subscription right?

        You should discuss the tax consequences of receiving and selling a subscription right with your tax advisor. However, if you are a U.S. taxpayer and receive a subscription right and sell that right, you should generally expect to have (1) taxable dividend income equal to the fair market value (if any) of the subscription right on the date of its distribution by Sears Holdings and (2) short-term capital gain or loss on the sale of the subscription right equal to the difference between the proceeds received upon the sale and your adjusted basis in such right on the date of its distribution by Sears Holdings.

        See "Certain United States Federal Income Tax Considerations".

What are the U.S. federal income tax consequences if I receive and do not sell or exercise the right before it expires?

        You should discuss with your tax advisor the tax consequences of receiving a subscription right and neither selling nor exercising that right. However, if you are a U.S. taxpayer and receive a subscription right from Sears Holdings and do not sell or exercise that right before it expires, you should generally expect to have (1) taxable dividend income equal to the fair market value (if any) of the subscription right on the date of its distribution by Sears Holdings and (2) a short-term capital loss upon the expiration of such right in an amount equal to your adjusted tax basis (if any) in such right. In general, capital losses are available to a U.S. taxpayer only to offset capital gains and may not be used to offset dividend or other income (except, to the extent of up to $3,000 of capital loss per year, in the case of a non-corporate U.S. stockholder). Accordingly, if you receive a subscription right from Sears Holdings and take no action, you may owe tax and need to fund that tax with cash from other sources.

        See "Certain United States Federal Income Tax Considerations" and "Risk Factors—Risks Relating to the Rights Offering—If you receive but do not sell or exercise the subscription right before they expire, you may be subject to adverse U.S. federal income tax consequences".

How will I be impacted if the distribution of rights to me is subject to U.S. Federal withholding tax?

        In certain circumstances, withholding tax or backup withholding tax may apply to the distribution by Sears Holdings of the subscription rights. If withholding tax or backup withholding tax applies to the distribution of the subscription rights to you, your broker (or other applicable withholding agent) will be required to remit any such withholding tax or backup withholding tax in cash to the U.S. Internal Revenue Service ("IRS"). Depending on the circumstances, the broker (or other applicable withholding agent) may obtain the funds necessary to remit any such withholding tax by asking you to provide the funds, by using funds in your account with the broker or by selling (on your behalf) all or a portion of the subscription rights or by another means (if any) available.

        See "Certain United States Federal Income Tax Considerations".

How do I exercise my subscription rights if I live outside of the United States or have an army post office or fleet post office address?

        The subscription agent will hold rights certificates for holders of SHC Stock having an address outside the United States, or who have an Army Post Office (APO) address or Fleet Post Office (FPO) address. In order to exercise subscription rights, such stockholders must notify the subscription agent and timely follow the additional procedures described under the heading "Description of the Rights Offering—Foreign Stockholders".

To whom should I send my forms and payment?

        If your shares are held in the name of a broker, dealer or other nominee, you should send your subscription documents and subscription payment to that nominee. If you are the record holder, you should send your subscription documents, rights certificate and subscription payment by first class mail, hand delivery or courier service to:

By first class mail:	By hand or overnight courier:
[•]	[•]

        The risk of delivery to the subscription agent of subscription documents, rights certificates and subscription payments is borne by the holders of subscription rights, and not by Sears Holdings, Sears Canada or the subscription agent. You should allow sufficient time for delivery of your subscription materials to the subscription agent.

How will the Rights Offering affect participants of the savings plans sponsored within the Sears Holdings controlled group of corporations?

        The Sears Holdings Savings Plan and the Sears Holdings Puerto Rico Savings Plan (collectively, the "Savings Plans"), each offer an employer stock fund through which participants (current and former Sears Holdings employees) may invest in SHC Stock. The Sears Holdings Corporation Savings Plan Master Trust ("Savings Plan Trust"), which holds the assets of the Savings Plans will receive one subscription right for each full share of SHC Stock held in the Savings Plan Trust as of the Record Date. Sears Holdings is applying to the U.S. Department of Labor for a prohibited transaction exemption on a retroactive basis, effective as of the date of the distribution of the subscription rights, providing relief for the acquisition, holding and disposition of the subscription rights by the Savings Plans. It is anticipated that an independent fiduciary will be engaged for each Savings Plan to determine whether and/or when to exercise or sell the subscription rights on behalf of the trusts of the Savings Plans, subject to the terms of the prohibited transaction exemption. Proceeds from the exercise or sale of the subscription rights will be allocated to Savings Plan accounts that have a holding in the Sears Holdings stock fund as of the record date.

Whom should I contact if I have other questions?

        If you have more questions about the Rights Offering or need additional copies of the Rights Offering documents, please contact Georgeson Inc., Sears Holdings information agent, by calling (866) 741-9588 (toll-free) or emailing SearsCanadaOffer@georgeson.com.

ABOUT THIS PROSPECTUS AND GENERAL DISCLOSURE MATTERS

        Prospective investors should rely only on information contained or incorporated by reference in this prospectus. Neither the Corporation nor Sears Holdings have authorized any other person to provide prospective investors with different information. If a prospective investor is provided with different or inconsistent information, the investor should not rely on such information. The information contained on the Corporation's website is not intended to be included in or incorporated by reference into this prospectus and prospective purchasers should not rely on such information when deciding whether or not to invest in the Common Shares.

        Neither the Corporation nor Sears Holdings are making an offer to sell in any jurisdiction where the offer or sale is not permitted.

        In this prospectus, references to the "Corporation", "we", "us" and "our" refer to Sears Canada and its subsidiaries together with its investment in joint arrangement interests unless the context otherwise requires. All references in this prospectus to "fiscal year" are to the 52 or 53-week period ended on the Saturday closest to January 31 of each year. "Fiscal 2014" refers to the 52-week period ending January 31, 2015. "Fiscal 2013" refers to the 52-week period ended February 1, 2014. "Fiscal 2012" refers to the 53-week period ended February 2, 2013. "Fiscal 2011" refers to the 52-week period ended January 28, 2012. Sears Canada financial information included or incorporated by reference in this prospectus for periods prior to January 29, 2010 was prepared in accordance with Canadian generally accepted accounting principles before the adoption of IFRS.

        This prospectus includes information specifically provided by Sears Holdings for inclusion in this prospectus, including the information about Sears Holdings and the Rights Offering. See "Questions and Answers Relating to the Rights Offering", The Rights Offering", "Description of the Rights Offering", "Risk Factors—Risks Related to the Rights Offering" and "Certain United States Federal Income Tax Considerations". Although we believe this information to be reliable, we have not independently verified any of the information and do not provide any representation or assurance as to the accuracy or completeness of the information, or appropriateness of the information for any particular purpose and, accordingly, disclaim any liability in relation to such information. We have no intention and undertake no obligation to update or revise any such information, whether as a result of new information, future events or otherwise.

        This prospectus forms part of a registration statement on Form F-10 relating to the Common Shares that we filed with the SEC. Before you invest, you should read this prospectus together with additional information described under the heading "Where You Can Find More Information".

CURRENCY AND EXCHANGE RATE INFORMATION

        All references in this prospectus to "dollars" or "$" are to Canadian dollars unless otherwise noted. All references to "U.S. dollars" or "U.S.$" are to United States dollars. The Corporation's financial statements incorporated herein by reference have been prepared in accordance with International Financial Reporting Standards ("IFRS") issued by the International Accounting Standards Board. The Corporation publishes its financial statements in Canadian dollars. All references to exchange rates herein are to the exchange rate published by the Bank of Canada.

        The Bank of Canada noon exchange rates (the "Noon Exchange Rate") for the conversion of one Canadian dollar using U.S. dollars were as follows during the indicated periods:

	(Stated in U.S. dollars)
		End of Fiscal Year
	26-week period ended August 2, 2014
		2013	2012	2011
End of period	0.9158	0.8994	1.0013	0.9987
High for the period	0.9404	1.0040	1.0299	1.0583
Low for the period	0.8888	0.8952	0.9599	0.9430
Average for the period	0.9146	0.9626	1.0021	1.0094

        The Noon Exchange Rate on October 7, 2014 for the conversion of Canadian dollars into U.S. dollars, was $1.00 equals U.S.$1.1182 and for the conversion of U.S. dollars into Canadian dollars, was U.S.$1.00 equals $0.8943. The subscription price per whole Common Share was determined using the Noon Exchange Rate as of September 26, 2014, which for the conversion of Canadian dollars into U.S. dollars, was $1.00 equals U.S.$1.1164 and for the conversion of U.S. dollars into Canadian dollars, was U.S.$1.00 equals $0.8957.

WHERE YOU CAN FIND MORE INFORMATION

        Sears Canada has filed with the SEC under the U.S. Securities Act a registration statement on Form F-10 relating to the Common Shares being offered hereunder and of which this prospectus forms a part. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in such registration statement, certain items of which are contained in the exhibits to the registration statement as permitted or required by the rules and regulations of the SEC. Items of information omitted from this prospectus but contained in the registration statement will be available on the SEC's website at www.sec.gov.

        Sears Canada files with the securities commissions or similar authorities in Canada material change reports, annual and quarterly reports and other information. You may access our disclosure documents and any reports, statements or other information that we file with the securities commissions or similar authorities in Canada through the Internet on the Canadian System for Electronic Document Analysis and Retrieval, which is commonly known by the acronym SEDAR and which may be accessed at www.sedar.com. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Office of the Secretary of Sears Canada Inc., 290 Yonge Street, Suite 700, Toronto, Ontario, M5B 2C3, (416) 941-4428 and are also available electronically at www.sedar.com.

        Sears Canada is subject to the informational requirements of the U.S. Exchange Act of 1934, as amended (the "U.S. Exchange Act"), and, in accordance with the U.S. Exchange Act, Sears Canada files certain reports with and furnishes other information to the SEC. You may read any document Sears Canada files with or furnishes to the SEC at the SEC's public reference room at Room 1580, 100 F Street N.E., Washington, D.C. 20549. You may also obtain copies of the same documents from the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 by paying a fee. Please call the SEC at 1-800-SEC-0330 or contact them at www.sec.gov for further information on the public reference rooms. You may also access Sears Canada's disclosure documents and any reports, statements or other information that Sears Canada files with the SEC through the Internet on the SEC's Electronic Document Gathering Analysis and Retrieval System, or EDGAR, and which may be accessed at www.sec.gov.

IFRS AND NON-IFRS MEASURES

        Certain documents incorporated herein by reference make reference to certain financial and operating performance measures to assist in assessing the Corporation's financial performance,

including "same store sales" and "Adjusted EBITDA". Adjusted EBITDA and same stores sales are not recognized measures in accordance with IFRS. Such financial measures do not have standard meanings prescribed by IFRS and are therefore unlikely to be comparable to similar measures presented by other issuers. For information regarding the financial measures used by the Corporation, see the Corporation's management's discussion and analysis relating to the audited consolidated financial statements of the Corporation for Fiscal 2013 (the "2013 MD&A"), which is incorporated herein by reference. See "Documents Incorporated by Reference".

DOCUMENTS INCORPORATED BY REFERENCE

        The following documents, as filed with the various securities commissions or similar authorities in the provinces and territories of Canada and, subject to certain exceptions described below, with the SEC, are specifically incorporated by reference into and form an integral part of this prospectus:

  1.
  the annual information form of Sears Canada dated March 13, 2014 (the "AIF");

  2.
  management proxy circular of Sears Canada dated March 13, 2014 in respect of Sears Canada's annual and special meeting of shareholders held on April 24, 2014;

  3.
  the audited consolidated financial statements of Sears Canada together with the Report of Independent Registered Public Accounting Firm thereon and the notes thereto for Fiscal 2013 (the "2013 Annual Financial Statements") and Fiscal 2012 (the "2012 Annual Financial Statements");

  4.
  the 2013 MD&A;

  5.
  the unaudited consolidated financial statements of Sears Canada together with the notes thereto as at and for the 13 and 26-week periods ended August 2, 2014 (the "Q2 Financial Statements" and together with the 2013 Annual Financial Statements and the 2012 Annual Financial Statements, the "Financial Statements");

  6.
  management's discussion and analysis of Sears Canada for the 13 and 26-week periods ended August 2, 2014 (the "Q2 MD&A", and together with the 2013 MD&A, the "MD&A"); and

  7.
  the material change report of Sears Canada dated October 6, 2014 in respect of the Offering.

        Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded, for the purposes of this prospectus, to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement is not to be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded will not, except as so modified or superseded, be deemed to constitute a part of this prospectus.

        Any documents of the types referred to in the preceding paragraphs 1 through 7, all material change reports (excluding confidential material change reports), comparative interim financial statements, comparative annual financial statements and the auditor's reports thereon, all management discussion and analysis of the financial condition and results of operation and information circulars which are filed by the Corporation with a securities commission or similar regulatory authority in any of the provinces or territories of Canada after the date of this prospectus and prior to the termination of the distribution of the Rights Offering shall be deemed to be incorporated by reference into this prospectus. In addition, to the extent that any document or information incorporated by reference in this prospectus is included in any report on Form 6-K, Form 40-F, Form 20-F, Form 10-K, Form 10-Q or Form 8-K (or any respective successor form) that is filed with or furnished to the SEC after the date of this prospectus, such document or information shall be deemed to be incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. In addition, we may incorporate by reference into this prospectus information from documents that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended.

FORWARD-LOOKING STATEMENTS

        Certain information in this prospectus and the documents incorporated by reference in this prospectus is forward-looking and is subject to important risks and uncertainties. Forward-looking information concerns, among other things, the Corporation's future financial performance, business strategy, plans, expectations, goals and objectives, and includes statements concerning possible or assumed future results set out under "Description of the Business of Sears Canada—Business Strategy", and "—Other Recent Developments" and "Impact on Sears Canada of the Sale of Common Shares under the Rights Offering". Often, but not always, forward-looking information can be identified by the use of words such as "plans", "expects" or "does not expect", "is expected", "scheduled", "estimates", "intends", "anticipates" or "does not anticipate" or "believes", or variations of such words and phrases, or statements that certain actions, events or results "may", "could", "would", "might" or "will" be taken, occur or be achieved. Although the Corporation believes that the estimates reflected in such forward-looking information are reasonable, such forward-looking information involves known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking information, and undue reliance should not be placed on such information.

        Factors which could cause actual results to differ materially from current expectations include, but are not limited to: the Corporation's inability to compete effectively in the highly competitive retail industry; weaker business performance in the fourth quarter; the ability of the Corporation to successfully implement its strategic initiatives; changes in consumer spending; ability to retain senior management and key personnel; ability of the Corporation to successfully manage its inventory levels; customer preference toward product offerings; the results achieved pursuant to the Corporation's credit card marketing and servicing alliance with JPMorgan Chase Bank, N.A. (Toronto Branch), ("JPMorgan Chase"); ability to secure an agreement with a financial institution for the management of the credit and financial services operations on terms and conditions as favorable to us as those we currently have under our credit card marketing and servicing alliance with JPMorgan Chase; disruptions to the Corporation's computer systems; economic, social, and political instability in jurisdictions where suppliers are located; structural integrity and fire safety of foreign factories; increased shipping costs, potential transportation delays and interruptions; damage to the reputations of the brands the Corporation sells; changes in the Corporation's relationship with its suppliers; the Corporation's reliance on third parties in outsourcing arrangements; willingness of the Corporation's vendors to provide acceptable payment terms; the outcome of product liability claims; any significant security compromise or breach of the Corporation's customer, associate or Corporation information; the credit worthiness and financial stability of tenants, partners and co-arrangers, with respect to the Corporation's real estate joint arrangements; the outcome of pending legal proceedings; compliance costs associated with environmental laws and regulations; maintaining adequate insurance coverage; seasonal weather patterns; ability to make, integrate and maintain acquisitions and investments; general economic conditions; liquidity risk and failure to fulfill financial obligations; fluctuations in foreign currency exchange rates; the credit worthiness and financial stability of the Corporation's licensees and business partners; possible limits on our access to capital markets and other financing sources; interest rate fluctuations and other changes in funding costs and investment income; the possibility of negative investment returns in the Corporation's pension plan or an increase to the defined benefit obligation; the impairment of intangible and other long-lived assets; the possible future termination of certain intellectual property rights associated with the "Sears" name and brand names if Sears Holdings reduces its interest in the Corporation to less than 10.0%; potential conflict of interest of some of directors and executive officers of the Corporation owing to their ownership of SHC Stock; possible changes in the Corporation's ownership by Sears Holdings and other significant shareholders; productivity improvement and cost reduction initiatives and whether such initiatives will yield the expected benefits; competitive conditions in the businesses in which the Corporation participates; new accounting pronouncements, or changes to existing pronouncements, that impact the methods we use to report our financial position and results from operations; uncertainties associated with critical accounting assumptions and estimates; and changes in laws, rules and regulations applicable to the Corporation. Information about these factors, other material factors that could cause actual results to differ materially from expectations and about material factors or assumptions applied in preparing forward-looking information, may be found in this prospectus, and elsewhere in the Corporation's filings with securities regulators.

        All of the forward-looking statements included or incorporated by reference in this prospectus are qualified by these cautionary statements and those made in the "Risk Factors" section of this prospectus, those made in the "Risk Factors" section of our AIF and those made in the "Risks and Uncertainties" section of the MD&A, and our other filings with the securities commissions or similar authorities in Canada that are incorporated by reference in this prospectus. These factors are not intended to represent a complete list of the factors that could affect us; however, these factors should be considered carefully, and readers should not place undue reliance on forward-looking statements made herein or in the documents incorporated herein by reference. The forward-looking information in this prospectus, unless otherwise indicated, stated as of the date hereof and are presented for the purpose of assisting investors and others in understanding the Corporation's financial position and results of operations as well as the Corporation's objectives and strategic priorities, and may not be appropriate for other purposes. The Corporation does not undertake any obligation to update publically or to revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by law.

ENFORCEMENT OF CANADIAN JUDGMENTS

        Sears Holdings is organized under the laws of a foreign jurisdiction and resides outside of Canada. Although Sears Holdings has appointed Osler, Hoskin & Harcourt LLP, 100 King Street West, Toronto, Ontario, as its agent for service of process in Canada, it may not be possible for investors to enforce judgments obtained in Canada against Sears Holdings. In addition, it may not be possible to enforce judgments against Sears Holdings obtained in Canadian courts predicated upon the civil liability provisions of applicable securities laws in Canada.

        Certain of the officers and directors signing the certificate to this prospectus reside outside of Canada. Furthermore, substantially all of the assets of these individuals may be located outside of Canada. Although these individuals have appointed Sears Canada, 290 Yonge Street, Suite 700, Toronto, Ontario, as their respective agent for service of process in Canada, it may not be possible for investors to effect service of process within Canada upon these individuals. In addition, it may not be possible to enforce judgments against these individuals obtained in Canadian courts predicated upon the civil liability provisions of applicable securities laws in Canada.

ENFORCEABILITY OF U.S. CIVIL LIABILITIES

        The Corporation is a corporation incorporated under the Canada Business Corporations Act ("CBCA"). Certain of the Corporation's directors, and some of the experts named in this prospectus, are residents of Canada or otherwise reside outside the United States. Concurrent with the filing of this prospectus, the Corporation has appointed an agent for service of process in the United States (described below), but it may be difficult for shareholders that reside in the United States to effect service within the United States upon those directors and experts that are not resident in the United States. It may also be difficult for shareholders that reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon the Corporation's civil liability and the civil liability of its directors, officers and experts under the U.S. federal securities laws. The Corporation has been advised by its Canadian counsel, Torys LLP, that a judgment of a U.S. court predicated solely upon civil liability under U.S. federal securities laws or the securities or "blue sky" laws of any state within the United States, would probably be enforceable in Canada if the U.S. court in which the judgment was obtained assumed jurisdiction on the same basis that a court in Canada would assume jurisdiction. The Corporation has also been advised by Torys LLP, however, that there is substantial doubt whether an action could be maintained in Canada in the first instance on the basis of liability predicated solely upon U.S. federal securities laws.

        The Corporation has filed with the SEC, concurrently with its registration statement on Form F-10 of which this prospectus is a part, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Corporation has appointed Torys LLP as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving the Corporation in a U.S. court arising out of or related to or concerning the offering of the securities under this prospectus.

DESCRIPTION OF THE SEARS CANADA BUSINESS

Description of the Business

Company Overview

        Sears Canada is a multi-format retailer and, as of October 6, 2014, has a network total of 113 Full-Line department stores, 307 specialty stores (including 47 Sears Home stores, 11 Outlet stores, four Appliances and Mattresses stores, 222 Hometown Dealer stores operated under independent local ownership and 34 Corbeil stores), 1,378 catalogue merchandise pick-up locations and 96 Sears Travel offices.

        Sears Canada's corporate website is located at www.sears.ca. Our Annual Reports are available, free of charge, through the "Reports" portion of the Investor Information section of the Sears Canada website. See "Where You Can Find More Information".

Business Overview

Merchandising Operations

        The Corporation's merchandising segment includes the sale of goods and services through the Corporation's retail channels, which includes its Full-Line, Sears Home, Hometown Dealer, Outlet, Appliances and Mattresses, Corbeil Electrique Inc. ("Corbeil") stores and its Direct (catalogue/internet) channel. Commission revenue includes travel, home improvement services, insurance and performance payments received from JPMorgan Chase under the Corporation's long-term credit card marketing and servicing alliance with JPMorgan Chase. The Corporation has a multi-year licensing arrangement with TravelBrands Inc. ("TravelBrands"), (formerly known as Thomas Cook Canada Inc.), under which TravelBrands owns and manages the day-to-day operations of all Sears Travel offices and provides commissions to the Corporation. Licensee fee revenues are comprised of payments received from licensees that operate primarily within the Corporation's stores.

Retail Channel

        Full-Line Department stores—Sears Canada's Full-Line Department stores are located in urban and suburban enclosed shopping centres. The major merchandise categories include the following:

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  Apparel & Accessories—women's, men's and children's apparel, nursery products, cosmetics, jewelry, footwear and accessories.

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  Home & Hardlines—major appliances, including refrigeration, laundry, ranges, dishwashers and microwaves, as well as home furnishings and mattresses, home décor, outdoor power, hardware, electronics, toys, fitness & recreation, floor care and seasonal products.

        Although merchandise varies by store, over Fiscal 2013, the merchandise sales mix between the two major categories are approximately 60.0% Apparel & Accessories and 40.0% Home & Hardlines.

        Full-Line Department stores include a Sears Canada catalogue merchandise pick-up location. Sears Travel offices and licensed businesses, such as optical centres and portrait studios, are also located in many of the Corporation's Full-Line Department stores.

        Sears Home stores—Sears Home stores are typically located in power centres and present an extensive selection of furniture, mattresses and box-springs, and major appliances, as well as a limited selection of electronics. The majority of these stores range in size from 35,000 to 60,000 square feet. During Fiscal 2013, almost all sales in Sears Home stores were in the Home and Hardlines category.

        Hometown Dealer stores—Sears Hometown Dealer locations are primarily independently operated and offer major appliances, furniture, mattresses and box-springs, electronics, outdoor power equipment as well as a catalogue merchandise pick-up location. Most Hometown Dealer stores are located in markets that lack the population to support a Full-Line department store. During Fiscal 2013, almost all sales in Hometown Dealer stores were in the Home and Hardlines category.

        Outlet stores—Sears Outlet stores offer clearance merchandise, particularly from the Corporation's Full-Line Department stores and Direct channel, as well as surplus big-ticket items from all channels.

        Corbeil—Corbeil is a chain of major appliance specialty stores located throughout Québec, the Greater Toronto Area and Eastern Ontario. There are 34 stores in the chain, 16 of which are franchised. The chain also includes one liquidation centre and one distribution centre in Montreal. Stores average approximately 6,500 square feet in size.

        Sears Travel—Sears Travel service operates within 96 Sears Canada locations across Canada, an online travel service at www.searstravel.ca and 1-866-FLY-SEARS, which connects customers to the nearest geographical branch. From January 30, 2011, TravelBrands commenced management of the day-to-day operations of all Sears Travel offices and the Sears Travel website.

Sears Home Services

        In 2012, Sears Canada combined Sears Home Installed Products and Services ("HIPS"), and Repair Services and Parts, under the brand name Sears Home Services. In March 2013, the HIPS business was licensed to SHS Services Management Inc. ("SHS"), an independent third party, which continued to operate under the Sears Home Services brand. In December 2013, SHS entered receivership and all offers of services provided by SHS ceased. In January 2014, pursuant to an order of the Ontario Superior Court of Justice (Commercial List), PricewaterhouseCoopers Inc. was appointed receiver, without security, of all of the assets, undertakings and property of SHS. Sears Home Services no longer offers HIPS services. Repair Services and Parts, carpet and upholstery cleaning services, and installation and assembly of products purchased at Sears Canada stores continue to be offered by Sears Canada under the Sears Home Services brand.

Direct Channel

        The Corporation's Direct channel is comprised of its catalogue business, which is Canada's largest general merchandise catalogue business, and Sears.ca, one of Canada's leading online shopping destinations with over 100 million visits in Fiscal 2013. With two distribution centres exclusively dedicated to servicing the Direct channel and 1,378 catalogue merchandise pick-up locations nationwide, Sears Canada can deliver orders in most areas of the country. Orders can be placed by telephone at 1-800-26-SEARS, by mail, by fax, online at Sears.ca or in person through Sears Canada stores and catalogue agents. As at October 6, 2014, 1,212 of the total 1,378 catalogue merchandise pick-up locations were independently operated under local ownership, with the remaining 166 units located within Sears Canada locations.

        Catalogue—In Fiscal 2013, 16 different catalogues were distributed throughout Canada. In addition, during Fiscal 2013, Sears Canada distributed 11 Specialogues designed to offer more seasonally relevant merchandise to specific customers.

        Sears.ca—The Corporation's website, Sears.ca, enables the Corporation to provide new merchandise offers directly to internet customers and highlights the Corporation's extensive general merchandise selection. In Fiscal 2013, the Corporation continued to invest in its online capabilities to improve the user experience, and engage new customers and demographics. Sears Canada is committed to maintaining its reputation as a trusted Canadian retailer by focusing on customer privacy, security, and satisfaction when shopping on Sears.ca.

Logistics

        National Logistics Centres ("NLCs")—Sears Canada operates six logistics centres located across the country. The logistics centres are comprised of seven owned and three leased warehouse facilities which serve all channels of the business. The total floor area of these logistics centres was 6.5 million square feet at the end of Fiscal 2013, of which 5.6 million square feet is devoted to warehouse and logistics operations. The remainder of the space is utilized for other Sears Canada operations, including call centre services. One of our Regina, Saskatchewan, logistics centres is in the process of being replaced by a new logistics centre in Calgary, Alberta.

        S.L.H. Transport Inc. ("SLH")—The Corporation's wholly-owned subsidiary, SLH, transports merchandise to stores, catalogue merchandise pick-up locations, and directly to customers. SLH is responsible for providing logistics services for the Corporation's merchandising operations by operating a fleet of tractors and trailers to provide carrier services for Sears Canada and contract carrier services to commercial customers who are unrelated to Sears Canada. SLC also provides transportation services for Sears Canada suppliers both domestic and U.S. as well as a full range of asset and outsourced freight management solutions to a diverse third party customer base. The arrangements with third parties increase SLH's fleet utilization and improve the efficiency of its operations. SLH has developed a nationwide distribution network to provide better and more consistent service to its customers.

        As at October 6, 2014 and the end of Fiscal 2013, Fiscal 2012, and Fiscal 2011, the Corporation's locations were distributed across the country as follows:

	Atlantic	Québec	Ontario	Prairies	Pacific	As at October 6, 2014	As at February 1, 2014 Total	As at February 2, 2013 Total	As at January 28, 2012 Total
Full-Line Department	12	27	40	20	14	113	118	118	122
Sears Home stores	2	11	19	10	5	47	48	48	48
Outlet stores	1	1	6	1	2	11	11	11	11
Specialty type: Appliances and Mattresses stores	—	—	3	1	—	4	4	4	4
Corporate stores	15	39	68	32	21	175	181	181	185
Hometown Dealer stores	45	21	47	59	39	211	234	261	285
Sears Home Services Showrooms	—	2	3	1	2	8	8	9	13
Corbeil Franchise stores	—	13	2	—	—	15	16	17	19
Corbeil Corporate stores	—	13	6	—	—	19	18	16	11
Corbeil	—	26	8	—	—	34	34	33	30
NLCs	—	1	2	2	1	6	6	6	6
Travel offices	7	22	37	16	14	96	97	101	108
Catalogue merchandise pick-up locations	191	322	387	344	134	1,378	1,393	1,512	1,734

        To date in Fiscal 2014, the Corporation has closed one Home Store, 23 Hometown Dealer stores, one Travel office, and 15 Catalogue merchandise pick-up locations.

        In Fiscal 2013, the Corporation closed 28 Hometown Dealer stores, four Travel offices, and 66 Catalogue merchandise pick-up locations. The Corporation also opened a Hometown Dealer store. Five Full-Line stores were closed during the first quarter of 2014 as a result of lease terminations that occurred during Fiscal 2013 and an additional two Full-Line stores will be closed during the first quarter of 2015 as a result of lease terminations that occurred during Fiscal 2013.

        In Fiscal 2012, the Corporation closed four Full-Line stores as a result of the lease terminations and lease amendments that occurred during the year. The Corporation also closed 222 Catalogue merchandise pick-up locations, 24 Hometown Dealer stores and 17 Floor Covering Centres. During the second quarter of 2012, Cantrex Group Inc. ("Cantrex") was sold.

        In Fiscal 2011, the Corporation opened 20 Hometown Dealer stores and 3 Catalogue merchandise pick-up locations. The Corporation also closed three Hometown Dealer stores, three Floor Covering Centres and 91 Catalogue merchandise pick-up locations.

Real Estate Joint Arrangements

        As at February 1, 2014, the Corporation had joint arrangement interests in three shopping centres across Canada and recorded these interests in the Corporation's financial statements. Joint arrangement interests in the shopping centres ranged from 15.0% to 20.0%, and were co-owned with Ivanhoé Cambridge Properties ("Ivanhoé"). Sears Canada was not involved in the day-to-day management of the shopping centres, but the major decisions regarding these joint arrangements required the unanimous consent of Ivanhoé and the Corporation.

        The primary objective of the Corporation's real estate joint arrangements was to maximize the returns on its investment in shopping centre real estate. Sears Canada reviewed the performance of these joint arrangements on a regular basis. Shopping centres were considered non-core assets.

        During the fourth quarter of Fiscal 2013, the Corporation sold its interest in the properties co-owned with The Westcliff Group of Companies for total proceeds of $315.4 million, recognizing a pre-tax gain of $66.3 million on the sale. During the fourth quarter of 2012, the Corporation sold its share of assets in Medicine Hat for net proceeds of $38.3 million, recognizing a pre-tax gain of $8.6 million on the sale.

        The jointly controlled entities and the Corporation's ownership interest in each as at February 1, 2014 are listed below:

Entity Name	Properties	Joint Arrangement Partner	Ownership Interest
Kildonan Place	Kildonan Place	Ivanhoé Cambridge	20.0%
Regionaux (Les Rivières Shopping Centre)	Les Rivières Shopping Centre	Ivanhoé Cambridge	15.0%
Regionaux (Les Galeries de Hull)	Les Galeries de Hull	Ivanhoé Cambridge	15.0%

        During the second quarter of Fiscal 2014, the Corporation sold its 15.0% joint arrangement interest in Les Rivières Shopping Centre for total proceeds of $33.5 million, recognizing a pre-tax gain of $20.5 million on the sale which closed on June 2, 2014.

        During the third quarter of Fiscal 2014, the Corporation sold its 20.0% joint arrangement interest in Kildonan Place to H&R Real Estate Investment Trust for total proceeds of $27.7 million, recognizing a pre-tax gain of $11.2 million on the sale which closed on September 17, 2014. The Corporation also sold its 15.0% joint arrangement in Les Galeries de Hull to Fonds de Placement Immobilier Cominar for total proceeds of $10.5 million, recognizing a pre-tax gain of $3.8 million on the sale which closed on September 30, 2014.

        As a result of the transactions described above, which had no impact on the Sears Canada stores which operate in those locations, the Corporation no longer has any remaining joint arrangement interests.

Pension Fund Obligations

        Sears Canada measures its accrued benefit obligations and the fair value of plan assets for its pension plans for accounting purposes as at January 31. The most recent actuarial valuation of the pension plans for funding purposes is dated December 31, 2013. Our aggregate pension funding obligations fluctuate from year to year. Some of our pension and supplemental pension plans are not fully funded. However, each of the pension and supplemental pension plans are funded in accordance with applicable law. As of December 31, 2013, the aggregate amount of the funding obligations associated with the registered pension plan that is not fully funded was $1,373 million ($1,445 million as of December 31, 2010), and the fair value of the plan assets associated with the plan was $1,296 million ($1,239 million as of December 31, 2010), resulting in a net deficit of approximately $76 million ($206 million as of December 31, 2010) with respect to the plan (in each case, calculated on a solvency basis). Our best estimate of Sears Canada's aggregate annual mandatory pension funding obligations is between 1.0% and 2.0% of aggregate plan assets which total $14 million as at December 31, 2013, increasing to $20 million at December 31, 2014, and would be payable over 5 years. A significant increase in the level of contributions could have a material adverse impact on our business, financial condition, results of operations and cash flows. See Note 20, "Retirement benefit plans" to the Financial Statements for a more detailed description of our pension plans and the obligations thereunder.

        For a more detailed description of the Corporation's business operations and performance, see the documents incorporated by reference into this prospectus.

Business Strategy

        During Fiscal 2012, Fiscal 2013 and the first half of Fiscal 2014, the Corporation undertook a number of strategic initiatives to improve the performance of the Corporation. These initiatives were designed to allow the Corporation to continue serving customers as a national retailer in stores and through its Direct channel.

        Sears Canada's overarching goal is to maximize total value by using three value levers as follows:

        Merchandising Value:    Establishing a focus on the Sears value proposition that provides customers with a balance of quality, price, and service. The Corporation's buying and marketing strategies are designed with a view to delivering the value proposition consistently across all products, stores and formats.

        Operating Efficiency Value:    Managing expenses prudently and identifying inefficiencies within the business. The Corporation has undertaken "right-sizing" and outsourcing initiatives and will modify business models when appropriate to ensure the size of the Corporation is aligned to the current volume of business.

        Network Optimization Value:    Maximizing return on assets such as real estate and non-core businesses. The Corporation will evaluate opportunities to monetize non-core assets when the market value of those assets exceeds the retailing value, while seeking ways to optimize and unlock the value of the network.

Merchandising Value

        The efforts to enhance the Corporation's merchandising value are driven by a value proposition consisting of better execution of retail fundamentals and a focus on product development as follows:

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  Authority in Basics:  by being consistently in-stock for high demand commodities while getting seasonally relevant items on the selling floor on a timely basis;

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  Great Value for Needs:  by offering customers better quality per dollar spent than they may be able to get from Sears Canada's competitors;

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  Fashion and Innovation at a Price:  by seeking to be "fashion relevant" as a reflector of current trends and styles, rather than a fashion leader; and

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  Easy to Shop:  by making store navigation easier through improved signage; having more edited but focused assortments; and offering more consistent quality and sizing for private brands across categories and seasons.

        The Corporation is working to improve execution of retail fundamentals in:

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  Apparel and Accessories by (i) growing private brands across categories, (ii) focusing quality and value on "Good" and "Better" price points, with a more balanced approach on "Best", and (iii) improving product development sourcing and quality with focus on duty free countries of origin;

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  Home and Hardlines by (i) improving the positioning of the Home & Hardlines category with customers through greater clarity of marketing messages, (ii) rationalizing SKUs by category based on a productivity assessment, (iii) increased in-stock levels through better planning and allocation procedures and (iv) better execution of initiatives in stores;

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  Major Appliances by (i) rationalizing SKUs based on a productivity assessment, (ii) driving sales through multiple item purchases by leveraging vendor expertise and online availability, and (iii) improving return on our marketing investments; and

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  Corporate through investments in technology infrastructure. In the first quarter of 2014, the Corporation announced the purchase of the Oracle RMS suite of products to enable the Corporation to provide an improved in-stock position of its most popular items, better customize promotions and improve visibility to customers of store inventory online.

The Corporation intends to focus on product development to demonstrate its continuing commitment to provide customers with high quality products at competitive price points. These products include:

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  National brands that are well-recognized and represent what the Corporation believes to be Canada's most popular offerings as well as exclusive arrangements that allow us to offer unique products to our customers; and

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  Private brands that the Corporation believes resonate with its core customers, including the exclusive collection of Canada's Best products, such as Alpinetek™ winter jackets and our Pure NRG™ yoga wear.

Operating Efficiency Value

        The Corporation has undertaken a number of initiatives which are ongoing and are aimed at reducing fixed costs while improving operating performance and efficiency:

        Right-sized the Fixed Cost Base:    Since the start of Fiscal 2013, the Corporation reduced staffing levels in its head office, the store management structure and logistics teams by 32.0%, 6.0% and 31.0%, respectively, to align our support structure with the size and volume of the organization and to take advantage of improved internal processes that have been implemented to increase efficiency.

        Implemented a Cost Reduction Program:    In Fiscal 2013, the Corporation also developed a cost reduction program with the intent of reducing administrative costs and other expenses by $165 million by 2016. By the end of Fiscal 2014, the Corporation expects $140-145 million of these savings to be realized through headcount reductions, the outsourcing of certain administrative functions such as accounting, payroll, call centres and IT, as well as process improvement initiatives.

        Reduced Investment in Working Capital through Improved Inventory Management:    The Corporation implemented an inventory reduction program that has successfully decreased investment in inventory by $183 million to $732 million as of August 2, 2014 as compared to the end of the same period in Fiscal 2013. This reduction includes approximately $35 million related to the closure of 5 full-line stores. The Corporation also took action to eliminate inventory from store stockrooms and reduce the likelihood of inventory becoming distressed by clearing inventory while still in season, in addition to moving inventory directly to the selling floor upon receipt. In conjunction with this effort, the Corporation intends to focus more inventory investment on higher demand products to reduce the likelihood of being out of stock on key items.

Network Optimization Value

        During Fiscal 2012, Fiscal 2013 and the first half of Fiscal 2014, the Corporation undertook a number of initiatives designed with a view to improving the value of the Corporation's network:

        Monetized Certain Real Estate and Other Non-core Assets:    In Fiscal 2013, the Corporation received $591 million from landlords for early termination of operating leases pertaining to six full-line stores as well as the retail floors at the Toronto Eaton Centre. In Fiscal 2012, the Corporation received $175 million from landlords for early termination of operating leases pertaining to four full-line stores. Of this amount, $170 million related to the early termination of our leases at Vancouver Pacific Centre, Chinook Centre (Calgary) and Rideau Centre (Ottawa). In addition, in Fiscal 2013, the Corporation received $315.4 million in conjunction with the sale of its 50.0% joint interest arrangement in eight mall properties that it co-owned with the Westcliff Group of Companies. To date in Fiscal 2014, the Corporation has received $71.7 million with respect to the sale of its ownership interests in three other properties co-owned with another joint arrangement partner.

        Commenced Review of Home Store Footprint:    The Corporation commenced the review of the Home store channel footprint, with a view to rationalize space in the channel, while optimizing space in the Full-Line store channel.

        Leveraged Real Estate Portfolio to Create Development Opportunities:    The Corporation entered into two agreements with Concord Pacific Group of Companies to pursue the develop of the site it owns in conjunction with our full-line stores at Metropolis at Metrotown in Burnaby, British Columbia as well as the site in conjunction with the North Hill Shopping Centre in Calgary, Alberta. These agreements contemplate the sale of a 50.0% interest in each site for consideration of $140.0 million and $15 million for the Burnaby and Calgary locations, respectively, as well as a 50.0% interest in the future profits from the development of each site, if any. Sears Canada is not required to provide any cash funding to the projects pursuant to either of these two agreements.

Other Recent Developments

Departure of CEO

        On September 25, 2014, our President and Chief Executive Officer, Douglas C. Campbell, informed the Corporation that he intends to resign from Sears Canada by no later than January 1, 2015 and return to the United States to tend to personal family issues. The Board of Directors of Sears Canada has commenced a search for a new Chief Executive Officer.

Impairment of Montreal Distribution Facility

        Management of the Corporation undertook a comprehensive evaluation of Sears Canada's logistics network for current and future needs, given its changing warehousing requirements. During the third quarter of 2014, management determined that the Montreal Distribution Facility (the "Facility") would likely be sold or otherwise disposed of. As such, management of the Corporation conducted market research as well as appraisals of the Facility's land and building with the assistance of independent qualified third party appraisers. As a result of completing this evaluation and likely sale of the Facility, the Corporation recorded a non-cash impairment loss of approximately $45 million on the Facility during the third quarter of 2014, reducing the carrying value to approximately $44 million. The valuation methods used included the direct capitalization and discounted cash flow methods, and the direct sales comparison approach. The impairment loss will be included in "Selling, administrative and other expenses" in the Corporation's third quarter 2014 unaudited Condensed Consolidated Statements of Net (Loss) Earnings and Comprehensive (Loss) Income.

Commenced Study of Logistics Centre Network

        Management of the Corporation has commenced a study of the Logistics Centre network with the aim of improving operating efficiencies in the network. Management of the Corporation believes that it may be determined that centres, in addition to Montreal (see "Other Recent Developments—Impairment of Montreal Distribution Facility") and Regina Broad Street (previously disclosed as held for sale), provide capacity that is in excess of the network's foreseeable needs. Accordingly, they could be considered for disposition.

Deferred Tax Asset Reduction

        The Corporation accounts for income taxes in accordance with IAS 12: Income taxes, which requires that deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between the financial reporting and tax bases of recorded assets and liabilities to the extent that it is probable that the Corporation will have sufficient taxable income in the same period as the reversal of the deductible timing differences. Accounting standards also require that deferred tax assets be reduced if it is no longer probable that sufficient taxable income will be available to allow the benefit of that deferred tax asset to be utilized.

        Management of the Corporation assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets. During the third quarter of 2014, management evaluated potential sources of income and determined that, as a result of profit before tax being less than anticipated, it was no longer probable that sufficient taxable income from operations would be available in the future to allow the Corporation's Deferred Tax Assets to be fully realized. Therefore, the Corporation recorded a non-cash reduction of Deferred Tax Assets of approximately $90 million, being the full amount of the estimated net Deferred Tax asset balance at the end of Fiscal 2014 after consideration of the seasonality of profits, which are disproportionately higher in the fourth quarter. Of the $90 million reduction, approximately $57.0 million will be included in "Deferred income tax (expense) recovery" in the Corporation's third quarter 2014 unaudited Condensed Consolidated Statements of Net (Loss) Earnings and Comprehensive (Loss) Income and approximately $33.0 million, which was initially recorded through "Other comprehensive income (loss), net of taxes" primarily related to the Corporation's adoption of IAS 19 (Revised), Employee Benefits, will be included in "Other comprehensive income (loss), net of taxes" in the Corporation's third quarter 2014 unaudited Condensed Consolidated Statements of Net (Loss) Earnings and Comprehensive (Loss) Income. Management of the Corporation will continue to assess the likelihood that the deferred tax assets will be realizable at each future reporting period, and the Deferred Tax Asset will be adjusted accordingly. This accounting treatment has no effect on the Corporation's actual ability to utilize deferred tax assets to reduce future tax payments.

 DESCRIPTION OF SEARS HOLDINGS

        Sears Holdings is the parent company of Kmart Holding Corporation ("Kmart") and Sears, Roebuck and Co. ("Sears Roebuck"). Sears Holdings was formed as a Delaware corporation in 2004 in connection with the merger of Kmart and Sears Roebuck (the "Merger") which took place on March 24, 2005. Sears Holdings is an integrated retailer with significant physical and intangible assets, as well as virtual capabilities enabled through technology. In August 2014, Sears Holdings operated a national network of stores with 1,870 full-line and specialty retail stores in the United States operating through Kmart and Sears Roebuck, as well as full-line and specialty retail stores in Canada operating through the Corporation, currently an approximately 51.0%-owned subsidiary.

        Sears Holdings' corporate website is located at searsholdings.com. Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to these reports are available, free of charge, through the "SEC Filings" portion of the Investor Information section of the Sears Holdings website as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.

THE RIGHTS OFFERING

Background to the Rights Offering

        Sears Holdings has advised us that the background to the Rights Offering is as follows.

        On October 29, 2013, Sears Holdings announced that it intended to work with the board of directors (the "Board of Directors" or "Board") and management of Sears Canada with a goal of increasing the value of Sears Holdings' interest in Sears Canada and realizing significant cash proceeds to support its transformation and to create value for its stockholders.

        On October 29, 2013, Sears Canada entered into an agreement with The Cadillac Fairview Corporation Limited to terminate its leases in respect of five stores for consideration of $400 million. The transaction closed on November 13, 2013. On November 11, 2013, Sears Canada announced that it entered into an agreement with Montez Income Properties Corporation to sell its 50.0% joint arrangement interest in eight properties that it owned with The Westcliff Group of Companies for consideration of approximately $315 million. On November 19, 2013, the Board of Directors declared an extraordinary cash dividend of $5.00 per Common Share, or approximately $509 million, which was paid on December 6, 2013.

        On May 14, 2014, Sears Holdings announced that it was exploring strategic alternatives for its 51.0% interest in Sears Canada, including a sale of the interest or of Sears Canada as a whole, and Sears Holdings engaged Merrill, Lynch, Pierce, Fenner & Smith Incorporated ("BofA Merrill Lynch") to assist with those efforts. Sears Canada announced that the Board of Directors and management intended to cooperate fully with Sears Holdings in the process to achieve value for all shareholders. Sears Holdings and Sears Canada entered into a cooperation agreement providing for Sears Canada to make available to Sears Holdings certain confidential information, which would be disclosed to potential buyers who signed a customary confidentiality agreement, and to assist Sears Holdings in negotiating an acquisition transaction involving the Corporation. Sears Canada established a committee made up of its independent directors (the "Committee") to oversee its cooperation and engagement with Sears Holdings in this regard.

        From May through August 2014, BofA Merrill Lynch contacted potential buyers, among them other retailers in the United States and Canada as well as financial sponsors, and BofA Merrill Lynch and Sears Holdings engaged in discussions regarding the transaction with several of those potential buyers. Management of Sears Canada made presentations to some of the potential buyers about the business of the Corporation. However, at the end of the process, Sears Holdings determined that a negotiated third party transaction on the terms that would likely be available to Sears Holdings would not be at an attractive price and would be subject to significant risks and uncertainties.

        During late August through September 2014, Sears Holdings, together with its financial and legal advisors, examined other transaction structures to monetize Sears Holdings' interest in Sears Canada, including a secondary offering, and contacted several Canadian underwriters. On September 25, 2014, Sears Canada's chief executive officer announced that he intended to resign from Sears Canada by no later than January 1, 2015 and return to the United States to tend to personal family issues. At that point in time it was determined that effecting a secondary offering would likely not be possible.

        At a meeting of the Sears Holdings board of directors on September 28, 2014, the board reviewed a proposal to conduct a Rights Offering to it stockholders as a means of disposing of a non-core asset and meeting the objective of raising substantial cash proceeds for Sears Holdings. The board of directors of Sears Holdings determined at the board meeting that the proposed Rights Offering is in the best interests of Sears Holdings and its stockholders. The board of directors of Sears Holdings also considered the extent and nature of the cooperation that would be required from Sears Canada to effect the Rights Offering, including the filing of this prospectus, and instructed management to notify Sears Canada of the proposed Rights Offering and request their cooperation.

        Following the Sears Holdings' board meeting, the board contacted Sears Canada and communicated its intent to pursue a Rights Offering. It requested the cooperation of Sears Canada in that regard, including, in particular, that Sears Canada use commercially reasonably efforts to prepare and file a preliminary short form prospectus in Canada and a registration statement in the United States to qualify for distribution the Common Shares deliverable upon the exercise of the subscription rights, and to make application to list the Common Shares on the NASDAQ, as soon as practicable, and, in any event, subject to the approval of the Board of Directors. The Board requested that the Committee review this request. The Board of Directors, together with its advisors and the independent legal and financial advisors to the Committee, met on September 28, 2014 to consider the request and immediately after that meeting, the Committee met and considered the request and the effect of the Rights Offering on Sears Canada and the requested cooperation.

        Between September 28 and October 1, 2014, representatives of Sears Holdings, Sears Canada, and the Committee discussed the proposed Rights Offering and the request for cooperation.

        On October 1, 2014, the Board Directors of Sears Canada, with the advice, and on the recommendation of the Committee, approved the request for cooperation made by Sears Holdings in connection with the Rights Offering on and subject to the following terms, to which Sears Holdings and ESL agreed:

  (a)
  Sears Holdings will reimburse Sears Canada for all reasonable and documented expenses incurred or paid by Sears Canada in connection with the Rights Offering, including, without limitation, fees relating to the listing of the Common Shares on the NASDAQ, together with associated costs of listing and associated costs for the first 12 months thereafter;

  (b)
  Sears Holdings and Sears Canada will amend the existing license agreement under which Sears Canada has the right to use the "Sears" name and certain other trademarks and brand names, including, without limitation, Kenmore™, Craftsman™, and DieHard™ (the "Licence Agreement") to provide for the continuance of that agreement for so long as Sears Holdings holds 10.0% of the outstanding voting shares of Sears Canada (replacing the current trigger of 25.0%) and to give Sears Canada the continued right to use the trademarks on a royalty-free basis after any such termination for a period of five years following the termination (replacing the current period of three years). If, prior to the completion of the aforesaid five year period, Sears Canada reasonably determines that a longer transition period is necessary, Sears Holdings will extend the License Agreement for a further transition period not to exceed four years, at a royalty rate to be agreed equal to the lesser of a fair market rate based on the value of such mark or the lowest rate which will provide a reasonable incentive to induce Sears Canada to phase out the use of such mark during such extended period;

  (c)
  Sears Holdings and Sears Canada will amend the existing information technology agreement between them (the "Technology Agreement"), pursuant to which the companies exchange information technology services to continue the terms of the agreement for a period of three years following the closing of the Rights Offering;

  (d)
  Sears Holdings will use commercially reasonable efforts to assist Sears Canada in negotiations with third parties to preserve the benefits that Sears Canada currently enjoys under certain agreements involving Sears Canada, Sears Holdings and third parties relating to software and services, volume-buying arrangements and other services that will terminate when Sears Holdings' ownership of Sears Canada falls below 50.0% (the "Intercompany Agreements");

  (e)
  each of Sears Canada and Sears Holdings will indemnify and hold harmless the other and its subsidiaries, their respective directors, officers, employees and representatives from liability relating to disclosure provided by each party to the other for purposes of this prospectus;

  (f)
  Sears Holdings and ESL will release Sears Canada's directors, officers, employees and representatives from any claims that Sears Holdings or ESL may have arising out of or in connection with, the Rights Offering or for the matters referred to above; and

  (g)
  Sears Holdings will agree to maintain the directors and officers liability and fiduciary liability coverage for current and former directors and officers of Sears Canada relating to matters occurring at or prior to the closing of the Rights Offering for a period of six years thereafter.

Determination of Subscription Price

        Sears Holdings has advised us that the subscription price was determined as follows.

        On September 28, 2014, the Sears Holdings board of directors determined that the exercise price per whole Common Share being distributed in the Rights Offering is U.S.$9.50. The subscription price is equal to the U.S. dollar equivalent of the closing price of the Common Shares on the TSX on September 26, 2014, the last trading day before the Sears Holdings board of directors requested Sears Canada's cooperation with the filing of a prospectus regarding this Rights Offering. The board of directors of Sears Holdings applied the Noon Exchange Rate as of September 26, 2014 to calculate this value. In determining the subscription price, the Sears Holdings board of directors considered a number of factors, including those described below. There can be no assurance that the Common Shares will not trade below the subscription price or that it will trade at prices near or above the subscription price after the date of this prospectus. You should not consider the subscription price to be an indication of the price at which the Common Shares will trade following the Rights Offering.

        In the course of reaching its determination on the subscription price, Sears Holdings' board considered a number of factors, including without limitation:

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  the current and historical trading prices of Sears Canada's Common Shares;

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  that the structure of the Rights Offering treats all stockholders of Sears Holdings equally through a distribution of transferable subscription rights on a pro rata basis to all stockholders;

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  Sears Holdings' liquidity needs and the aggregate amount of proceeds to be paid to Sears Holdings pursuant to the Rights Offering if the Rights Offering were fully subscribed;

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  the cost of capital from other sources;

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  the desirability of the Rights Offering relative to other potential transaction structures involving the Sears Canada business, including the opportunity afforded by a Rights Offering to Sears Holdings' stockholders to participate in future growth of the Sears Canada business;

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  the desirability of broad participation in the Rights Offering by Sears Holdings' stockholders and of the development of a trading market for the rights and an expansion of the trading market for the Common Shares; and

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  the presentations by Sears Holdings management and its financial advisors and the information provided to the board of directors regarding management's exploration of strategic alternatives for maximizing the value of its interest in Sears Canada over the past year and the engagement of BofA Merrill Lynch to assist with those efforts.

        The foregoing discussion of the information and factors considered by Sears Holdings' board of directors is not intended to be exhaustive, but includes the material factors considered by Sears Holdings' board of directors in setting the aggregate exercise price. In view of the wide variety of factors considered by Sears Holdings' board of directors in evaluating the Rights Offering and the aggregate exercise price, Sears Holdings' board of directors did not find it practicable, and did not attempt, to quantify, rank or otherwise assign relative weights to the foregoing factors in reaching its conclusion. In addition, individual members of Sears Holdings' board of directors may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The Sears Holdings' board of directors' determinations and recommendations described above were based upon the totality of the information considered.

IMPACT ON SEARS CANADA OF THE SALE OF COMMON SHARES UNDER THE RIGHTS OFFERING

Ownership of Outstanding Common Shares

        Edward S. Lampert and certain other ESL investment vehicles have advised Sears Holdings that they intend to exercise their pro rata portion of the basic subscription rights in full (representing approximately 17.5% to 19.0% of the outstanding Common Shares) as soon as practicable after the subscription rights have been distributed, although they have not entered into any agreement to do so. Accordingly, on completion of the basic subscription rights in the Rights Offering, it is expected that ESL will own between approximately 45.0% and 47.0% of the Common Shares. ESL has also advised Sears Holdings that it may increase its ownership in Sears Canada through its exercise of the over-subscription privilege or through open market purchases of subscription rights or Common Shares, but only to the extent that such exercise would result in ESL continuing to own less than 50.0% of the Common Shares upon the completion of the Rights Offering. ESL has not advised us or Sears Holdings as to its intentions with respect to future purchases or sales of Common Shares.

        Upon the exercise by ESL of its subscription rights, as described above, Sears Canada will cease to be a subsidiary of, or to be controlled by, Sears Holdings under applicable Canadian laws. If all of the subscription rights are exercised in full in the Rights Offering, Sears Holdings will own approximately 11.7% of the outstanding Common Shares. Sears Holdings may dispose of any Common Shares that it continues to own after the Rights Offering, including through sales into the market or otherwise, subject to applicable laws.

Intercompany Agreements

        On the closing of the Rights Offering, Sears Canada will put in place its own directors and officers and fiduciary liability insurance, and related insurance at an anticipated incremental cost of approximately $500,000 to $1 million per year.

        Sears Canada does not expect to incur material costs in the event that it is unable to negotiate to preserve the benefits that Sears Canada currently enjoys under the terms of the Intercompany Agreements.

Other Agreements

        Sears Canada is a party to certain other agreements pursuant to which the completion of the Rights Offering may require notices or consents. Sears Canada does not expect to incur material cost in connection with notices and obtaining any consents.

DESCRIPTION OF THE RIGHTS OFFERING

        Sears Holdings has advised us that the description of the Rights Offering is as follows.

The Subscription Rights

        Sears Holdings is distributing to the record holders of its SHC Stock as of the Record Date, transferable subscription rights to purchase, in aggregate, up to 40,000,000 Common Shares owned by Sears Holdings at a price of U.S.$9.50 per whole share. Each holder of record of SHC Stock will receive one subscription right for each share of SHC Stock owned by that holder as of 5:00 p.m., New York City time, on October 16, 2014, the Record Date. Each subscription right will entitle the holder to purchase 0.[    •    ] of Common Shares. Holders may exercise their subscription rights and receive Common Shares (other than Common Shares allocable through the over-subscription privilege) at any time following receipt of a subscription rights certificate and prior to the expiration date. Each subscription right entitles the holder to a basic subscription right and an over-subscription privilege. The subscription rights entitle the holders of subscription rights to purchase an aggregate of 40,000,000 shares for an aggregate purchase price of up to U.S.$380 million.

        Sears Holdings will keep the Rights Offering open until the expiration date, and does not intend to cancel, withdraw or terminate the Rights Offering. Sears Holdings may, in its discretion, extend the expiration of the Rights Offering, and will announce any plans to do so by press release.

        Basic Subscription Right. With your basic subscription right, you may purchase 0.[    •    ] of a Common Share per subscription right, subject to delivery of the required documents and payment of the subscription price of U.S.$9.50 per whole share, before the Rights Offering expires. You may exercise all or a portion of your basic subscription right, or you may choose not to exercise any of your subscription rights. If you do not exercise your basic subscription rights in full, you will not be entitled to purchase any shares under your over-subscription privilege.

        Fractional shares resulting from the exercise of the basic subscription right will be eliminated by rounding down to the nearest whole share.

        For example, if you owned 1,000 shares of SHC Stock on the Record Date, you would have received 1,000 subscription rights and would have the right to purchase [    •    ] Common Shares ([    •    ] rounded down to the nearest whole share) for U.S.$9.50 per whole share. No fractional Common Shares or cash in lieu of fractional shares will be delivered.

        Sears Holdings will credit your account or the account of your nominee record holder with Common Shares that you purchased with the basic subscription right as soon as practicable after you exercise your subscription rights.

        All Common Shares purchased pursuant to the exercise of the subscription rights will be issued by way of direct registration in book-entry form. Registration in book-entry form refers to a method of recording share ownership when no physical share certificates are issued.

        Over-subscription Privilege. If you purchase all Common Shares available to you pursuant to your basic subscription rights, you may also choose to purchase a portion of any Common Shares that other holders of subscription rights do not purchase through the exercise of their basic subscription rights. Only holders who fully exercise all of their basic subscription rights, after giving effect to any purchases or sales of subscription rights by them prior to such exercise, may participate in the over-subscription privilege. If you wish to exercise your over-subscription privilege, you must indicate on your rights certificate, or the form provided by your nominee if your SHC Stock is held in the name of a nominee, how many additional Common Shares you would like to purchase pursuant to your over-subscription privilege, and provide payment as described below.

        Edward S. Lampert and certain other ESL affiliates have indicated to Sears Holdings that they intend to exercise their pro rata portion of the basic subscription rights in full in the Rights Offering as soon as practicable after the subscription rights have been distributed, although they have not entered into any agreement to do so. ESL has also indicated that it may exercise its over-subscription privilege, but only to the extent that exercising such privilege would result in ESL continuing to own less than 50.0% of the Common Shares.

        Common Shares will be allocated in the Rights Offering as follows:

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  First, shares will be allocated to holders of rights who exercise their basic subscription rights at a ratio of 0.[    •    ] of a Common Share per exercised subscription right.

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  Second, any remaining shares that were eligible to be purchased in the Rights Offering will be allocated among the holders of rights who exercise the over-subscription privilege, in accordance with the following formula:

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  Each holder who exercises the over-subscription privilege will be allocated a percentage of the remaining Common Shares equal to the percentage that results from dividing (i) the number of basic subscription rights which that holder exercised by (ii) the number of basic subscription rights which all holders who wish to participate in the over-subscription privilege exercised. Such percentage could result in the allocation of more or fewer over-subscription shares than the holder requested to purchase through the exercise of the over-subscription privilege.

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  For example, if Stockholder A holds 200 subscription rights and Stockholder B holds 300 subscription rights and they are the only two stockholders who exercise the over-subscription privilege, Stockholder A will be allocated 40.0% and Stockholder B will be allocated 60.0% of all remaining Common Shares available. (Example A)

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  Third, if the allocation of remaining Common Shares pursuant to the formula described above in the second step would result in any holder receiving a greater number of Common Shares than that holder subscribed for pursuant to the over-subscription privilege, then such holder will be allocated only that number of shares for which the holder over-subscribed.

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    For example, if Stockholder A is allocated 100 shares pursuant to the formula described above but subscribed for only 40 additional Common Shares pursuant to the over-subscription privilege, Stockholder A's allocation would be reduced to 40 Common Shares. (Example B)

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  Fourth, any Common Shares that remain available as a result of the allocation de-scribed above being greater than a holder's over-subscription request (the 60 additional Common Shares in Example B above) will be allocated among all remaining holders who exercised the over-subscription privilege and whose initial allocations were less than the number of Common Shares they requested. This second allocation will be made pursuant to the same formula described above and repeated, if necessary, until all available Common Shares have been allocated or all over-subscription requests have been satisfied in full.

        To properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege before the Rights Offering expires. Because we will not know the total number of unsubscribed Common Shares before the Rights Offering expires, if you wish to maximize the number of Common Shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of Common Shares that could be available to you at the time you exercise your basic subscription rights (i.e., the aggregate payment for both your basic subscription right and for all additional Common Shares you desire to purchase pursuant to your over-subscription request). See "Description of the Rights Offering—The Subscription Rights". Any excess subscription payments received by the subscription agent, including payments for additional Common Shares you requested to purchase pursuant to the over-subscription privilege but which were not allocated to you, will be returned, without interest or penalty, promptly following the expiration of the Rights Offering.

        Fractional shares resulting from the exercise of the over-subscription privilege will be eliminated by rounding down to the nearest whole share. No fractional Common Shares or cash in lieu of fractional shares will be delivered.    •    , Sears Holdings' subscription agent for the Rights Offering, will determine, in its sole discretion, the over-subscription allocation based on the formula described above.

        We can provide no assurances that you will actually be entitled to purchase the number of Common Shares issuable upon the exercise of your over-subscription privilege in full at the expiration of the Rights Offering. Sears Holdings will not be able to satisfy any orders for shares pursuant to the over-subscription privilege if all holders of rights exercise their basic subscription rights in full.

Reasons for the Rights Offering

        Sears Holdings has over the past year extensively considered strategic alternatives to maximize the value of its interest in Sears Canada, including the engagement of BofA Merrill Lynch to pursue a sale of such interest or Sears Canada as a whole and engaging in discussions with Canadian financial institutions to explore the possibility of an underwritten secondary offering of Sears Holdings' interest. Sears Holdings' board of directors has determined that the Rights Offering is in the best interests of Sears Holdings and its stockholders as way to dispose of a non-core asset, and would provide, among other things, financial and operational benefits to Sears Holdings, including but not limited to the following expected benefits:

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  Strategic Focus and Flexibility.  Sears Holdings' board of directors believes that following the Rights Offering, Sears Holdings will have a more focused business and be better able to dedicate resources to pursue appropriate growth opportunities and execute strategic plans best suited to its business in an efficient manner.

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  Additional Liquidity.  The Rights Offering is expected to provide Sears Holdings with up to U.S.$380 million in gross proceeds, strengthening its balance sheet and liquidity. Of this amount, Sears Holdings expects to receive at least U.S.$168 million in mid-to-late October 2014 from the early exercise of the rights distributed to ESL.

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  Stockholder Flexibility to Avoid Dilution.  Since the subscription rights are being distributed, at no charge, to Sears Holdings' existing stockholders, stockholders will have the choice to hold shares in both companies or in either company separately. However, stockholders may wish to sell their subscription rights to fund any tax incurred upon the receipt of the subscription rights, which would decrease the amount of Common Shares available to such stockholders. If the distribution of the rights to a stockholder is subject to withholding tax, the stockholder's broker (or other applicable withholding agent) may sell all or a portion of the subscription rights to fund the withholding tax, which would decrease the number of Common Shares available to such stockholder. See "Certain United States Federal Income Tax Considerations".

Principal Shareholder

        Sears Holdings owns approximately 51.0% of the issued and outstanding Common Shares and ESL owns approximately 48.5% of the outstanding SHC Stock.

        Assuming the subscription rights are exercised in full, Sears Holdings will dispose of 40,000,000 of its 51,962,391 Common Shares as a result of the Rights Offering and will cease to own a majority of Sears Canada's outstanding shares. To the extent that the subscription rights are not exercised in full and that shares not purchased through the exercise of basic subscription rights are not purchased pursuant to the over-subscription privilege, Sears Holdings will retain ownership of a larger portion of Sears Canada's Common Shares. Sears Holdings may dispose of its remaining Common Shares, including through sales into the public market or otherwise.

        Edward S. Lampert and certain other ESL affiliates have advised Sears Holdings that they intend to exercise their pro rata portion of the basic subscription rights in full as soon as practicable after the subscription rights have been distributed, though they have not entered into any agreement to do so.

        Certain of the investment vehicles affiliated with ESL ("SPEs") are liquidating vehicles which are not permitted by their terms to make new investments such as the exercise of the rights. The general partner of the SPEs has offered to sell to SPE investors their pro rata share of the rights. If such investors do not wish to purchase their prorate share of the rights, other persons affiliated with ESL may purchase the rights from the SPEs. Persons affiliated with ESL intend to purchase all subscription rights from the SPEs to the extent such rights are not purchased by SPE investors and, assuming all other subscription rights are exercised in full by all other holders of rights, ESL may beneficially own between approximately 45.0% and 47.0% of Sears Canada's Common Shares following the exercise of basic subscription rights in the Rights Offering. ESL intends to exercise its subscription rights in full with respect to all subscription rights that it receives in the distribution, including all rights purchased from the SPEs, but only to the extent that such exercise would result in ESL continuing to own less than 50.0% of Sears Canada's Common Shares.

        You should not view the intentions of ESL, including the intentions of Mr. Lampert as a recommendation or other indication, by them or any member of the Sears Holdings boards of directors, regarding whether the exercise of the subscription rights or the exercise of the over-subscription privilege is or is not in your best interests.

Conditions, Withdrawal and Cancellation

        Sears Holdings is not requiring an overall minimum subscription, or any other condition, to complete the Rights Offering Sears Holdings will keep the Rights Offering open until the expiration date, and does not intend to cancel, withdraw or terminate the Rights Offering. Sears Holdings may, in its discretion, extend the expiration date of the Rights Offering, and will announce any plans to do so by press release.

Effect of the Rights Offering on Outstanding SHC Stock

        The Rights Offering will not affect the number of shares of SHC Stock you own or your percentage ownership of Sears Holdings. If you do not exercise your subscription rights to purchase Common Shares, following the Rights Offering you will no longer retain the same indirect ownership interest in the Sears Canada businesses and as well, the SHC Stock that you hold will not reflect the earnings, assets or liabilities of Sears Canada.

        The trading price of SHC Stock immediately following the Rights Offering may be higher or lower than immediately prior to the Rights Offering because Sears Holdings will own a lower proportional share of the assets and liabilities of Sears Canada, the ongoing earnings of Sears Canada will no longer be consolidated in Sears Holdings' earnings and Sears Holdings will receive cash proceeds of up to U.S.$380 million as a result of the sale of Sears Canada's Common Shares (assuming the subscription rights are exercised in full).

Method of Exercising Subscription Rights

        The exercise of subscription rights is irrevocable and may not be cancelled or modified. You may exercise your subscription rights as follows:

        Subscription by Registered Holders.    If you are a registered holder of SHC Stock, the number of Common Shares you may purchase pursuant to your basic subscription right will be indicated on the rights certificate that you receive. You may exercise your subscription rights any time after your receipt of the subscription rights certificate and before the expiration date by properly completing and duly executing the rights certificate and forwarding it, together with your full payment, to the subscription agent at the address given below under "—Subscription Agent and Information Agent," to be received before 5:00 p.m., New York City time, on November     •    , 2014.

        Subscription by Beneficial Owners.    If you are a beneficial owner of shares of SHC Stock that are registered in the name of a broker, dealer, custodian bank or other nominee, you will not receive a rights certificate. Instead, DTC will electronically issue one subscription right to your nominee record holder for every share of SHC Stock that you own as of the Record Date. If you are not contacted by your nominee, you should promptly contact your nominee in order to subscribe for Common Shares in the Rights Offering.

        Subscription by Purchasers of Subscription Rights.    If you purchase subscription rights during the subscription period through a broker, dealer, custodian bank or other nominee, you will not receive a rights certificate. Instead, your broker, dealer, custodian bank or other nominee must exercise the subscription rights on your behalf. If you wish to exercise your subscription rights and purchase Common Shares through the Rights Offering, you should contact your nominee as soon as possible. Please follow the instructions of your nominee. Your nominee may establish a deadline that may be before the expiration date of the Rights Offering.

        If you purchase subscription rights during the subscription period directly from a registered holder of SHC Stock, you should contact the subscription agent as soon as possible regarding the exercise of your subscription rights. Please follow the instructions of the subscription agent in order to properly exercise your subscription rights.

Payment Method

        Your payment of the subscription price must be made in U.S. dollars for the full number of Common Shares that you wish to acquire in the Rights Offering by cashier's or certified check drawn upon a United States bank payable to the subscription agent at the address set forth below under the heading "Subscription Agent and Information Agent". Your payment must be delivered to the subscription agent prior to the expiration of the Rights Offering. Personal checks and wire transfers will not be accepted. Payment received after the expiration of the Rights Offering will not be honored, and the subscription agent will return your payment to you, without interest or penalty, as soon as practicable.

        You should carefully read and strictly follow the instruction letter and any other documents accompanying the rights certificate. Do not send subscription documents, rights certificates or payments directly to us or to Sears Holdings. Sears Holdings will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and payment of the full subscription amount. The risk of delivery of all subscription documents, rights certificates and payments is borne by the holders of subscription rights, not by the subscription agent, Sears Holdings or Sears Canada. If sent by mail, Sears Holdings recommends that you send those rights certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the subscription agent.

        If you hold your shares of SHC Stock in the name of a custodian bank, broker, dealer or other nominee and wish to exercise your subscription rights, you should contact your nominee as soon as possible regarding the exercise of the subscription rights and the payment for the Common Shares.

Medallion Guarantee May Be Required

        Your signature on your rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry

Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

  •
  you provide on the rights certificate that shares are to be delivered to you as record holder of those subscription rights; or

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  you are an eligible institution.

Missing or Incomplete Subscription Information

        If you hold your shares of SHC Stock in the name of a custodian bank, broker, dealer or other nominee, the nominee will exercise the subscription rights on your behalf in accordance with your instructions. Your nominee may establish a deadline that may be before the 5:00 p.m., New York City time, November     •    , 2014 expiration date that Sears Holdings has established for the Rights Offering. If you send a payment that is insufficient to purchase the number of Common Shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares under the over-subscription privilege and the elimination of fractional shares. Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable following the expiration of the Rights Offering.

Expiration Date and Extension

        The subscription period, during which you may exercise your subscription rights, expires at 5:00 p.m., New York City time, on November     •    , 2014, which is the expiration of the Rights Offering. If you do not exercise your subscription rights before that time, your subscription rights will expire and will no longer be exercisable. Sears Holdings will not be required to sell Common Shares to you if the subscription agent receives your rights certificate or your subscription payment after that time. Sears Holdings has the option to extend the Rights Offering. Sears Holdings may extend the Rights Offering by giving oral or written notice to the subscription agent before the Rights Offering expires. If Sears Holdings elects to extend the Rights Offering, it will issue a press release announcing the extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date of the Rights Offering.

        If you hold your shares of SHC Stock in the name of a broker, dealer, custodian bank or other nominee, the nominee will exercise the subscription rights on your behalf in accordance with your instructions. Please note that the nominee may establish a deadline that may be before the 5:00 p.m., New York City time, November     •    , 2014 expiration date that Sears Holdings has established for the Rights Offering.

Determination of Subscription Price

        The Sears Holdings board of directors has determined that the subscription price will be U.S.$9.50 per whole share. The subscription price is equal to the U.S. dollar equivalent of the closing price of Sears Canada's Common Shares on September 26, 2014, the last trading day before the Sears Holdings board of directors requested Sears Canada's cooperation with the filing of a prospectus regarding this Rights Offering. The board of directors of Sears Holdings applied the Noon Exchange Rate as of September 26, 2014 to calculate this equivalent value. In determining the subscription price, the board of directors of Sears Holdings considered, among other things, (1) current and historical trading prices of Sears Canada's Common Shares, (2) the desirability of broad participation in the Rights Offering by Sears Holdings' stockholders and (3) Sears Holdings' liquidity needs and the aggregate amount of proceeds to be paid to Sears Holdings pursuant to the Rights Offering if the Rights Offering were fully subscribed. See "Description of the Rights Offering—Determination of Subscription Price".

Subscription Agent and Information Agent

        The subscription agent for the Rights Offering is    •    . The address to which rights certificates and payments should be mailed or delivered by hand delivery or overnight courier is provided below. If sent by mail, Sears Holdings recommends that you send documents and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the subscription agent. Do not send or deliver these materials to Sears Holdings or Sears Canada.

By first class mail:	By hand or overnight courier:
[•]	[•]

        If you deliver subscription documents or rights certificates in a manner different than that described in this prospectus, Sears Holdings may not honor the exercise of your subscription rights.

        You should direct any questions or requests for assistance concerning the method of subscribing for the Common Shares or for additional copies of this prospectus to the information agent, Georgeson Inc., by calling ((866)) 741-9588 (toll-free) or, writing to SearsCanadaOffer@georgeson.com.

Fees and Expenses

        Sears Holdings is not charging any fee or sales commission to issue the subscription rights to you or deliver Common Shares to you if you exercise your rights. If you exercise your subscription rights through the record holder of your shares, you are responsible for paying any commissions, fees, taxes or other expenses your record holder may charge you. Sears Holdings will pay all reasonable fees charged by Computershare, Inc., as the subscription agent and Georgeson Inc., as the information agent.

No Fractional Shares

        All Common Shares will be sold at a subscription price of U.S.$9.50 per whole share. Sears Holdings will not sell fractional shares. Fractional shares resulting from the exercise of the basic subscription rights and the over-subscription privileges will be eliminated by rounding down to the nearest whole share. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Notice to Nominees

        If you are a broker, dealer, custodian bank or other nominee holder that holds shares of SHC Stock for the account of others on the Record Date, you should notify the beneficial owners of the shares for whom you are the nominee of the Rights Offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owners of SHC Stock. If a beneficial holder of SHC Stock so instructs, you should complete the rights certificate and submit it to the subscription agent with the proper subscription payment by the expiration date or the date indicated by such holder, if earlier. You may exercise the number of subscription rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of SHC Stock on the Record Date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled "Nominee Holder Certification," which is provided with your Rights Offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

Beneficial Owners

        If you are a beneficial owner of shares of SHC Stock and will receive your subscription rights through a broker, dealer, custodian bank or other nominee, Sears Holdings will ask your nominee to notify you of the Rights Offering. If you wish to exercise your subscription rights, you will need to have your nominee act for you, as described above. To indicate your decision with respect to your subscription rights, you should follow the instructions of your nominee. If you wish instead to obtain a separate rights certificate, you should contact your nominee as soon as possible and request that a rights certificate be issued to you. You should contact your nominee if you do not receive notice of the Rights Offering, but you believe you are entitled to participate in the Rights Offering. Sears Holdings and Sears Canada are not responsible if you do not receive the notice by mail or otherwise from your nominee or if you receive notice without sufficient time to respond to your nominee by the deadline established by your nominee, which may be before the 5:00 p.m., New York City time, November     •    , 2014 expiration date.

Transferability of Subscription Rights

        The subscription rights are transferable during the course of the subscription period. Sears Holdings has applied to list the subscription rights for trading on the NASDAQ under the symbol "SRSCR". However, listing will be subject to Sears Holdings fulfilling all of the requirements of that exchange, and the NASDAQ will not list the subscription rights unless the Common Shares are also listed for trading on the NASDAQ. Sears Canada has applied to list its Common Shares on the NASDAQ, but there can be no guarantee that such listing application will be accepted prior to the commencement of the Rights Offering, and listing will be subject to Sears Canada fulfilling all of the requirements of that exchange. Subject to the NASDAQ's approval of the listing of Sears Canada's Common Shares and Sears Holdings' subscription rights, Sears Holdings currently expect that they will begin to trade on the first business day following the distribution of the subscription rights, and will continue to trade until 4:00 p.m., New York City time, on    •    , 2014, the fourth business day prior to the expiration date of this Rights Offering (or, if the offer is extended, on the fourth business day immediately prior to the extended expiration date). As a result, you may transfer or sell your subscription rights if you do not want to exercise them to purchase Common Shares. However, the subscription rights are a new issue of securities with no prior trading market, and there can be no assurances provided as to the liquidity of the trading market for the subscription rights or their market value.

        If you are a beneficial owner of shares of SHC Stock on the Record Date or will receive your subscription rights through a broker, dealer, custodian bank or other nominee, Sears Holdings will ask your broker, dealer, custodian bank or other nominee to notify you of the Rights Offering. If you wish to sell your subscription rights, in addition to any other procedures your broker, custodian bank or other nominee may require, you must deliver your order to sell to your broker, custodian bank or other nominee such that it will be actually received prior to 4:00 p.m., New York City time, on    •    , 2014, the fourth business day prior to the November     •    , 2014 expiration date of this Rights Offering.

        If you are a registered holder of SHC Stock as of the Record Date and receive a rights certificate, you may take your rights certificate to a broker and request to sell the rights represented by the certificate. The broker will instruct you as to what is required to sell your subscription rights.

Validity of Subscriptions

        Sears Holdings will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the Rights Offering. Such determination will be final and binding. Once made, subscriptions and directions are irrevocable, and Sears Holdings will not accept any alternative, conditional or contingent subscriptions or directions. Sears Holdings reserves the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless Sears Holdings waives them in its sole discretion. None of Sears Canada, Sears Holdings or the subscription agent is under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted only when the subscription agent receives a properly completed and duly executed rights certificate and any other required documents and the full subscription payment. Sears Holdings interpretations of the terms and conditions of the Rights Offering will be final and binding.

Shareholder Rights

        You will have no rights as a holder of the Common Shares that you purchase in the Rights Offering until your account or the account of your nominee is credited with the Common Shares purchased in the Rights Offering.

Foreign Stockholders

        Sears Holdings will not mail this prospectus or any rights certificates to holders of SHC Stock on the Record Date whose address of record is outside the United States, or is an Army Post Office (APO) address or Fleet Post Office (FPO) address. Foreign stockholders will be sent written notice of the Rights Offering by the subscription agent. The subscription agent will hold the rights certificates to which those holders subscription rights relate for the account of these stockholders. To exercise their subscription rights, foreign stockholders must send a letter of instruction indicating the number of subscription rights to be exercised, together with payment of the subscription price for each Common Share subscribed for, to the subscription agent. The subscription agent must receive the letter of instruction, together with payment of the subscription price at or prior to 5:00 p.m., New York City time, on November     •    , 2014. The stockholder must demonstrate to the satisfaction of the subscription agent and Sears Holdings, such as by providing a legal opinion from local counsel, that the exercise of such subscription rights does not violate the laws of the jurisdiction of such stockholder. If no instructions are received by the subscription agent prior to 5:00 p.m., New York City time, on November     •    , 2014, the subscription rights will expire, have no value, and cease to be exercisable for Common Shares. See "Risk Factors—Risks Relating to the Rights Offering—If you receive but do not sell or exercise the subscription rights before they expire, you may be subject to adverse U.S. federal income tax consequences".

        The Rights Offering is not being made in any state or other jurisdiction in which it would be unlawful to do so. Sears Holdings is not selling to, or accepting any offers from, foreign stockholders to purchase subscription rights if such stockholders are a resident of any such state or other jurisdiction.

No Revocation or Change

        Once you submit the rights certificate or have instructed your nominee of your subscription request, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you learn information about Sears Canada that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase Common Shares at the subscription price.

U.S. Federal Income Tax Treatment of Rights Distribution

        For a discussion of certain U.S. federal income tax considerations relating to the receipt, sale, exercise and expiration of the subscription rights and the ownership and disposition of Common Shares, see "Certain United States Federal Income Tax Considerations". Stockholders should consult their own tax advisors regarding the U.S. federal, state and local and non-U.S. income, estate and other tax considerations relating to the receipt, sale, exercise and expiration of the subscription rights and the ownership and disposition of Common Shares in light of their particular circumstances.

No Recommendation to Rights Holders

        Neither the Sears Holdings board of directors nor the Board of Directors of Sears Canada is making any recommendation regarding your exercise of the subscription rights. Stockholders who exercise subscription rights will incur investment risk on new money invested. Neither Sears Holdings nor Sears Canada can predict the price at which Common Shares will trade after the Rights Offering. The market price for Sears Canada's Common Shares may decrease to an amount below the subscription price, and if you purchase Common Shares at the subscription price, you may not be able to sell the shares in the future at the same price or a higher price. Moreover, the market price for the Common Shares may be trading at an amount above the subscription price, and if you do not exercise your rights you will be unable to participate in this appreciation. You should make your investment decision based on your assessment of the business and financial condition of Sears Canada, its prospects for the future, the terms of the Rights Offering and the information contained in, or incorporated by reference into, this prospectus. See "Risk Factors" for a discussion of some of the risks involved in exercising rights and investing in the Common Shares.

Listing

        The subscription rights are transferable during the course of the subscription period. Sears Holdings has applied to list the subscription rights for trading on the NASDAQ under the symbol "SRSCR". However, listing will be subject to Sears Holdings fulfilling all of the requirements of that exchange, and the NASDAQ will not list the subscription rights unless the Common Shares are also listed for trading on the NASDAQ. Sears Canada has applied to list its Common Shares on the NASDAQ under the symbol "SRSC", but there can be no guarantee that such listing application will be accepted prior to the commencement of the Rights Offering, and listing will be subject to Sears Canada fulfilling all of the requirements of that exchange.

Treatment of Common Stock Held in Employee Savings Plans

        The Savings Plans are each tax qualified retirement plans and are pension plans as defined by ERISA (defined herein) that offer an employer stock fund through which participants (current and former Sears Holdings employees) may invest in SHC Stock. The Savings Plan Trust holds the assets of the Savings Plans and will receive one subscription right for each full share of SHC Stock held in the Savings Plan Trust as of the Record Date. Sears Holdings is applying to the U.S. Department of Labor for a prohibited transaction exemption on a retroactive basis, effective as of the date of the distribution of the subscription rights, providing relief for the acquisition, holding and disposition of the subscription rights by the Savings Plans. The prohibited transaction exemption is necessary because the Savings Plans are not permitted to hold an employer-issued security that is not "qualifying" within the meaning of Section 407(d)(5) of the Employee Retirement Income Security Act of 1974, or "ERISA," and the subscription rights are not "qualifying". In addition, the exercise of the rights by the Savings Plans to purchase Sears Canada stock may violate section 406(a)(1)(A) and section 406(b) of ERISA and the parallel provisions of section 4975 of the Code, which prohibit transactions between the Savings Plans and Sears Holdings under certain conditions. If the exemption is not granted, Sears Holdings may be required to take appropriate remedial action. It is anticipated that an independent fiduciary will be engaged for each Savings Plan to determine whether and/or when to exercise or sell the subscription rights on behalf of the trusts of the Savings Plans, subject to the terms of the prohibited transaction exemption. Proceeds from the exercise or sale of the subscription rights will be allocated to Savings Plan accounts that have a holding in the Sears Holdings stock fund as of the record date.

 DESCRIPTION OF SHARE CAPITAL

Authorized Capital

        The authorized common share capital of the Corporation consists of an unlimited number of Common Shares without nominal or par value and an unlimited number of class 1 preferred shares, issuable in one or more series (the "Class 1 Preferred Shares").

Common Shares

        As at October 6, 2014, Sears Canada had 101,877,662 Common Shares issued and outstanding, which are listed for trading on the TSX.

        The holders of Common Shares are entitled to vote at all meetings of the shareholders of the Corporation, except meetings at which only holders of a specified class or series of shares are entitled to vote. The holders of Common Shares are entitled to receive dividends as and when declared by the Board, subject to the dividend entitlements of the holders of the Class 1 Preferred Shares of the Corporation, if any. After payment to the holders of the Class 1 Preferred Shares of the Corporation of the amount to which they may be entitled, and after payment of all outstanding debts, the holders of Common Shares are entitled to receive the remaining property of the Corporation upon the liquidation, dissolution or winding-up thereof.

Class 1 Preferred Shares

        There are currently no Class 1 Preferred Shares outstanding.

        For a detailed description of the rights, privileges, restrictions and conditions of the Class 1 Preferred Shares, please refer to the Articles of Amalgamation of the Corporation dated December 30, 1999, which are filed on SEDAR at www.sedar.com and the SEC website at www.sec.gov.

CONSOLIDATED CAPITALIZATION

        Other than as disclosed herein (including under "The Rights Offering" and "Prior Sales" and in the information incorporated by reference herein), there have not been any material changes in the share and loan capital of the Corporation since August 2, 2014, the date of the Corporation's most recently filed financial statements. The Corporation will not receive any proceeds under the Rights Offering. The Offering will not result in any additional material changes to the share and loan capital of the Corporation.

MARKET FOR SECURITIES

Trading Price and Volume

        The Common Shares are listed on the TSX under the symbol "SCC". The following table sets forth the high and low reported trading prices and the trading volume of the Common Shares as reported by the TSX for the periods indicated are set forth in the following table:

	High ($)	Low ($)	Volume
October 2013	14.65	12.40	708,648
November 2013	19.89	14.12	3,278,936
December 2013	19.33	12.80	1,302,019
January 2014	13.19	11.03	796,491
February 2014	16.27	12.30	459,135
March 2014	17.14	14.16	453,749
April 2014	17.01	15.06	323,806
May 2014	16.75	13.80	340,144
June 2014	14.90	13.32	331,178
July 2014	15.14	13.56	343,022
August 2014	16.99	13.27	341,381
September 2014	16.85	10.11	356,872
October 1 to 6, 2014	11.36	10.60	57,603

NASDAQ Listing Application

        Sears Holdings has applied to list the subscription rights for trading on the NASDAQ under the symbol "SRSCR." However, the NASDAQ will not list the subscription rights unless the Common Shares are also listed for trading on the NASDAQ. Sears Canada has applied to list the Common Shares on the NASDAQ under the symbol "SRSC", but there can be no guarantee that such listing application will be accepted prior to the commencement of the Rights Offering. Sears Holdings does not intend to apply to list the subscription rights on the TSX.

DIVIDENDS

        The Corporation does not pay quarterly dividends. Sears Canada regularly monitors its sources and uses of cash and its level of cash on hand, and considers the most effective use of cash on hand including, among other options, the payment of dividends.

        Since February 1, 2014, the date of the Corporation's most recently filed financial statements, the Corporation has not distributed or declared any dividends to its shareholders.

        In Fiscal 2013, the Corporation distributed approximately $509 million ($5.00 per Common Share) to holders of Common Shares as an extraordinary cash dividend. Payment for this extraordinary cash dividend was made on December 6, 2013.

        In Fiscal 2012, the Corporation distributed approximately $102 million ($1.00 per Common Share) to holders of Common Shares as an extraordinary cash dividend. Payment for this extraordinary cash dividend was made on December 31, 2012.

        There were no dividends declared or paid to holders of Common Shares during Fiscal 2011.

        During the 52-week period ended January 29, 2011, the Corporation distributed approximately $753.4 million ($7.00 per Common Share) to holders of Common Shares as extraordinary cash dividends. Payments for these extraordinary cash dividends were made on June 4, 2010 and September 24, 2010.

USE OF PROCEEDS

        All of the gross proceeds of the sale of Common Shares upon exercise of the subscription rights, net of any selling expenses incurred by it, will be payable to and received by Sears Holdings. Consequently, Sears Canada will not receive any proceeds from the exercise of the subscription rights, any sale of the subscription rights by any stockholder or the sale of Common Shares by Sears Holdings.

        Assuming the subscription rights are exercised in full, Sears Holdings expects to receive gross cash proceeds of approximately U.S.$380 million as a result of the sale of 40,000,000 Common Shares.

RISK FACTORS

        Before deciding whether to exercise subscription rights and invest in the Common Shares, prospective investors should consider the risks described below.

        You should carefully consider the risks described below, together with all of the other information contained in, or incorporated by reference, into this prospectus, in evaluating whether to exercise subscription rights and purchase our Common Shares. The following risk factors could adversely affect our business, results of operations, financial condition and the price of our Common Shares.

Risks Relating to the Rights Offering

The subscription price determined for the Rights Offering is not necessarily an indication of the price at which Sears Canada's Common Shares will trade.

        The board of directors of Sears Holdings based the per share subscription price being used in the Rights Offering on various factors including, among other things, (1) current and historical trading prices of Sears Canada's Common Shares, (2) the desirability of broad participation in the Rights Offering by Sears Holdings' stockholders and (3) Sears Holdings' liquidity needs and the aggregate amount of proceeds to be paid to Sears Holdings pursuant to the Rights Offering if the Rights Offering were fully subscribed. The per share subscription price may not be indicative of the price at which the Common Shares will trade after the Rights Offering. After the date of this prospectus, the Common Shares may trade at prices below or above the subscription price.

No prior market exists for the subscription rights and a liquid market for the subscription rights may not develop.

        Sears Holdings has applied to list the subscription rights for trading on the NASDAQ under the symbol "SRSCR". However, the subscription rights are a new issue of securities with no prior trading market. Neither Sears Holdings nor Sears Canada can provide you with any assurances as to the liquidity of the trading market for the subscription rights or the price at which the subscription rights may trade during the Rights Offering. In addition, the NASDAQ will not list the subscription rights unless the Common Shares are also listed for trading on the NASDAQ. Sears Canada has applied to list its Common Shares, but there can be no guarantee that such listing application will be accepted prior to the commencement of the Rights Offering. In the event that these listing approvals cannot be obtained, holders of subscription rights will own unlisted securities, which may affect the pricing of the rights in the secondary market, the transparency and availability of trading prices, and the liquidity of the rights.

If you do not act promptly and follow the subscription instructions, your exercise of subscription rights will be rejected.

        If you desire to purchase Common Shares in the Rights Offering, you must act promptly to ensure that the subscription agent actually receives all required forms and payments before the expiration of the Rights Offering at 5:00 p.m., New York City time, on November     •    , 2014, unless Sears Holdings extends the Rights Offering. If you are a beneficial owner of SHC Stock, you must act promptly to ensure that your broker, dealer, custodian bank or other nominee acts for you and that the subscription agent receives all required forms and payments before the Rights Offering expires. Neither Sears Holdings nor Sears Canada is or will be responsible if your nominee fails to ensure that the subscription agent receives all required forms and payments before the Rights Offering expires. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to the exercise of your subscription rights before the Rights Offering expires, the subscription agent will reject your subscription or accept it only to the extent of the payment received. None of Sears Holdings, Sears Canada or the subscription agent undertakes any responsibility or action to contact you concerning an incomplete or incorrect subscription form or payment, nor are Sears Holdings, Sears Canada or the subscription agent under any obligation to correct such forms or payment. Sears Holdings has the sole discretion to determine whether a subscription exercise roperly complies with the subscription procedures.

You will not be able to sell the Common Shares that you buy in the Rights Offering until your account is credited with the Common Shares.

        If you are a registered stockholder of Sears Holdings and you purchase Common Shares in the Rights Offering, your account will be credited with the Common Shares as soon as practicable after the exercise of your subscription rights. If your shares of SHC Stock are held by a broker, dealer, custodian bank or other nominee and you purchase Common Shares pursuant to your subscription rights, your account with your nominee will be credited with the Common Shares you purchased in the Rights Offering as soon as practicable after the exercise of your subscription rights. Until your account is credited, you may not be able to sell your Common Shares even though we intend for the Common Shares sold in the Rights Offering to be listed for trading on the NASDAQ. The trading price may decline between the time you decide to sell your Common Shares and the time you are actually able to sell such Common Shares.

You may not revoke your exercise of the subscription rights and you could be committed to buying Common Shares at a price above the prevailing market price after completion of the Rights Offering.

        Once you exercise your rights, you may not revoke the exercise even if you later learn information that you consider to be unfavorable to the exercise of your rights. If you exercise your rights, you may not be able to sell the Common Shares purchased under the rights at a price equal to or greater than the subscription price, and you may lose all or part of your investment in the Common Shares.

You will not receive interest on your subscription funds during the period pending the closing of the Rights Offering.

        The subscription agent will hold the gross proceeds from the sale of Common Shares under the rights in escrow in a segregated bank account, and it will release the proceeds of any subscription rights exercised prior to the expiration date, together with any interest earned on the proceeds, less any applicable withholding taxes, to Sears Holdings as soon as is practicable after the exercise of such subscription rights. Common Shares subscribed for prior to the expiration date will be credited to your account or the account of your nominee as soon as practicable after the exercise of such subscription rights.

If you make payment of the purchase price by uncertified check, your check may not clear in sufficient time to enable you to purchase Common Shares in the Rights Offering.

        Any uncertified check used to pay for the Common Shares to be sold in the Rights Offering must clear prior to the expiration of the Rights Offering, and the clearing process may require five or more business days. If you choose to exercise your rights, in whole or in part, and to pay for shares by uncertified check, and if your check has not cleared prior to the expiration of the Rights Offering, then you will not have satisfied the conditions to exercise your rights and will not receive the Common Shares you wish to purchase.

If you receive and exercise the subscription rights, you may be subject to adverse U.S. federal income tax consequences.

        If you receive a subscription right and exercise that right, you should generally expect to have (1) taxable dividend income equal to the fair market value (if any) of the subscription right on the date of its distribution by Sears Holdings and (2) no additional income upon the exercise of the subscription right. As a result, you may need to fund any tax resulting from the receipt of the subscription right with cash from other sources.

        See "Certain United States Federal Income Tax Considerations".

If you are a U.S. taxpayer and receive and sell the subscription rights, you may be subject to adverse U.S. federal income tax consequences.

        If you are a U.S. taxpayer and receive a subscription right and sell that right, you should generally expect to have (1) taxable dividend income equal to the fair market value (if any) of the subscription right on the date of its distribution by Sears Holdings and (2) short-term capital gain or loss on the sale of the subscription right equal to the difference between the proceeds received upon the sale and the fair market value (if any) of the subscription right on the date of its distribution by Sears Holdings. It is possible that the sale proceeds received upon a sale of the subscription rights will be less than any tax resulting from your receipt of the subscription right. In this event, you will generally need to fund the remaining portion of any tax with cash from other sources. See "Certain United States Federal Income Tax Considerations".

If you are a U.S. taxpayer and receive but do not sell or exercise the subscription rights before they expire, you may be subject to adverse U.S. federal income tax consequences.

        If you are a U.S. taxpayer and receive a subscription right from Sears Holdings and do not sell or exercise that right before it expires, you should generally expect to have (1) taxable dividend income equal to the fair market value (if any) of the subscription right on the date of its distribution by Sears Holdings and (2) a short-term capital loss upon the expiration of such right in an amount equal to your adjusted tax basis (if any) in such right. In general, capital losses are available to a U.S. taxpayer only to offset capital gains and may not be used to offset dividend or other income (except, to the extent of up to $3,000 of capital loss per year, in the case of a non-corporate U.S. stockholder). Accordingly, if you receive a subscription right from Sears Holdings and take no action, you may owe tax and need to fund that tax with cash from other sources.

        You should discuss with your tax advisor the U.S. federal income tax consequences of receiving and neither selling nor exercising the subscription rights.

        See "Certain United States Federal Income Tax Considerations".

If the Rights Offering is not fully subscribed, ESL and other existing stockholders of Sears Holdings may increase their ownership in Sears Canada.

        ESL beneficially owns approximately 27.6% of Sears Canada's outstanding Common Shares. Edward S. Lampert and certain other ESL affiliates have advised Sears Holdings of their intent to exercise their pro rata portion of the basic subscription rights in full as soon as practicable after the subscription rights have been distributed, though they have not entered into any agreement to do so. Fairholme has also advised Sears Holdings that it expects that certain of its clients will participate in the Rights Offering at levels to be determined, subject to review of the terms and conditions of the Rights Offering and regulatory considerations. As a result, following the completion of the Rights Offering, we expect ESL will beneficially own between approximately 45.0% and 47.0% of our Common Shares. To the extent that the subscription rights are not exercised in full by all holders of rights, ESL and Fairholme may increase their respective percentage beneficial ownership of Sears Canada through their exercise of the over-subscription privilege, through open market purchases of subscription rights or Common Shares or otherwise. However, ESL has indicated to Sears Holdings that it does not intend to pursue these options to the extent they would result in ESL owning 50.0% or more of Sears Canada's Common Shares upon completion of the Rights Offering. Your interests as a holder of SHC Stock may differ from the interests of ESL or other existing significant stockholders of Sears Holdings. See "Description of the Rights Offering—Principal Shareholder".

Risks Relating to the Common Shares

As long as ESL exerts significant voting influence over us, your ability to influence matters requiring shareholder approval will be limited.

        ESL owns approximately 48.5% of the outstanding SHC Stock. Edward S. Lampert and certain other ESL affiliates have advised Sears Holdings that they intend to exercise their pro rata portion of the subscription rights which represents approximately 17,760,000 to 19,400,000 Common Shares, or 17.5% to 19.0% of Sears Canada's outstanding Common Shares as soon as practicable after the subscription rights have been distributed, although they have not entered into any agreement to do so. Upon such exercise of the basic subscription right, ESL will own between approximately 45.0% and 47.0% of Sears Canada's outstanding Common Shares. ESL has further advised Sears Holdings that, to the extent that it may exercise subscription rights under the additional subscription privilege described under "Description of the Rights Offering", it will not do so if such exercise would increase its collective ownership to 50.0% or more of the outstanding Common Shares. If all of the subscription rights are exercised in the Rights Offering, Sears Holdings will thereafter directly own approximately 11.7% of the Common Shares. So long as ESL directly or indirectly exerts significant voting influence over of our outstanding Common Shares, it will have the ability to significantly influence the election of the Board of Directors and the outcome of certain shareholder votes.

        Accordingly, ESL will have the ability to exercise significant influence over certain actions to be taken or approved by our directors and shareholders, including with respect to certain mergers or business combinations or dispositions of all or substantially all of our assets.

        ESL's significant voting influence control may discourage transactions involving a change of control of us, including transactions in which you, as a holder of our Common Shares, might otherwise receive a premium for your shares over the then-current market price. Subject to certain limits, ESL is also not prohibited from selling its significant interest in us to a third party and may do so without your approval and, subject to applicable laws, without providing for a purchase of your Common Shares. Accordingly, your Common Shares may be worth less than they would be if ESL did not maintain significant voting influence over us.

        ESL's interests may be different than your interests and Sears Holdings and ESL may have investments in other companies that may compete with us and may have interests from time to time that diverge from the interests of our other shareholders, particularly with regard to new investment opportunities.

        In addition, conflicts of interest may arise between Sears Holdings and/or ESL and us, including corporate opportunities, potential acquisitions or transactions as well as other matters. We may be adversely affected by any conflicts of interest between Sears Holdings and/or ESL and us. Furthermore, neither Sears Holdings nor ESL owes us or our shareholders any fiduciary duties under Canadian law.

        In the event that Sears Holdings experiences financial difficulty, it is not possible to predict with certainty the jurisdiction or jurisdictions in which insolvency or similar proceedings would be commenced or the outcome of such proceedings. If a bankruptcy, insolvency or similar event occurs, there could be proceedings involving Sears Holdings in the United States or elsewhere and it is possible that we could be made a part of these proceedings. This risk decreases as the percentage of Common Shares held by Sears Holdings decreases.

The price of our Common Shares may decline if ESL or Sears Holdings alter their strategy with respect to their ownership of our shares.

        ESL and Sears Holdings have advised us that they have not reached any decision regarding whether or for how long they will retain their share ownership in us and what form, if any, the disposition or distribution of their Common Shares will take. ESL and Sears Holdings will, in their respective sole discretions, determine the timing and terms of any transactions with respect to their Common Shares, taking into account business and market conditions and other factors that they deem relevant. Neither ESL nor Sears Holdings is subject to any contractual obligation to maintain its ownership position in us, nor is ESL subject to any contractual obligation to us to maintain its ownership in Sears Holdings. Consequently, we cannot assure you that either ESL or Sears Holdings will maintain its current direct or indirect ownership of our Common Shares. Any announcement by ESL or Sears Holdings that they have reached a determination regarding what to do with their direct or indirect ownership of our Common Shares, or the perception by the investment community that ESL or Sears Holdings has reached such a determination, could have an adverse impact on the price of our Common Shares.

The market price of our Common Shares is subject to market value fluctuations.

        From time to time, the stock market experiences significant price and volume volatility that may affect the market price of our Common Shares for reasons unrelated to our performance. In addition, the financial markets are generally characterized by extensive interconnections among financial institutions and, accordingly, defaults by other financial institutions in Canada, the United States or other countries could adversely affect us and the market price of our Common Shares. The value of our Common Shares is also subject to market value fluctuations based upon factors which influence our operations, such as legislative or regulatory developments, competition, technological change and global capital market activity.

Risks Relating to Our Business

If we are unable to compete effectively in the highly competitive retail industry, our business and results of operations could be materially adversely affected.

        The Canadian retail market remains highly competitive as key players and new entrants compete for market share. International retailers continue to expand into Canada while existing competitors enhance their product offerings and become direct competitors. Our competitors include traditional full-line department stores, discount department stores, wholesale clubs, "big-box" retailers, internet retailers and specialty stores offering alternative retail formats. Failure to develop and implement appropriate competitive strategies and the performance of our competitors could have a material adverse effect on our business, results of operations and financial condition.

        In order to stay competitive and relevant to our customers, the Corporations' strategic plan for 2014 is centered on three strategic levers: merchandising value, cost and efficiency value, and the value of our network and assets. The achievement of strategic goals may be adversely affected by a wide range of factors, many of which are beyond our control. The inability to execute and integrate strategic plans could have a negative impact on the Corporation's current operations, market reputation, customer satisfaction and financial position. The Corporation's ability to implement and achieve its long-term strategic objectives is dependent on the achievement of these strategic plans and initiatives. There can be no assurance that such plans and initiatives will yield the expected results, either of which could cause us to fall short in achieving financial objectives and long-range goals.

        Additional risk may arise when foreign retailers carrying on business in Canada in competition with us engage in marketing activities which are not in full compliance with Canadian legal requirements regarding advertising and labeling rules and product quality standards. Such retailers may gain an unfair advantage and their activities may negatively affect our business and results of operations.

        The majority of the performance payments earned pursuant to the credit card marketing and servicing alliance with JPMorgan Chase are related to customers' purchases using the Sears Card and Sears MasterCard. The credit card industry is highly competitive as credit card issuers continue to expand their product offerings to distinguish their cards. As competition increases, there is a risk that a reduction in the percentage of purchases charged to the Sears Card and Sears MasterCard may negatively impact our results of operations and financial condition.

Due to the seasonality of our business, our results of operations would be adversely affected if our business performed poorly in the fourth quarter or as a result of unseasonable weather patterns.

        Our operations are seasonal in nature with respect to results of operations and in products and services offered. Merchandise and service revenues, as well as performance payments received from JPMorgan Chase, vary by quarter based upon consumer spending behavior. Historically, our revenues and earnings have been higher in the fourth quarter due to the holiday season and we have reported a disproportionate level of earnings in that quarter. As a result, our fourth quarter results of operations significantly impact our annual results of operations. Our fourth quarter results of operations may fluctuate significantly, based on many factors, including holiday spending patterns and weather conditions. In addition, we offer many seasonal goods and services. We establish budgeted inventory levels and promotional activity to be in accordance with our strategic initiatives and expected consumer demand. Businesses that generate revenue from the sale of seasonal merchandise and services are subject to the risk of changes in consumer spending behavior as a result of unseasonable weather patterns.

If we fail to offer merchandise and services that our customers want, our sales may be limited, which would reduce our revenues and profits and adversely impact our results of operations.

        To be successful, we must identify, obtain supplies and offer to customers attractive, relevant and high quality merchandise and services on a continuous basis. Customers' preferences may change over time. If we misjudge either the demand for products and services we sell or our customers' purchasing habits and tastes, we may be faced with excess inventories of some products and missed opportunities for products and services we chose not to offer. This could have a negative effect on our revenues and profits and adversely impact our results of operations.

Our failure to retain our senior management team and to continue to attract qualified new personnel could adversely affect our business and results of operations.

        Our success is dependent on our ability to attract, motivate and retain senior leaders and other key personnel. The loss of one or more of the members of our senior management may disrupt our business and adversely affect our results of operations. Furthermore, we may not be successful in attracting, assimilating and retaining new personnel to grow our business profitably. The inability to attract and retain key personnel could have an adverse effect on our business.

        On September 25, 2014, our President and Chief Executive Officer, Douglas C. Campbell, informed the Corporation that he intends to resign from Sears Canada by no later than January 1, 2015 and return to the United States to tend to personal family issues. The Board of Directors has commenced a search for a new Chief Executive Officer, however, it may not be able to find a suitable replacement by January 1, 2015 due to the intense competition for skilled employees and the lengthy and expensive process of finding qualified individuals. The inability to find a suitable replacement by January 1, 2015 or at all could have an adverse effect on our business.

If we do not successfully manage our inventory levels, our results of operations will be adversely affected.

        We must maintain sufficient in-stock inventory levels to operate the business successfully while minimizing out-of-stock levels. A significant portion of inventory is sourced from vendors requiring advance notice periods in order to supply the quantities that we require. These lead times may adversely impact our ability to respond to changing consumer preferences, resulting in inventory levels that are insufficient to meet demand or in merchandise that may have to be sold at lower prices. Inappropriate inventory levels or a failure to accurately anticipate the future demand for a particular product or the time it will take to obtain new inventory may negatively impact our results of operations.

If we are unable to secure an agreement with a financial institution for the management of the credit and financial services operations under substantially the same terms and conditions as currently in existence, our results of operations and financial condition will be negatively impacted.

        Our credit and financial services operations are currently managed by JPMorgan Chase. We entered into a long-term marketing and servicing alliance with JPMorgan Chase in 2005 with a term of 10 years. The term of this alliance is set to expire in November 2015. We are currently in the process of considering other potential options with respect to the future management of the credit and financial services operations, and there is a risk that we may not be able to secure another service provider or that if we do so, it will not be on terms and conditions as favourable to us as those we currently have with JPMorgan Chase, which would, in either case, materially adversely affect our results of operations and financial condition.

We rely extensively on computer systems to process transactions, summarize results and manage our business. Disruptions in these systems could harm our ability to run our business.

        Given the number of individual transactions that we process each year, it is critical that we maintain uninterrupted operation of our computer and communications hardware and software systems. These systems are subject to obsolescence, damage or interruption from power outages, computer and telecommunications failures, computer viruses, security breaches, catastrophic events such as fires, natural disasters and adverse weather occurrences and usage errors by our employees. If the systems are damaged or cease to function properly, we may have to make a significant investment to fix or replace them, may suffer interruptions in operations in the interim and our reputation with our customers may be harmed. Our ability to maintain sufficient inventory levels in our stores is critical to our success and largely depends upon the efficient and uninterrupted operation of our computer and communications hardware and software systems. Any material interruption in our computer operations may have a material adverse effect on our business and results of operations.

We rely on foreign sources for significant amounts of our merchandise, and our business may therefore be negatively affected by the risks associated with international trade.

        We are dependent upon a significant amount of products that originate from non-Canadian markets. In particular, we source a significant amount of products from China. We are subject to the risks that are associated with the sourcing and delivery of this merchandise, including: potential economic, social and political instability in jurisdictions where suppliers are located; structural integrity and fire safety of foreign factories; increased shipping costs, potential transportation delays and interruptions; adverse foreign currency fluctuations, changes in international laws, rules and regulations pertaining to the importation of products, quotas; and the imposition and collection of taxes and duties. Any increase in cost to us of merchandise purchased from foreign vendors or restriction on the merchandise made available to us by such vendors could have an adverse effect on our business and results of operations.

Damage to the reputations of the brands we sell could reduce our revenues and profits and adversely impact our results of operations.

        As a diverse and multi-channel retailer, we promote many brands as part of our normal course of business. These brands include the Sears brand, its private label brands for product lines such as Jessica™, and non-proprietary brands exclusive to Sears. Damage to the reputation of these brands or the reputation of the suppliers of these brands could negatively impact consumer opinions of Sears or our related products and reduce our revenues and profits and adversely impact our results of operations. In those circumstances, it may be difficult and costly for us to regain customer confidence.

If our relationships with our significant suppliers were to be impaired, it could have a negative impact on our competitive position and our results of operations and financial condition.

        Although our business is not substantially dependent on any one supplier, our relationship with certain suppliers is of significance to our merchandising strategy, including attracting customers to our locations, cross segment sales and image. The loss of a significant supplier relationship could result in lower revenues and decreased customer interest in our stores, which, in turn, would adversely affect our results of operations and financial condition. In addition, we may not be able to develop relationships with new suppliers, and products from alternative sources, if any, may be of a lesser quality and more expensive than those we currently purchase.

We rely on third parties to provide us with services in connection with the administration of certain business functions.

        We have entered into agreements with third-party service providers (both domestic and international) to provide processing and administration functions over a broad range of areas. These areas include finance and accounting, information technology, payroll, procurement and call centre functions. Services provided by third parties as a part of outsourcing initiatives could be interrupted as a result of many factors, such as social or political unrest, natural disasters, extreme or unseasonable weather, acts of war or terrorism, systems breakdowns or power outages or other significant events outside of our control, contract or labour disputes, strikes or failure by third parties to provide these services on a timely basis within service level expectations and performance standards, which could result in a disruption of our business, and adversely affect our results of operations and financial condition. In addition, to the extent we are unable to maintain our outsourcing arrangements, we could potentially incur substantial costs, including costs associated with hiring new employees, in order to return these services in-house.

We rely on our relationship with a number of licensees to manage and operate the day-to-day operations of certain components of our business.

        We have entered into licensing arrangements with various third parties. Any financial instability of licensees and their inability to fulfill the terms and obligations under their respective agreements with us could have a material adverse effect on our revenues with respect to these arrangements and could cause us to incur substantial costs, including moving the services in-house or finding an alternative third party to perform the services.

The lack of willingness of our vendors to provide acceptable payment terms could negatively impact our liquidity and/or reduce the availability of products or services we seek to procure.

        We depend on our vendors to provide us with financing for our purchases of inventory and services. Our vendors could seek to limit the availability of vendor credit to us or other terms under which they sell to us, or both, which could negatively impact our liquidity. In addition, the inability of our vendors to access liquidity, or the insolvency of our vendors, could lead to their failure to deliver inventory or other services to us. Certain of our vendors may finance their operations and/or reduce the risk associated with collecting accounts receivable from us by selling or "factoring" the receivables or by purchasing credit insurance or other forms of protection from loss associated with our credit risks. The ability of our vendors to do so is subject to their perception of our credit quality and operational performance. Our vendors could be limited in their ability to factor receivables or obtain credit protection in the future because of their own financial condition and market perceptions of our financial position, credit worthiness and operational performance, which could reduce the availability of products or services we seek to procure.

We may be subject to product liability claims if people or properties are harmed by the products we sell or the services we offer.

        We sell products produced by third party manufacturers. Some of these products may expose us to product liability claims relating to personal injury, death or property damage caused by such products and may require us to take actions, such as product recalls. In addition, we also provide various services which could give rise to such claims. Although we maintain liability insurance to mitigate these potential claims, we cannot be certain that its coverage will be adequate for liabilities actually incurred or that insurance will continue to be available on economically reasonable terms or at all. Product liability claims can be expensive to defend and can divert the attention of management and other personnel for significant periods, regardless of the ultimate outcome. Claims of this nature, as well product recalls, could also have a negative impact on customer confidence in the products and services we offer and on our reputation, and could have a material adverse effect on our business and our results of operations.

If we do not maintain the security of our customer, associate or company information, we could damage our reputation, incur substantial additional costs and become subject to litigation.

        Any significant security compromise or breach of customer, associate or Corporation data, either held or maintained by the Corporation or our third party providers, could significantly damage our reputation and brands and result in additional costs, lost sales, fines and/or lawsuits. The regulatory environment in Canada related to information security and privacy is very rigorous. There is no guarantee that the procedures that we have implemented to protect against unauthorized access to secured data are adequate to safeguard against all data security breaches. A data security breach could negatively impact our business and our results of operations.

We are subject to a number of long-term real estate leases which could restrict our ability to respond to changes in demographics or the retail environment and adversely impact our results of operations.

        As of October 6, 2014, we operated a total of 113 Full-Line department stores, 307 specialty stores (including 47 Sears Home stores, 11 Outlet stores, four Appliances and Mattresses stores, 211 Hometown Dealer stores operated under independent local ownership and 34 Corbeil stores), 1,378 catalogue merchandise pick-up locations and 96 Sears Travel offices. We own 14 Full-line department stores. The majority of the remaining Full-Line department stores are held under long-term leases. We operate the majority of our Sears Homes stores under short-term leases. While we are able to change our merchandise mix and relocate stores in order to maintain competitiveness, we are restricted from vacating a current site without breaching our contractual obligations and incurring lease related expenses for the remaining portion of the lease-term. The long-term nature of the leases may limit our ability to respond in a timely manner to changes in the demographic or retail environment at any location, which could adversely affect our results of operations. In addition, when leases for the stores in our ongoing operations expire, we may be unable to negotiate renewals, either on commercially acceptable terms, or at all, which could cause us to close stores. Accordingly, we are subject to the risks associated with leasing real estate, which could have an adverse effect on our results of operations.

We may be subject to legal proceedings if we violate the operating covenants in our real estate leases that could adversely affect our business and results of operations.

        As of October 6, 2014, we had operating covenants with landlords for approximately 100 of our Full-Line department stores. An operating covenant generally requires us, during normal operating hours, to operate a store continuously as per the identified format in the lease agreement. As of October 6, 2014, the remaining term of the various Sears operating covenants ranged from less than one year to 25 years, with an average remaining term of approximately seven years, not including renewal options available to Sears Canada. Failure to observe our operating covenants may result in legal proceedings against us and adversely affect our business and results of operations.

We are subject to laws and regulations that impact our business and a failure to comply with such laws and regulations could lead to lawsuits or regulatory actions against us that could adversely affect our business and results of operations.

        Laws and regulations are in place to protect the interests and well-being of our customers and communities, business partners, suppliers, employees, shareholders and creditors. Changes to statutes, laws, regulations or regulatory policies, including changes in the interpretation, implementation or enforcement of statutes, laws, regulations and regulatory policies, could adversely affect our business and results of operations. In addition, we may incur significant costs in the course of complying with any changes to applicable statutes, laws, regulations and regulatory policies. Our failure to comply with applicable statutes, laws, regulations or regulatory policies could result in a judicial or regulatory judgment or sanctions and financial penalties that could adversely impact our reputation, business and results of operations. Although we believe that we have taken reasonable measures designed to ensure compliance with governing statutes, laws, regulations and regulatory policies in the jurisdictions in which we conduct business, there is no assurance that we will always be in compliance or deemed to be in compliance.

        In addition, changing laws, regulations and standards relating to corporate governance and public disclosure, including those related to foreign private issuers and the Sarbanes-Oxley Act of 2002, and related regulations implemented by the SEC are creating uncertainty for foreign private issuers, increasing legal and financial compliance costs, and making some activities more time consuming. We are currently evaluating and monitoring developments with respect to new and proposed rules, such as the new conflict minerals disclosure requirements, and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed. The costs of compliance or our failure to comply with these laws, rules and regulations could adversely affect our reputation, business, results of operations, financial condition and the price of our Common Shares.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses to us.

        In order to maintain our current status as a foreign private issuer under U.S. federal securities laws, a majority of our Common Shares must be either directly or indirectly owned by non-residents of the United States unless we also satisfy each of the three additional requirements in accordance with the definition of "foreign private issuer" under the U.S. Exchange Act. In addition to the majority of our Common Shares being owned by residents of the United States, if any of (i) the majority of our executive officers or directors are United States citizens or residents, (ii) more than fifty percent of our assets are located in the United States or (iii) our business is administered principally in the United States, then we would lose our foreign private issuer status. We currently satisfy the test and qualify as a foreign private issuer, but we cannot be certain that we will meet these requirements in the future. The regulatory and compliance costs to us under U.S. federal securities laws as a U.S. domestic issuer may be significantly more than the costs we incur as a Canadian foreign private issuer. If we cease to be a foreign private issuer, we would not be eligible to use the multijurisdictional disclosure system or other foreign issuer forms and would be required to file periodic and current reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer. We may also be required to prepare our financial statements in accordance with U.S. generally accepted accounting principles, or GAAP. These additional reporting obligations could be costly and have a negative impact on our financial condition.

We are required to comply with federal and provincial environmental laws and regulations, the cost of which may adversely affect our results of operations and financial condition.

        We are exposed to environmental risk as an owner, lessor and lessee of property. Under federal and provincial laws, the owner, lessor or lessee could be liable for the costs of removal and remediation of certain hazardous substances on its properties or disposed of at other locations. The failure to remove or remediate such substances, if any, could lead to claims against us.

        We are currently remediating various locations across Canada where we operated auto centers, gas bars and a logistics facility. The extent of the remediation and the costs thereof have not yet been determined. We continue to monitor the costs of remediation and appropriately provide for these costs in our reserves. If we commit to renovating a leased or owned building that contains or may contain asbestos, or if asbestos is inadvertently disturbed, we will be legally obligated to comply with asbestos removal standards. The extent of this liability has not yet been determined because the costs to remove asbestos depend upon factors including, among others, the location and extent of any renovations undertaken. Inadvertent disturbance of asbestos cannot be foreseen. The costs incurred by us could be significant and may negatively impact our results of operations and financial condition.

We are exposed to a variety of legal proceedings, including class action lawsuits, and tax audits which, if adversely decided, could materially adversely affect us.

        We currently are involved in various legal proceedings incidental to the normal course of business. Although we are of the view that the final disposition of any such litigation is not expected to have a material adverse effect on our liquidity, consolidated financial position or results of operations, the outcome of such litigation cannot be predicted with certainty.

        In the ordinary course of business, we are subject to ongoing audits by tax authorities. While we believe that our tax filing positions are appropriate and supportable, periodically, certain matters are reviewed and from time to time challenged by the tax authorities. As we routinely evaluate and provide for potentially unfavorable outcomes with respect to any tax audits, we believe that the final disposition of tax audits will not have a material adverse effect on our liquidity, consolidated financial position or results of operations. If the result of a tax audit materially differs from the existing provisions, our effective tax rate and our net earnings could be affected positively or negatively in the period in which the tax audits are completed.

        On July 5, 2013, a "Sears Hometown" store owner in Woodstock, Ontario launched a class action lawsuit on behalf of approximately 260 Sears Hometown dealers across Canada who became dealers on or after January 1, 2011 against Sears Canada and Sears, Roebuck and Co. (together with Sears Canada, the "Sears Defendants"), a subsidiary of Sears Holdings. The claim alleges that the Sears Defendants breached contractual duties and duties under provincial franchise laws by forcing the Hometown store dealer-owners to work for subsistence-level compensation and by depriving them of any realistic opportunity to share in the profits generated by the Hometown store system. The claim also alleges that Sears Canada has encroached on the dealers' protected market areas through direct-channel sales. The dealer plaintiffs seek $100 million in damages and injunctive relief. The action was certified as a class action on September 8, 2014. Although Sears Canada intends to vigorously defend these allegations, we believe the outcome is indeterminable, and the monetary damages, if any, cannot be reliably estimated.

Our results of operations may be adversely impacted if insurance coverage is deemed insufficient or if we or the insurance industry is affected by unexpected material events.

        We maintain directors and officers insurance, liability insurance, business interruption and property insurance and this insurance coverage reflects deductibles, self-insured retentions, limits of liability and similar provisions. Although we have taken measures to ensure that it has the appropriate coverage, including maintaining an annual reserve for liability claims, there is no guarantee that our insurance coverage will be sufficient, or that insurance proceeds will be paid to us in a timely manner. In addition, there are types of losses we may incur but against which we cannot be insured or which we believe are not economically reasonable to insure, such as losses due to acts of war and certain natural disasters. If we incur these losses and they are material, our business, operating results and financial condition may be adversely affected. Also, certain material events may result in sizable losses for the insurance industry and materially adversely impact the availability of adequate insurance coverage or result in significant premium increases. Accordingly, we may elect to self-insure, accept higher deductibles or reduce the amount of coverage in response to such market changes.

Events outside our control such as social or political unrest, natural disasters, labour disruptions or contractual disputes, strikes, extreme or unseasonable weather, acts of war or terrorism, systems breakdowns or power outages could have a material adverse effect on our business and results of operations.

        Our business is sensitive to customers' spending patterns, which may be affected by domestic and international social or political unrest, natural disasters, labour disruptions or contractual disputes of Sears Canada, its suppliers or third party service providers, strikes, extreme or unseasonable weather, acts of war or terrorism, or other significant events outside of our control, any of which could lead to a decrease in spending by consumers. In addition, such events as well as systems breakdowns and power outages could cause store closures, disrupt our supply chain or other operations, delay shipments of our merchandise to consumers, reduce our revenue and result in expenses to repair or replace our facilities. Disruptions during a peak season such as the month of December, which may account for a substantial amount of a year's earnings, could have a particularly adverse effect on our business and results of operations.

Our business could suffer if we are unsuccessful in making, integrating, and maintaining acquisitions and investments.

        From time to time we pursue strategic acquisitions of, joint arrangements with, or investments in, other companies or businesses, although we have no present commitments with respect to any material acquisitions or investments. Any such acquisition, joint arrangement or investment that we make may require us to spend our cash, or incur debt, contingent liabilities, or amortization expenses related to intangible assets, any of which could reduce our profitability and harm our business. Acquisitions, joint arrangements and investments also increase the complexity of our business and place strain on our management, personnel, operations, supply chain, financial resources, and internal financial controls and reporting functions. We may not be able to manage acquisitions, joint arrangements or investments effectively, which could damage our reputation, limit our growth and adversely affect our business and results of operations.

Financial Risks

Our business has been and will continue to be affected by Canadian and worldwide economic conditions; a persistence or worsening of current economic conditions could lead to reduced revenues and gross margins, and negatively impact our liquidity.

        We plan our operations giving regard to economic and financial variables that are beyond our control. Changes to these variables may adversely impact our performance. Should the current economic conditions persist or worsen, heightened competition, a further decline in consumer confidence, lower disposable income, higher unemployment and personal debt levels may result, which could lead to reduced demand for our products and services. Any of these events could cause us to increase inventory markdowns and promotional expenses, thereby reducing our gross margins and results of operations. If the Canadian or global economies worsen, we could experience a decline in same store sales, erosion of gross profit and profitability.

        Increasing fuel and energy costs may have a significant negative impact on our operations. We require significant quantities of fuel for the vehicles used to distribute and deliver inventory and we are exposed to the risk associated with variations in the market price for petroleum products. We could experience a disruption in energy supplies, including our supply of gasoline, as a result of factors that are beyond our control, which could have an adverse effect on our business. Certain of our vendors also are experiencing increases in the cost of various raw materials, such as cotton, oil-related materials, steel and rubber, which could result in increases in the prices that we pay for merchandise, particularly apparel, appliances and tires and adversely affect our results of operations.

We are exposed to liquidity risk and our failure to fulfill financial obligations could adversely affect our results of operations and financial condition.

        We could face liquidity risk due to various factors, including but not limited to, the unpredictability of the current economic climate, failure to secure appropriate funding vehicles and cash flow issues relating to the operation and management of the business. Failure to fulfill financial obligations due and owing from us as a result of this liquidity risk could have undesirable consequences on us and adversely affect our results of operations and financial condition.

Fluctuations in U.S. and Canadian dollar exchange rates may adversely impact our results of operations.

        Our foreign exchange risk is currently limited to currency fluctuations between the Canadian and U.S. dollar. We are vulnerable to increases in the value of the U.S. dollar relative to the Canadian dollar because the majority of our revenues are denominated in Canadian dollars and a substantial amount of the merchandise we purchase is priced in U.S. dollars. The costs of these goods in Canadian dollars rise when the U.S. dollar increases in value relative to the Canadian dollar and, as a result, we may be forced to increase our prices or reduce our gross margins. We may use foreign currency forward and option contracts to hedge the exchange rate risk on a portion of our expected requirement for U.S. dollars. There can be no assurance that our hedging efforts will achieve their intended results or that our estimate of our requirement for U.S. dollars will be accurate, with the result that currency fluctuations may have an adverse impact on our results of operations.

        In addition, any significant appreciation of the Canadian dollar relative to the U.S. dollar presents an additional challenge to us as our customers are motivated to cross-border shop, which may have an adverse impact on our results of operations.

We are exposed to counterparty credit risks which could adversely affect our results of operations.

        Credit risk refers to the possibility that we can suffer financial losses due to the failure of counterparties to meet their payment obligations to the Corporation. Exposure to credit risk exists for derivative instruments, cash and cash equivalents, short- term investments, accounts receivable and investments included in other long-term assets. Cash and cash equivalents, accounts receivable, derivative financial assets, and other long-term assets of $345.6 million as at August 2, 2014 (February 1, 2014: $605.8 million; August 3, 2013: $399.0 million) expose the Corporation to credit risk should the borrower default on maturity of the investment.

        Although we seek to manage this exposure through policies that require borrowers to have a minimum credit rating of A, and limiting investments with individual borrowers at maximum levels based on credit rating, there can be no assurance that we will be able to successfully manage our credit risk.

        We invest our surplus cash in investment grade, short-term money market instruments, the return on which depends upon interest rates and the credit worthiness of the issuer. We attempt to mitigate credit risk resulting from the possibility that an issuer may default on repayment by requiring that issuers have a minimum credit rating and limiting exposures to individual borrowers.

Expenses associated with our retirement benefit plans may fluctuate significantly depending on changes in actuarial assumptions, future market performance of plan assets, and other events outside of our control and adversely affect our results of operations.

        We currently maintain a hybrid registered pension plan (with both a defined benefit component and a defined contribution component), a non-registered supplemental savings arrangement and a defined benefit non-pension retirement plan, which provides life insurance, medical and dental benefits to eligible retired associates through a health and welfare trust. The defined benefit component of the registered pension plan continues to accrue benefits related to future compensation increases although no further service credit is earned. In addition, we no longer provide life insurance, medical and dental benefits at retirement for associates who had not achieved the eligibility criteria for these non-pension retirement benefits as at December 31, 2008.

        There is no assurance that our retirement benefit plans will be able to earn the assumed rate of return. New regulations and market driven changes may result in changes in the discount rates and other variables which would result in us being required to make contributions in the future that differ significantly from the estimates.

        Management is required to use assumptions to account for the plans in conformity with IFRS. However, actual future experience will differ from these assumptions giving rise to actuarial gains or losses. In any year, actual experience differing from the assumptions may be material. Plan assets consist primarily of cash, alternative investments, marketable equity and fixed income securities. The value of the marketable equity and fixed income investments will fluctuate due to changes in market prices. Plan obligations and annual pension expense are determined by independent actuaries and through the use of a number of assumptions.

        Although we believe that the assumptions used in the actuarial valuation process are reasonable, there remains a degree of risk and uncertainty which may cause results to differ materially from expectations. Significant assumptions in measuring the benefit obligations and pension plan costs include the discount rate and the rate of compensation increase. See Note 20, "Retirement benefit plans" to the Financial Statements for a more detailed description of our pension plans and the obligations thereunder.

We are exposed to interest rate risks which could adversely affect our results of operations.

        Interest rate risk reflects the sensitivity of our financial condition to movements in interest rates. Financial assets and liabilities which do not bear interest or bear interest at fixed rates are classified as non-interest rate sensitive. Cash and cash equivalents and borrowings under the Amended Credit Facility, when applicable, are subject to interest rate risk. The total subject to interest rate risk as at August 2, 2014 was a net asset of $267.4 million (February 1, 2014: net asset of $515.1 million, August 3, 2013: net asset of $320.4 million). An increase or decrease in interest rates of 25 basis points would cause an immaterial after-tax impact on net (loss) earnings for net assets subject to interest rate risk included in cash and cash equivalents and other long-term assets as at August 2, 2014.

Certain factors, including changes in market conditions and our credit ratings, may limit our access to capital markets and other financing sources, which could materially increase our borrowing costs.

        In addition to credit terms from vendors, our liquidity needs are funded by our operating cash flows and, to the extent necessary, borrowings under our credit agreements and access to capital markets. The availability of financing depends on numerous factors, including economic and market conditions, our operating performance, our credit ratings, and lenders' assessments of our prospects and the prospects of the retail industry in general. Changes in these factors may affect our cost of financing, liquidity and our ability to access financing sources. Rating agencies revise their ratings for the companies that they follow from time to time and our ratings may be revised or withdrawn in their entirety at any time.

        While our Amended Credit Facility currently provides for up to $300.0 million of lender commitments, availability under the Amended Credit Facility is determined pursuant to a borrowing base formula based on eligible assets consisting of inventory and credit card receivables and may be reduced by reserves, as estimated by the Corporation, which may be applied by the lenders at their discretion pursuant to the Amended Credit Facility agreement. If the value of eligible assets are not sufficient to support borrowings of up to the full amount of the commitments under the facility, we will not have full access to the facility, but rather could have access to a lesser amount as determined by the borrowing base and reserve estimates.

        The lenders under our Amended Credit Facility may not be able to meet their commitments if they experience shortages of capital and liquidity and there can be no assurance that our ability to otherwise access the credit markets will not be adversely affected by changes in the financial markets and the global economy.

We face risks associated with impairment of intangible and other long-lived assets.

        Our intangible assets and long-lived assets, primarily consisting of stores and logistics centres, are subject to periodic testing for impairment. A significant amount of judgment is involved in the periodic testing. Failure to achieve sufficient levels of cash flow within each of our cash generating units or specific operating units could result in impairment charges for intangible assets or fixed asset impairment for long-lived assets, which could have a material adverse effect on our reported results of operations. See "Description of the Sears Canada Business—Other Recent Developments".

Risks Relating to our Relationship with Sears Holdings

We may lose rights to some intellectual property if Sears Holdings' equity ownership in us falls below specified thresholds or in other circumstances involving financial distress.

        We rely on our right to use the "Sears" name, including as part of our corporate and commercial name, which we consider a significant and valuable aspect of our business. Our right to use the "Sears" name and certain other brand names associated with a number of our major product lines was granted pursuant to the License Agreement amendments, in the event Sears Holdings' ownership interest is reduced to less than 10.0%, the License Agreement would remain in effect for a period of five years after such reduction in ownership, after which the Corporation would no longer be permitted to use the "Sears" name and certain other brand names. In addition, our license to use the "Sears" name and certain other brand names (subject to an extension of up to four years at a royalty rate to be agreed equal to the lesser of a fair market rate based on the value of such mark or the lowest rate which will provide a reasonable incentive to induce Sears Canada to phase out the use of such mark during such extended period; if the Corporation reasonably determines that a longer transition is necessary) may also terminate upon the occurrence of certain bankruptcy events involving the Corporation. In addition, in the event of a bankruptcy proceeding involving Sears Holdings, there is a risk of the License Agreement being terminated under the governing insolvency legislation. Losing our right to use these intellectual properties could significantly diminish our competitiveness in the marketplace and could materially harm our business. If either the License Agreement or the Technology Agreement is terminated, the Corporation may attempt to renegotiate such agreement although the terms of any renegotiated agreement will be less favorable to the Corporation.

Some of our directors and executive officers may have conflicts of interest because of their ownership of SHC Stock.

        Some of our directors and executive officers may own SHC Stock. Ownership of SHC Stock by our directors and/or executive officers on the Board of Directors could create, or appear to create, conflicts of interest with respect to matters involving both us and Sears Holdings.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the principal Canadian federal income tax considerations pursuant to the Income Tax Act (Canada) (the "Tax Act") arising in respect of the receipt of the subscription rights under this offering by holders of SHC Stock and holders who acquire Common Shares pursuant to the exercise of the subscription rights. This summary is only applicable to a holder who, at all relevant times, (a) for the purposes of the Tax Act (i) is not, and is not deemed to be, resident in Canada, (ii) holds the subscription rights and the Common Shares as capital property, (iii) deals at arm's length with Sears Canada and Sears Holdings and is not affiliated with Sears Canada and Sears Holdings, (iv) does not use or hold the subscription rights or Common Shares in the course of carrying on, or otherwise in connection with, a business carried on or deemed to be carried on in Canada, (v) is not a registered "non-resident insurer" or "authorized foreign bank", each within the meaning of the Tax Act, and (vi) does not carry on an insurance business in Canada and elsewhere, and (b) for the purposes of the Canada-United States Income Tax Convention (the "Convention"), has never been a resident of Canada and does not have and has not had, at any time, a permanent establishment or fixed base in Canada. Generally, the subscription rights and the Common Shares will be considered to be capital property to a holder provided the holder does not hold the subscription rights or the Common Shares, as the case may be, in the course of carrying on a business of trading or dealing in securities and has not acquired them in one or more transactions considered to be an adventure or concern in the nature of trade. A holder who meets all the criteria in clauses (a) and (b) is referred to herein as a "Holder". This summary does not deal with special situations, such as the particular circumstances of traders or dealers, tax exempt entities, insurers or financial institutions. Such holders and other holders who do not meet the criteria in clauses (a) and (b) should consult their own tax advisers.

        This summary is based upon the provisions of the Tax Act and the regulations thereunder (the "Regulations") in force as of the date hereof, all specific proposals to amend the Tax Act and the Regulations that have been publicly announced prior to the date hereof (the "Proposed Amendments") and the current administrative policies and assessing practices of the Canada Revenue Agency made publicly available prior to the date hereof. This summary assumes the Proposed Amendments will be enacted in the form proposed; however, no assurance can be given that the Proposed Amendments will be enacted in the form proposed, or at all. This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Proposed Amendments, does not take into account any changes in the law or in administrative policies or assessing practices, whether by legislative, governmental or judicial action, nor does it take into account provincial, territorial or foreign tax considerations, which may differ significantly from those discussed in this Prospectus.

        This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Holder or prospective Holder, and no representations with respect to the income tax consequences to any Holder or prospective Holder are made. Consequently, Holders and prospective Holders should consult their own tax advisors for advice with respect to the tax considerations applicable to them, having regard to their particular circumstances.

        For the purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of the subscription rights and Common Shares (including dividends received or deemed to have been received, adjusted cost base and proceeds of disposition) must be determined in Canadian dollars based on the exchange rates as determined in accordance with the Tax Act.

Receipt of Subscription Rights

        The issuance of the subscription rights to a Holder will not be subject to Canadian withholding tax and no other tax will be payable under the Tax Act by a Holder in respect of the receipt of the subscription rights. The cost of the subscription rights received under the offering will be nil.

Exercise of Subscription Rights

        The exercise of the subscription rights will not constitute a disposition of property for purposes of the Tax Act and, consequently, no gain or loss will be realized by a Holder upon the exercise of the subscription rights. Common Shares acquired by a Holder upon the exercise of the subscription rights will have a cost to the Holder equal to the aggregate of the Offering Price paid plus the adjusted cost base to the Holder of the subscription rights exercised (if any). The adjusted cost base to the Holder of a Common Share acquired pursuant to the exercise of the subscription rights will be determined by averaging the cost of such share with the adjusted cost base of all Common Shares owned by the Holder as capital property immediately before the acquisition, if any.

Disposition of Subscription Rights

        A Holder will generally not be subject to tax under the Tax Act on any capital gain realized on a disposition of the subscription rights, unless the subscription rights constitute "taxable Canadian property" of the Holder at the time of disposition and the Holder is not entitled to relief under the Convention or another treaty. Generally, the subscription rights will not constitute "taxable Canadian property" of such Holder unless the Common Shares would constitute "taxable Canadian property" to the Holder. The circumstances under which the Common Shares would be "taxable Canadian property" to a Holder are described below under "Dispositions of Common Shares". Holders whose subscription rights constitute "taxable Canadian property" should consult their own tax advisors for advice having regard to their particular circumstances.

Dividends on Common Shares

        Amounts paid or credited or deemed to be paid or credited as, on account or in lieu of payment, or in satisfaction of, dividends on the Common Shares to a Holder will be subject to Canadian withholding tax. Under the Convention, the rate of Canadian withholding tax on dividends paid or credited by the Corporation to a Holder that beneficially owns such dividends, that is a resident of the United States for purposes of the Convention and that is entitled to the full benefits of the Convention is generally 15.0%, unless the beneficial owner is a company that is a resident of the United States for purposes of the Convention, is entitled to the full benefits of the Convention and owns at least 10.0% of the Corporation's voting stock at that time, in which case the rate of Canadian withholding tax is reduced to 5.0%.

Dispositions of Common Shares

        A Holder will generally not be subject to tax under the Tax Act on any capital gain realized on a disposition of the Common Shares, unless the Common Shares constitute "taxable Canadian property" of the Holder at the time of disposition and the Holder is not entitled to relief under the Convention or another tax treaty. Generally, the Common Shares will not constitute taxable Canadian property to a Holder provided the Common Shares are listed on a "designated stock exchange" as defined in the Tax Act (which includes the TSX) at the time of the disposition unless: (a) (i) at any time during the 60-month period immediately preceding the disposition, one or any combination of (A) the Holder, (B) persons with whom the Holder does not deal at arm's length (within the meaning of the Tax Act) and (C) partnerships in which the Holder or a person described in (B) holds a membership interest directly or indirectly through one or more partnerships, owned 25.0% or more of the issued shares of any series or class of the capital stock of the Corporation and (ii) more than 50.0% of the fair market value of the Common Shares was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, "Canadian resource property" (as defined in the Tax Act), "timber resource property" (as defined in the Tax Act) and options in respect of, or interests in, or civil law rights in such property, whether or not such property exists; or (b) the Common Shares are deemed under the Tax Act to be taxable Canadian property of the Holder. If the Common Shares constitute taxable Canadian property of a particular Holder, any capital gain arising on their disposition may be exempt from Canadian tax under the Convention if, at the time of disposition, the Common Shares do not derive their value principally from real property situated in Canada and the Holder is a resident of the United States for purposes of the Convention and is entitled to the full benefits of the Convention. Holders whose Common Shares may constitute taxable Canadian property should consult their own tax advisors.

        As long as the Common Shares are listed at the time of their disposition on the TSX or another "recognized stock exchange" (as defined in the Tax Act), a Holder who disposes of the Common Shares that are taxable Canadian property will not be required to satisfy the obligations imposed under section 116 of the Tax Act. An exemption from such obligations may also be available in respect of their disposition if they are "treaty-exempt property" (as defined in the Tax Act) of the disposing Holders.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a discussion of certain U.S. federal income tax considerations relating to the receipt, sale, exercise and expiration of the subscription rights and the ownership and disposition of Common Shares to holders of SHC Stock. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the "Code," U.S. Treasury regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect, or to different interpretation. This discussion does not address all of the U.S. federal income tax considerations that may be relevant to specific holders in light of their particular circumstances or to holders subject to special treatment under U.S. federal income tax law (such as banks, insurance companies, dealers in securities or other holders that generally mark their securities to market for U.S. federal income tax purposes, tax-exempt entities, retirement plans, regulated investment companies, real estate investment trusts, certain former citizens or residents of the United States, holders that hold SHC Stock, subscription rights or Common Shares as part of a straddle, hedge, conversion or other integrated transaction, holders that do not hold their SHC Stock or subscription rights as capital assets, holders that own or are deemed to own 5% or more of the Common Shares (as measured by voting power), holders that would not (upon exercise of the subscription rights) hold the Common Shares as capital assets, and holders that have a "functional currency" other than the U.S. dollar). This discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift or alternative minimum tax considerations, nor does it address any aspects of the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.

        For purposes of this discussion, the term "U.S. holder" means a beneficial owner of SHC Stock that receives subscription rights by reason of holding SHC Stock or that acquires Common Shares upon the exercise of such subscription rights and that, for U.S. federal income tax purposes, is

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust (x) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (y) that has in effect a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

        As used in this discussion, the term "Non-U.S. holder" means a beneficial owner of SHC Stock that receives subscription rights by reason of holding SHC Stock or that acquires Common Shares upon the exercise of such subscription rights and that is not a U.S. holder or a partnership (including an entity treated as a partnership for U.S. federal income tax purposes).

        The U.S. federal income tax considerations relating to the receipt, sale, exercise and expiration of the subscription rights and the ownership and disposition of Common Shares to an entity that is treated as a partnership for U.S. federal income tax purposes will depend in part upon the status and activities of such entity and the particular partner. Any such entity should consult its own tax advisor regarding the U.S. federal income tax considerations applicable to it and its partners relating to the receipt, sale, exercise and expiration of the subscription rights and ownership and disposition of Common Shares.

        No ruling on the treatment of the receipt, sale, exercise and expiration of the subscription right or the ownership and disposition of the Common Shares in each case for U.S. federal income tax purposes, has been or will be sought from the IRS with respect to any of the U.S. federal income tax considerations discussed below, and no assurance can be given that the IRS will not take a position contrary to the discussion below.

        HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS RELATING TO THE RECEIPT, SALE, EXERCISE AND EXPIRATION OF THE SUBSCRIPTION RIGHTS AND THE OWNERSHIP AND DISPOSITION OF COMMON SHARES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Tax Consequences to U.S. Holders

Receipt of Subscription Rights

        A U.S. holder that receives a subscription right in respect of a share of SHC Stock should generally have taxable dividend income equal to the fair market value (if any) of such right on the date of its distribution from Sears Holdings to the extent it is made from Sears Holdings' current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If such fair market value exceeds Sears Holdings' current and accumulated earnings and profits, such excess generally should be treated first as a tax-free return of capital to the extent of the U.S. holder's tax basis in such share of SHC Stock, and then as capital gain.

        If a U.S. holder does not sell subscription rights to fund any tax required to be paid as a result of the distribution of the subscription rights, such U.S. holder will have to pay any such tax from other sources. If a U.S. holder does sell subscription rights to fund any such tax, the proceeds may, depending on the sale price, be greater or less than the amount of such tax, and the U.S. holder will have to pay any shortfall from other sources.

Sale of Subscription Rights

        Upon the sale of the subscription rights received in respect of SHC Stock, a U.S. holder generally should recognize short-term capital gain or loss equal to the difference between the amount realized on such sale and the U.S. holder's adjusted tax basis in the subscription rights sold. A U.S. holder's adjusted tax basis in a subscription right should generally equal its fair market value (if any) on the date of its distribution.

Exercise of Subscription Rights

        A U.S. holder should generally not recognize any gain or loss upon the exercise of a subscription right. A U.S. holder's initial tax basis in each share of Sears Canada acquired upon the exercise of a subscription right should generally equal the sum of (1) the U.S. holder's adjusted tax basis in such right and (2) the subscription price paid for such share.

Expiration of Subscription Rights

        If a subscription right expires without being exercised by a U.S. holder, such U.S. holder should generally recognize a short-term capital loss equal to such U.S. holder's adjusted tax basis in such right. Capital losses are generally available to offset only capital gain (except, to the extent of up to $3,000 of capital loss per year, in the case of a non-corporate U.S. holder) and therefore generally cannot be used to offset any dividend income arising from the receipt of a subscription right.

Ownership and Disposition of Common Shares

        Taxation of Distributions on Common Shares.    Subject to the passive foreign investment company rules discussed below, the gross amount of any actual or deemed distribution (including any Canadian taxes withheld therefrom) on Common Shares will be included in the gross income of a U.S. holder as a dividend to the extent such distribution is paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. A distribution in excess of our current and accumulated earnings and profits will first be treated as a tax-free return of capital to the extent of such holder's adjusted tax basis in Common Shares and will be applied against and reduce such basis on a dollar-for-dollar basis. Thereafter, to the extent that such distribution exceeds such holder's adjusted tax basis in Common Shares, the distribution will be treated as a gain from the sale or exchange of such Common Shares. Dividends will not be eligible for the dividends received deduction generally allowed to United States corporations in respect of dividends received from other United States corporations.

        Dividends paid to a non-corporate U.S. holder generally will be taxed at the preferential rates applicable to long-term capital gain, if such holder meets certain holding period and other requirements, and provided that we are a "qualified foreign corporation" (as defined in the Code). A qualified foreign corporation includes a foreign corporation that is eligible for the benefits of a comprehensive income tax treaty with the United States which the United States Treasury Department determines to be satisfactory for these purposes and which includes an exchange of information provision. The United States Treasury Department has determined that the current income tax treaty between the United States and Canada (the "Treaty") meets these requirements, and we believe we are eligible for the benefits of the Treaty. However, a qualified foreign corporation does not include a non-U.S. corporation that is a passive foreign investment company for the taxable year in which a dividend is paid or that was a passive foreign investment company for the preceding taxable year. U.S. holders should consult their own tax advisors regarding the application of the foregoing rules to their particular circumstances.

        The amount of any dividend paid in Canadian dollars will equal the United States dollar value of the Canadian dollars received, calculated by reference to the exchange rate in effect on the date the dividend is received by the U.S. holder, regardless of whether the Canadian dollars are converted into United States dollars. If the Canadian dollars received as a dividend are converted into United States dollars on the date they are received, a U.S. holder generally will not be required to recognize foreign currency gain or loss in respect of the dividend income. If the Canadian dollars received as a dividend are not converted into United States dollars on the date of receipt, a U.S. holder will have a basis in the Canadian dollars equal to their United States dollar value on the date of receipt. Any gain or loss realized on a subsequent conversion or other disposition of the Canadian dollars will be treated as United States source ordinary income or loss.

        Any tax withheld under Canadian law with respect to distributions on Common Shares at a rate not exceeding the rate provided in the Treaty may, subject to a number of complex limitations, be claimed as a foreign tax credit against a U.S. holder's U.S. federal income tax liability or may be claimed as a deduction for U.S. federal income tax purposes. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends paid with respect to Common Shares will be foreign source income and generally will constitute "passive category income" or, in the case of certain U.S. holders, "general category income." The rules relating to United States foreign tax credits are complex and the availability of a foreign tax credit depends on numerous factors. U.S. holders should consult their own tax advisors concerning the application of the United States foreign tax credit rules in light of their particular circumstances.

        Taxation of Dispositions of Common Shares.    Subject to the passive foreign investment company rules discussed below, upon a sale or other taxable disposition of Common Shares, a U.S. holder generally will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount realized and such holder's adjusted tax basis in Common Shares. Non-corporate U.S. holders, including individuals, may be eligible for preferential rates of U.S. federal income tax in respect of capital gain from the sale of Common Shares held for more than one year. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. holder generally will be treated as gain or loss from sources within the United States for United States foreign tax credit limitation purposes. If a U.S. holder receives any Canadian dollars on the sale or other taxable disposition of Common Shares, such U.S. holder may recognize ordinary income or loss as a result of currency fluctuations between the date of the sale or other taxable disposition of Common Shares and the date the sale proceeds are converted into U.S. dollars.

        Passive Foreign Investment Company Considerations.    Special, generally adverse, United States federal income tax rules apply to United States persons who own shares of a passive foreign investment company (a "PFIC"). A non-U.S. corporation will be classified as a PFIC for United States federal income tax purposes for any taxable year in which, after applying relevant look-through rules with respect to the income and assets of subsidiaries, either at least 75% of its gross income is "passive income," or on average at least 50% of the gross value of its assets is attributable to assets that produce passive income or are held for the production of passive income. If we are classified as a PFIC for any taxable year in which a U.S. holder held Common Shares, we may continue to be classified as a PFIC for any subsequent taxable year in which such holder continues to own Common Shares, even if our income or assets would not cause us to be a PFIC in such subsequent taxable year.

        Based on our structure, and the composition of our income and assets, we do not expect to be a PFIC for the taxable year ending December 31, 2014, and we expect to operate in such a manner so as not to become a PFIC for succeeding taxable years. However, there can be no assurance the IRS will not successfully challenge our position or that we will not become a PFIC in a future taxable year, as PFIC status is retested each year and depends on our assets and income in such year. If we are classified as a PFIC at any time a U.S. holder owns Common Shares, such holder may be subject to an increased United States federal income tax liability and a special interest charge in respect of gain recognized on the sale or other disposition of common shares and upon the receipt of certain "excess distributions" (as defined in the Code). U.S. holders should consult their own tax advisors regarding the implications of the PFIC tax regime for the ownership and disposition of Common Shares.

Information Reporting and Backup Withholding

        Under certain circumstances, information reporting and/or backup withholding may apply to U.S. holders with respect to the distribution of the subscription rights, the exercise of the subscription rights, any distributions on Common Shares, and proceeds from the sale, exchange or redemption of Common Shares that are paid to a U.S. holder within the United States (and in certain cases, outside the United States), unless an applicable exemption is satisfied. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. holder's U.S. federal income tax liability if the required information is furnished by the U.S. holder on a timely basis to the IRS. If backup withholding tax applies to the distribution of the subscription rights to a U.S. holder, the holder's broker (or other applicable withholding agent) will be required to remit any such backup withholding tax in cash to the IRS. Depending on the circumstances, the broker (or other applicable withholding agent) may obtain the funds necessary to remit any such backup withholding tax by asking the U.S. holder to provide the funds, by using funds in the U.S. holder's account with the broker or by selling (on the U.S. holder's behalf) all or a portion of the subscription rights.

        U.S. individuals that own "specified foreign financial assets" with an aggregate fair market value exceeding either U.S.$50,000 on the last day of the taxable year or U.S.$75,000 at any time during the taxable year generally are required to file an information report with respect to such assets with their tax returns. Specified foreign financial assets include not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, such as Sears Canada. A U.S. holder that pays more than U.S.$100,000 to acquire Common Shares by exercising subscription rights generally will be required to file IRS Form 926 to report such payment. For the purpose of determining the total dollar value of Common Shares so acquired, Common Shares purchased by certain related parties (including family members) are taken into account. The failure to satisfy the foregoing information reporting requirements could result in substantial penalties and, in certain cases, in the extension of the statute of limitations with respect to federal income tax returns filed by a U.S. holder. U.S. holders should consult their tax advisors regarding the implications of the foregoing requirements with regard to the receipt, sale, and exercise of the subscription rights and the ownership and disposition of Common Shares.

Tax Consequences to Non-U.S. Holders

Receipt of Subscription Rights

        A Non-U.S. holder that receives a subscription right in respect of a share of SHC Stock should generally have taxable dividend income equal to the fair market value (if any) of such right on the date of its distribution from Sears Holdings to the extent it is made from Sears Holdings' current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If such fair market value exceeds Sears Holdings' current and accumulated earnings and profits, such excess generally should be treated first as a tax-free return of capital to the extent of the Non-U.S. holder's tax basis in such share of SHC Stock, and then as capital gain.

        A distribution of subscription rights treated as a dividend on SHC Stock that is received by or for the account of a Non-U.S. holder generally will be subject to U.S. federal withholding tax at the rate of 30.0%, or at a lower rate if provided by an applicable tax treaty and the Non-U.S. holder provides the documentation (generally, IRS Form W-8BEN or W-8BEN-E) required to claim benefits under such tax treaty to the applicable withholding agent. If withholding tax applies to the distribution of the subscription rights to a Non-U.S. holder, the Non-U.S. holder's broker (or other applicable withholding agent) will be required to remit any such withholding tax in cash to the IRS. Depending on the circumstances, the broker (or other applicable withholding agent) may obtain the funds necessary to remit any such withholding tax by asking the Non-U.S. holder to provide the funds, by using funds in the Non-U.S. holder's account with the broker or by selling (on the Non-U.S. holder's behalf) all or a portion of the subscription rights.

        If, however, a dividend is effectively connected with the conduct of a trade or business in the United States by a Non-U.S. holder, such dividend generally will not be subject to U.S. federal withholding tax if such Non-U.S. holder provides the appropriate documentation (generally, IRS Form W-8ECI) to the applicable withholding agent. Instead, such Non-U.S. holder generally will be subject to U.S. federal income tax on such dividend in substantially the same manner as a U.S. holder (except as provided by an applicable tax treaty). In addition, a Non-U.S. holder that is a corporation may be subject to a branch profits tax at the rate of 30.0% (or a lower rate if provided by an applicable tax treaty) on its effectively connected income for the taxable year, subject to certain adjustments.

Sale of Subscription Rights

        A Non-U.S. holder generally should not be subject to U.S. federal income tax on any gain realized on the sale of the subscription rights unless:

  (i)
  such gain is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. holder, in which event such Non-U.S. holder generally will be subject to U.S. federal income tax on such gain in substantially the same manner as a U.S. holder (except as provided by an applicable tax treaty) and, if it is a corporation, may also be subject to a branch profits tax at the rate of 30.0% (or a lower rate if provided by an applicable tax treaty); or

  (ii)
  such Non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of such sale and certain other conditions are met (except as provided by an applicable treaty).

Exercise of Subscription Rights

        A Non-U.S. holder should not recognize any gain or loss upon the exercise of a subscription right. A Non-U.S. holder's initial tax basis for U.S. federal income tax purposes in each Common Share acquired upon exercise of a subscription right should equal the sum of (1) the Non-U.S. holder's adjusted tax basis in such right and (2) the subscription price paid for such share. A Non-U.S. holder's adjusted tax basis for U.S. federal income tax purposes in a subscription right should equal its fair market value (if any) on the date of its distribution.

Expiration of Subscription Rights

        If a subscription right expires without being exercised by a Non-U.S. holder, such Non-U.S. holder should generally realize a capital loss equal to such Non-U.S. holder's adjusted tax basis in such right. A Non-U.S. holder generally cannot deduct capital losses.

Ownership and Disposition of Common Shares

        A Non-U.S. holder generally should not be subject to U.S. federal income tax upon any actual or deemed distribution made on Common Shares or upon any gain realized on the sale or other disposition of Common Shares, unless (i) such distribution or gain is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. holder or (ii) such Non-U.S. holder is an individual who is present in the United States for 183 days or more and certain other conditions are met, as described above under the heading "Tax Consequences to Non-U.S. Holders—Sale of Subscription Rights."

Information Reporting and Backup Withholding

        Under certain circumstances, information reporting and/or backup withholding may apply to a Non-U.S. holder with respect to the distribution of the subscription rights, unless such Non-U.S. holder certifies under penalties of perjury that it is not a United States person (generally by providing an IRS Form W-8BEN or W-8BEN-E) or otherwise establishes an exemption. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a Non-U.S. holder's U.S. federal income tax liability if the required information is furnished by the Non-U.S. holder on a timely basis to the IRS. If backup withholding tax applies to the distribution of the subscription to a Non-U.S. holder, the holder's broker (or other applicable withholding agent) will be required to remit any such backup withholding tax in cash to the IRS. Depending on the circumstances, the broker (or other applicable withholding agent) may obtain the funds necessary to remit any such backup withholding tax by asking the Non-U.S. holder to provide the funds, by using funds in the U.S. holder's account with the broker or by selling (on the Non-U.S. holder's behalf) all or a portion of the subscription rights.

 LEGAL MATTERS

        Certain Canadian legal matters in connection with the Rights Offering will be passed upon on behalf of Sears Canada by Torys LLP and on behalf of Sears Holdings by Osler, Hoskin & Harcourt LLP and certain legal matters relating to United States laws will be passed upon on behalf of Sears Canada by Torys LLP, New York, New York and on behalf of Sears Holdings by Wachtell, Lipton, Rosen and Katz LLP. As at the date hereof, the partners and associates of Torys LLP, as a group, beneficially own, directly or indirectly, less than 1.0% of the outstanding securities of Sears Canada, and the partners and associates of Osler, Hoskin & Harcourt LLP and Wachtell, Lipton, Rosen and Katz LLP, as a group, beneficially own, directly or indirectly, less than 1.0% of the outstanding securities of Sears Holdings.

AUDITORS, SUBSCRIPTION AGENT AND TRANSFER AGENT AND REGISTRAR

        The auditors of Sears Canada are Deloitte LLP, Chartered Professional Accountants, Chartered Accountants, Licensed Public Accountants located in Toronto, Ontario. Deloitte LLP is independent of the Corporation within the meaning of the Rules of Professional Conduct of the Chartered Professional Accountants of Ontario and the applicable rules and standards of the Public Company Accounting Oversight Board (United States) and the securities laws and regulations administered by the SEC.

        The subscription agent for the subscription rights is Computershare, Inc. at its principal office in    •    ,    •    . The Canadian transfer agent and registrar for the Common Shares is CST Trust Company at its principal office in Toronto, Ontario. The U.S. transfer agent for the Common Shares is American Stock Transfer & Trust Company LLC at its principal office in New York, New York.

PURCHASERS' STATUTORY RIGHTS

        Securities legislation in certain of the provinces and territories of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces and territories, securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, revisions of the price or damages if the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that such remedies for rescission, revisions of the price or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for the particulars of these rights or consult with a legal advisor.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

        The following documents have been or will be filed with the SEC as part of the Registration Statement of which this prospectus forms a part insofar as required by the SEC's Form F-10: the documents referred to under the heading "Documents Incorporated by Reference"; consent of Deloitte LLP; consent of Torys LLP; and powers of attorney from directors and officers of the Corporation.

 PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS

Indemnification of Directors or Officers.

        Under the Canada Business Corporations Act (the "CBCA"), a corporation may indemnify a present or former director or officer of such corporation or another individual who acts or acted at the corporation's request as a director or officer, or an individual acting in a similar capacity, of another entity against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity, and the corporation may advance moneys to the individual for the costs, charges and expenses of any such proceeding. The corporation may not indemnify the individual, and any advance must be repaid by the individual, unless the individual acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation's request and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty the individual had reasonable grounds for believing that the individual's conduct was lawful. Such indemnification and advances may be made in connection with a derivative action only with court approval. Such individual is entitled to indemnification or advances from the corporation as a matter of right in respect of all costs, charges and expenses reasonably incurred by him in connection with the defence of a civil, criminal, administrative, investigative or other proceeding to which he is subject by reason of being or having been a director or officer of the corporation or other entity as described above if the individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and if the individual fulfils the conditions set forth above.

        The Registrant maintains directors' and officers' liability insurance which insures the directors and officers of the Registrant against certain losses resulting from any wrongful act committed in their official capacities for which they become obligated to pay to the extent permitted by applicable law.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the U.S. Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

        The exhibits listed in the exhibits index, appearing elsewhere in this registration statement, have been filed as part of this registration statement.

II-1

 EXHIBITS

Exhibit	Description
4.1	Annual Information Form for the 52-week period ended February 1, 2014 (incorporated by reference to the Registrant's Annual Report on Form 40-F for the 52-week period ended February 1, 2014 filed with the Securities and Exchange Commission on March 14, 2014)(File No. 000-54726)
4.2
Management's Discussion and Analysis for the 52-week period ended February 1, 2014 (incorporated by reference to the Registrant's Form 40-F for the 52-week period ended February 1, 2014 filed with the Securities and Exchange Commission on March 14, 2014) (File No. 000-54726)
4.3
Consolidated Financial Statements and the notes related thereto for the 52-week period ended February 1, 2014 (incorporated by reference to the Registrant's Form 40-F for the 52-week period ended February 1, 2014 filed with the Securities and Exchange Commission on March 14, 2014)(File No. 000-54726)
4.4
Management Proxy Circular dated March 13, 2014 relating to the Registrant's annual and special meeting of shareholders held on April 24, 2014 (incorporated by reference to the Registrant's Form 6-K furnished to the Securities and Exchange Commission on March 14, 2014) (File No. 000-54726)
4.5
Management's Discussion and Analysis as at September 2, 2014 (incorporated by reference to the Registrant's Form 6-K furnished to the Securities and Exchange Commission on September 3, 2014) (File No. 000-54726)
4.6
Unaudited Condensed Consolidated Financial Statements for the 13-week period August 2, 2014 (incorporated by reference to the Registrant's Form 6-K furnished to the Securities and Exchange Commission on September 3, 2014) (File No. 000-54726)
4.7
Material Change report of Sears Canada dated October 6, 2014 related to the Offering (incorporated by reference to Exhibit 99.1 to the Registrant's Report on Form 6-K furnished to the Securities and Exchange Commission on October 7, 2014)(File No. 000-54726)
5.1	Consent of Deloitte LLP
5.2	Consent of Torys LLP
6.1	Powers of attorney (included on the signature pages to this Registration Statement)

II-2

 PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.    Undertaking

        The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2.    Consent to Service of Process

        Concurrently with the filing of this Registration Statement, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X. Any change to the name or address of the agent for service of the Registrant will be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

III-1

 SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on the 7th day of October, 2014.

SEARS CANADA INC.
By:	/s/ DOUGLAS C. CAMPBELL
	Name:	Douglas C. Campbell
	Title:	President and Chief Executive Officer

POWERS OF ATTORNEY

        Each person whose signature appears below constitutes and appoints E.J. Bird and Franco Perugini, or any of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated and on the 7th day of October, 2014.

Signature	Title

/s/ DOUGLAS C. CAMPBELL Douglas C. Campbell	President, Chief Executive Officer and Director (principal executive officer)
/s/ E.J. BIRD E.J. Bird	Executive Vice-President and Chief Financial Officer (principal financial officer and principal accounting officer)
/s/ WILLIAM C. CROWLEY William C. Crowley	Chairman of the Board of Directors
/s/ TIMOTHY FLEMMING Timothy Flemming	Director

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Signature	Title

/s/ WILLIAM R. HARKER William R. Harker	Director
/s/ KLAUDIO LESHNJANI Klaudio Leshnjani	Director
/s/ R. RAJA KHANNA R. Raja Khanna	Director
/s/ JAMES McBURNEY James McBurney	Director
/s/ DEBORAH E. ROSATI Deborah E. Rosati	Director
/s/ DANITA STEVENSON Danita Stevenson	Director
/s/ S. JEFFREY STOLLENWERCK S. Jeffrey Stollenwerck	Director

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 AUTHORIZED REPRESENTATIVE

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form F-10 has been signed below by the undersigned, solely in its capacity as Sears Canada Inc.'s duly authorized representative in the United States, on this 7th day of October, 2014.

TORYS LLP
By:	/s/ MILE T. KURTA
	Name:	Mile T. Kurta
	Title:	Partner

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 EXHIBIT INDEX

Exhibit	Description
4.1	Annual Information Form for the 52-week period ended February 1, 2014 (incorporated by reference to the Registrant's Annual Report on Form 40-F for the 52-week period ended February 1, 2014 filed with the Securities and Exchange Commission on March 14, 2014)(File No. 000-54726)
4.2
Management's Discussion and Analysis for the 52-week period ended February 1, 2014 (incorporated by reference to the Registrant's Form 40-F for the 52-week period ended February 1, 2014 filed with the Securities and Exchange Commission on March 14, 2014) (File No. 000-54726)
4.3
Consolidated Financial Statements and the notes related thereto for the 52-week period ended February 1, 2014 (incorporated by reference to the Registrant's Form 40-F for the 52-week period ended February 1, 2014 filed with the Securities and Exchange Commission on March 14, 2014)(File No. 000-54726)
4.4
Management Proxy Circular dated March 13, 2014 relating to the Registrant's annual and special meeting of shareholders held on April 24, 2014 (incorporated by reference to the Registrant's Form 6-K furnished to the Securities and Exchange Commission on March 14, 2014) (File No. 000-54726)
4.5
Management's Discussion and Analysis as at September 2, 2014 (incorporated by reference to the Registrant's Form 6-K furnished to the Securities and Exchange Commission on September 3, 2014) (File No. 000-54726)
4.6
Unaudited Condensed Consolidated Financial Statements for the 13-week period August 2, 2014 (incorporated by reference to the Registrant's Form 6-K furnished to the Securities and Exchange Commission on September 3, 2014) (File No. 000-54726)
4.7
Material Change report of Sears Canada dated October 6, 2014 related to the Offering (incorporated by reference to Exhibit 99.1 to the Registrant's Report on Form 6-K furnished to the Securities and Exchange Commission on October 7, 2014)(File No. 000-54726)
5.1	Consent of Deloitte LLP
5.2	Consent of Torys LLP
6.1	Powers of attorney (included on the signature pages to this Registration Statement)

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